As filed with the Securities and Exchange Commission on June 2, 1999

                                                      Registration No. 333-76169
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                      PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        GREATER ATLANTIC FINANCIAL CORP.
       (NAME OF SMALL BUSINESS ISSUER IN ITS CERTIFICATE OF INCORPORATION)


             DELAWARE                       6035               54-18773112
(State or Other Jurisdiction of (Primary Standard Industrial (IRS Employer Incorporation or Organization) Classification Code Number) Identification No.)


 10700 PARKRIDGE BOULEVARD                    10700 PARKRIDGE BOULEVARD
 RESTON, VIRGINIA 20191                         RESTON, VIRGINIA 20191
   (703) 391-1300                                   (703) 391-1300

         (Address and Telephone Number of Principal Executive Offices)
                     (Address of Principal Place of Business
                    or Intended Principal Place of Business)

                                 CARROLL E. AMOS
                 PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
                        GREATER ATLANTIC FINANCIAL CORP.
                            10700 PARKRIDGE BOULEVARD
                             RESTON, VIRGINIA 20191
                                 (703) 391-1300
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

  GEORGE W. MURPHY, JR., ESQUIRE                                         NORMAN B. ANTIN, ESQUIRE
  LESLIE A. MURPHY, ESQUIRE                                              JEFFREY D. HAAS, ESQUIRE
  MULDOON, MURPHY & FAUCETTE LLP                                         ELIAS, MATZ, TIERNAN & HERRICK, L.L.P.
  5101 WISCONSIN AVENUE, N.W.                                            734 15TH STREET, N.W., 12TH FLOOR
  WASHINGTON, D.C. 20016                                                 WASHINGTON, D.C.  20005
  (202) 362-0840                                                         (202) 347-0300

         APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /___/

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /___/

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /___/

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /___/

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------
    Title of each Class of            Amount to         Proposed Maximum         Proposed Maximum           Amount of
  Securities to be Registered       be Registered        Offering Price         Aggregate Offering      Registration Fee
                                                            Per Unit                 Price (1)
------------------------------------------------------------------------------------------------------------------------
     Common Stock
     $.01 par Value               2,300,000 Shares           $10.00                 $23,000,000              $ 6,394
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECTUS             SUBJECT TO COMPLETION DATED __, 1999


                                2,000,000 SHARES
                           GREATER ATLANTIC FINANCIAL CORP.
                                  COMMON STOCK


         We are Greater Atlantic Financial Corp., a savings and loan holding company. This is an initial public offering of 2,000,000 shares of our common stock and no public market currently exists for our stock. We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "GAFC." The offering price is expected to be between $9.00 to $10.00 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                UNDERWRITING       PROCEEDS TO
                      PRICE TO PUBLIC             DISCOUNT           COMPANY
Per Share.............       $                       $                  $
Total.................       $                       $                  $


         In connection with this offering, the underwriter may purchase up to an additional 300,000 shares within 30 days from the date of this prospectus to cover over-allotments. We expect that the common stock will be ready for delivery on or about _______, 1999.


                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                 THE DATE OF THIS PROSPECTUS IS _________, 1999



The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 [MAP GOES HERE]





         [THIS INSIDE COVER WILL CONTAIN ARTWORK DEPICTING THE LOGO OF GREATER ATLANTIC FINANCIAL CORP. AND CONTAIN A MAP OF THE WASHINGTON, D.C. AREA ON WHICH THE LOCATIONS OF THE OFFICES OF THE COMPANY AND GREATER ATLANTIC BANK ARE LISTED AND IDENTIFIED.]

         UNTIL ________________, 1999, ALL DEALERS THAT BUY, SELL OR TRADE THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                TABLE OF CONTENTS

Prospectus Summary........................................................... 4
Risk Factors................................................................. 9
Use of Proceeds..............................................................14
Market for the Common Stock..................................................15
Dividend Policy..............................................................15
Dilution.....................................................................15
Capitalization...............................................................16
Our Business.................................................................17
Selected Consolidated Financial Data.........................................19
Management's Discussion and Analysis of
Financial Condition and Results of Operations................................21
Management of the Company....................................................65
Management of the Bank.......................................................66
Regulation...................................................................66
Federal and State Taxation...................................................84
Description of Capital Stock.................................................86
Shares Eligible for Future Sale..............................................89
Underwriting.................................................................91
Legal Opinions...............................................................92
Experts......................................................................92
Where You Can Find More Information..........................................92
Index to Consolidated Financial Statements..................................F-1


                              ABOUT THIS PROSPECTUS

         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

         In this prospectus, we frequently use the terms "we," "us," and "our" to refer to both Greater Atlantic Financial Corp. and Greater Atlantic Bank, our wholly owned bank subsidiary. We sometimes refer to the Greater Atlantic Bank as the "bank." To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the "Risk Factors" section, as well as the documents identified in the section called "Where You Can Find More Information."

                    CAUTION ABOUT FORWARD LOOKING STATEMENTS

         We make forward looking statements in this prospectus that are subject to risks and uncertainties. These forward looking statements include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, year 2000 compliance, and financial and other goals. The words "believes," "expects," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" or other similar words or terms are intended to identify forward looking statements.

         These   forward   looking   statements   are  subject  to   significant
uncertainties because they are based upon or are affected by factors including:

         o         Continued levels of loan quality and origination volume

         o         Interest rate fluctuations and other economic conditions

         o         Competition in product offerings and product pricing

         o Implementation of year 2000 technology changes by us and our vendors and suppliers

         o         Continued relationships with major customers

         o         Future laws and regulations

         o         Management of the company and the bank

         o Other factors, including those matters discussed in the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus

         Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward looking statements. In addition, our past results of operations do not necessarily indicate our future results.


                               PROSPECTUS SUMMARY


         Because this is a summary, it does not contain all the information that may be important to your decision to invest in our stock. You should carefully read this entire prospectus, especially the information under the caption "Risk Factors," before deciding to purchase our common stock. Unless otherwise indicated, the information in this prospectus assumes (i) an initial public offering price of $9.50 per share and (ii) no exercise by the underwriter of its over-allotment option to purchase up to 300,000 additional shares of common stock. Effective April 12, 1999, the company's board of directors authorized and the stockholders approved a two for three reverse stock split for stockholders of record on April 8, 1999. All references in the consolidated financial statements to the number of authorized shares, the weighted average number of shares, and the calculation of basic and diluted earnings per share have been adjusted to reflect the split.

                        GREATER ATLANTIC FINANCIAL CORP.


         We are a savings and loan holding company which was originally organized in June 1997. We conduct substantially all of our business through our wholly-owned subsidiary, Greater Atlantic Bank, a federally-chartered savings bank, and its wholly-owned subsidiary, Greater Atlantic Mortgage Corporation. We offer traditional banking services to customers through four Greater Atlantic Bank branches located throughout the greater Washington, D.C./Baltimore metropolitan area. We also originate mortgage loans for sale in the secondary market through Greater Atlantic Mortgage Corporation. Greater Atlantic Bank was originally organized in 1886 and previously operated as a Maryland-chartered thrift institution.

         In October 1997, an investment group led by William Calomiris and Carroll E. Amos raised approximately $5.9 million, of which approximately $2.0 million was used to acquire the bank with the balance infused as capital into the bank in order to support its operations. At that time, the bank had total assets of $31.6 million and had incurred a net loss of $634,000 for the year ended September 30, 1997.

         Mr. Calomiris is President of Wm. Calomiris Investment Corporation, a company engaged in building, developing and property management. Mr. Amos, an independent investor and Certified Public Accountant, was employed by Washington Federal Savings Bank from 1982 until 1996, serving first as Chief Financial Officer and from 1991 until 1996 as Vice Chairman, Chief Executive Officer and director. Mr. Amos subsequently served as Vice Chairman and Chief Executive Officer of 1st Washington Bancorp, Inc., the holding company formed by Washington Federal Savings Bank, until the acquisition of 1st Washington by First Maryland Bancorp in July 1996.

         Mr. Calomiris currently serves as our Chairman and Chairman of Greater Atlantic Bank. Mr. Amos serves as our President and Chief Executive Officer and President and Chief Executive Officer of Greater Atlantic Bank.

         Messrs. Calomiris and Amos assembled a board of directors of well-known business and civic leaders with strong ties to the bank's market area and a commitment to the growth and success of the company. They also hired bank personnel and loan officers with knowledge of the local market and experience in extending credit to small and medium-sized businesses. Several of these individuals had contributed to the success, along with Messrs. Calomiris and Amos, of 1st Washington Bancorp.

         When we acquired Greater Atlantic Bank, it was a small undercapitalized problem institution that did not have the financial or managerial resources necessary to build a strong community based bank. On the other hand, the bank did have a strong mortgage banking operation that was well managed, although its growth was restricted from a lack of capital and the problems inherent in the bank. We saw the opportunity to obtain an existing bank franchise with a limited infrastructure at a relatively low price as compared to the then current market. We believed that with the mortgage banking operation and the mortgage market that existed at the time of acquisition, and that continues today, we could build a strong locally owned banking institution more economically than could be done by establishing a de novo institution.


         After assuming control of the bank in October 1997, we:

                  o Implemented a strategy of growing the bank and expanding its mortgage banking activities so that the revenue from that activity would offset the operating costs that are incurred at the bank level.



                  o Opened two branch offices in Arlington, Virginia and Washington, D.C.

                  o        Increased   total   assets  from  $31.6   million  at
                           September  30,  1997 to $125.9  million  at March 31,
                           1999.

                  o Transferred the mortgage operations of the bank to a wholly-owned subsidiary of the bank in July 1998.

                  o Returned the bank to profitability with net income increasing to $609,000 for the fiscal year ended September 30, 1998, compared to a net loss of $634,000 for the fiscal year ended September 30, 1997.

                  o For the three six months ended March 31, 1999, we recognized $422,000 in net income and achieved a return on average equity of 12.20%.


         Following the offering, we will continue to implement the following growth strategies so as to become less reliant on mortgage banking income, to enhance shareholder value and to build our banking franchise:

                  o         Expand the bank's current branch network.
                  o         Expand and diversify the bank's loan products.
                  o         Increase  the amount of  transaction-based  accounts
                            through a branch sales and service culture.
                  o         Purchase   investment   securities  for  growth  and
                            profitability.
                  o         Expand the products of Greater Atlantic Mortgage.
                  o         Improve our operating efficiency.

         Our executive offices are located at 10700 Parkridge Boulevard, Reston, Virginia 20191 and our telephone number is (703) 391-1300.

                                  THE OFFERING



Common stock offered .............................   2,000,000 shares

Common stock outstanding
   after the offering.............................   2,822,434 shares.  There are also 153,019 shares of
                                                     common stock reserved for future issuance upon
                                                     exercise of outstanding options and warrants at exercise
                                                     prices ranging between $7.50 and $8.38 per share.

Estimated net proceeds to
   the company    ................................   $17,245,000, assuming an initial public offering price of
                                                     $9.50 per share, underwriting commissions of
                                                     $1,130,000 and other expenses estimated to be
                                                     $625,000.

Use of proceeds...................................   We intend to use the net proceeds of this offering to
                                                     increase the capital of Greater Atlantic Bank for
                                                     possible future branch expansion and acquisitions of
                                                     other financial institutions, for working capital and for
                                                     general corporate purposes.

Proposed purchases of common stock................   Our directors, executive officers and current
                                                     shareholders intend to purchase approximately $5.0
                                                     million or approximately 526,316 shares of common
                                                     stock in the offering.  Therefore, such persons would
                                                     own in the aggregate approximately 46.43% of our
                                                     common stock (49.18% assuming exercise of
                                                     outstanding options and warrants).

Proposed Nasdaq National
 Market symbol....................................   GAFC


                       SUMMARY CONSOLIDATED FINANCIAL DATA

          The following Summary Consolidated Financial Data of Greater Atlantic Financial Corp. is derived from the Selected Consolidated Financial Data appearing elsewhere in this prospectus, and should be read in conjunction with our Consolidated Financial Statements and the notes thereto, the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. Some prior year amounts have been reclassified to conform with the 1998 presentation.



                                                        AT OR FOR THE SIX MONTHS ENDED    AT OR FOR THE YEARS ENDED
                                                                     MARCH 31,                  SEPTEMBER 30,
                                                        ------------------------------   --------------------------
                                                           1999            1998           1998           1997
                                                        -----------    -------------   -----------   ------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
   Net interest income................................      $   998          $   672       $ 1,448       $  1,103
   Noninterest income.................................        4,692            2,871         6,268          3,528
   Noninterest expense................................        4,987            2,894         6,637          4,778
   Net income (loss)..................................      $   422          $   342       $   609       $   (634)

PER SHARE DATA:
   Net income(loss):
     Basic............................................     $   0.52          $  0.44      $   0.77        $ (1.92)
     Diluted..........................................         0.52             0.44          0.77          (1.92)
   Book value.........................................         8.50             7.96          8.38           4.74

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION DATA:
   Total assets.......................................     $125,896          $71,424      $107,342        $31,554
   Total loans receivable, net........................       31,365           19,028        25,510         18,854
   Mortgage-loans held for sale.......................        1,367           30,670        25,322          9,946
   Investment securities..............................       45,118            8,950        32,454          1,005
   Mortgage-backed securities(1)......................       32,020            8,266        18,959             --
   Total deposits ....................................      112,091           60,542        76,311         28,377
   Total stockholders' equity.........................        6,993            6,208         6,817          1,564

SELECTED FINANCIAL RATIOS(2):
   Return on average assets...........................         0.73%            1.81%         1.08%         (2.26)%
   Return on average equity...........................        12.20            12.58         10.28         (32.23)
   Net interest margin................................         1.80             3.81          2.68           4.18
   Efficiency ratio(3)................................        87.65            81.68         86.02         103.17
   Non-performing assets to total assets, at period end        0.16             0.89          0.30           2.75
   Leverage ratio(4)..................................         5.58%            8.05%         5.87%          6.06%
   Tier 1 risk-based capital ratio(4).................        11.83            19.45         18.41           9.65
   Total risk-based capital ratio(4)..................        12.86            20.71         19.66          10.90

-----------------------
(1) Consists of securities classified as available for sale and for trading.
(2) Ratios are presented on an annualized basis where appropriate.
(3) Efficiency ratio consists of noninterest expense divided by the sum of net interest income and noninterest income.

(4) Capital ratios of the bank.

                                  RISK FACTORS


         The following discussion is only a summary of aspects of our business and operations which involve risks. You should read the entire prospectus in order to more fully understand the nature of our business and operations.

OUR RAPID GROWTH PRESENTS INCREASED RISKS.


         Since the acquisition of the bank, we have grown rapidly as a result of our branch expansion and the acquisition of competitors by out-of-market institutions. In the short-term, we expect this rapid growth to continue. To date, we have not experienced any material problems as a result of our growth. We believe we have the management, data processing systems, internal controls and a strong credit culture to support continued rapid growth. However, our growth and profitability depend on the ability of our officers and key employees to manage our growth effectively, to attract and retain skilled employees and to maintain adequate internal controls and a strong credit culture. Accordingly, there can be no assurance that we will be successful in managing our expansion and the failure to do so would adversely affect our financial condition and results of operations.


         One result of our rapid growth during the past two years has been a 39% increase in noninterest expense during fiscal 1998. These costs are related to increased occupancy expenses and the increased staffing and equipment which are necessary to support our growth. Because we expect this rapid growth to continue, investors should expect noninterest expense to continue to rise. Continued increases in noninterest expense could adversely affect our profitability if net interest income and noninterest income do not increase by a corresponding amount.

         It has been our strategy to increase the number of branches of Greater Atlantic Bank prior to the time that the volume of business was sufficient to generate profits from branch operations. That strategy was implemented in order to have a branch network in place to take advantage of business opportunities as they arose. That strategy anticipates that revenues from mortgage banking operations would offset losses from retail branch operations until such time as the volume of other banking business reaches the levels necessary to support profitable branch operations. The continued success of that strategy depends on management's ability to continue to generate a level of earnings from the mortgage banking business to offset increased operating expenses from Greater Atlantic Bank as it pursues its growth strategy.

WE HAVE A LIMITED OPERATING HISTORY FOR YOU TO CONSIDER IN MAKING YOUR INVESTMENT DECISION.

         Since we acquired Greater Atlantic Bank in October 1997, we have focused on returning the bank to profitability and aggressively growing the bank's interest-earning assets and retail branch system. Our business strategy is dependent upon our ability to:

                  o         increase interest-earning assets

                  o         effectively control interest rate and credit risk

                  o         reduce funding and operating costs

         Our ability to maintain profitability as we pursue this business strategy will depend upon, among other things:

                  o maintaining appropriate procedures, policies and standards with respect to our investments and loan activities

                  o maintaining, augmenting and implementing internal reporting and management systems to accommodate substantial increases in our investment and loan portfolios

                  o retaining and attracting qualified personnel or advisors

                  o         attracting additional capital

                  o operating in competitive, economic and regulatory environments that are conducive to our business activities. Changes in our ability to obtain or maintain any or all of these factors or to successfully implement our strategy could have a material adverse impact on our operations, profitability and growth.

WE DEPEND ON KEY PERSONNEL FOR SUCCESSFUL OPERATIONS.

         We are dependent on the continued services of certain key management personnel, including Carroll E. Amos, our President and Chief Executive Officer. We have entered into a three-year employment agreement with Mr. Amos effective November 1, 1998. Our continued growth and profitability will depend upon our ability to attract and retain skilled managerial, marketing and technical personnel. Competition for qualified personnel in the banking industry is intense and there can be no assurance that we will be successful in attracting and retaining such personnel.


WE RELY ON MORTGAGE BANKING INCOME WHICH CARRIES RELATED RISKS.


         We are currently dependent on the origination and sale of loans by Greater Atlantic Mortgage Corporation to sustain profitable operations. During the six months ended March 31, 1999, income from Greater Atlantic Mortgage Corporation of $1.1 million more than offset losses at Greater Atlantic Bank of $661,000. Real estate loan origination activity, including refinancings, generally is greater during periods of declining interest rates and favorable economic conditions, and has been favorably affected by relatively lower market interest rates during recent years. There is no assurance that such favorable conditions will continue. To the extent such favorable conditions fail to continue, income from Greater Atlantic Mortgage Corporation may not be available to support our growth strategy.

OUR EXECUTIVE OFFICERS, DIRECTORS AND CURRENT SHAREHOLDERS OWN 822,434 SHARES OF COMMON STOCK WHICH ARE ELIGIBLE FOR FUTURE SALE AND WHICH COULD IMPACT THE MARKET FOR OUR STOCK.

         As of March 31, 1999, there were 822,434 shares of our common stock outstanding which may not be sold unless they are registered under the Securities Act of 1933, as amended, or are sold pursuant to Rule 144 under the Securities Act or another exemption from registration. An aggregate of 320,136 shares of common stock are beneficially owned by our executive officers and directors. We and our executive officers and directors and beneficial owners of 2% or more of our common stock have agreed that, for a period of 180 days after completion of the offering, we will not sell any shares of common stock. There are also 153,019 shares of common stock reserved for future issuance upon the exercise of outstanding options and warrants. The sale of the shares issuable upon exercise of the options and warrants will also be restricted under Rule
144. The sale of any number of shares of common stock in the public market following the offering could adversely impact the market price of the shares.


THE YEAR 2000 ISSUE COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         The Year 2000 issue is the result of computer software programs only being able to use two digits rather than four to define the applicable year. Thus, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations, causing disruptions of operations, including, among others, a temporary inability to process deposit and loan transactions, affect financings or engage in normal business activities and could have a material adverse effect on our results of operations and financial condition.

OUR RESIDENTIAL CONSTRUCTION AND NONRESIDENTIAL LENDING CARRY GREATER RISK THAN PERMANENT LOANS ON SINGLE-FAMILY HOMES.

         At March 31, 1999, residential construction, commercial real estate (including multi-family residential real estate), commercial business and consumer loans amounted to approximately $15.6 million or approximately 46.37% of our total loan portfolio. Although such loans generally provide for higher interest rates and shorter terms than single-family residential real estate loans, such loans generally have a higher degree of credit risk and we intend to increase our emphasis on residential construction, commercial real estate, commercial business and consumer lending during the next several years. No assurance can be given that we will be successful in building up these portfolios to levels consistent with our business plan.


         There can be no assurance that the allowance we have established will prove sufficient to cover future loan losses and future adjustments may be necessary if economic conditions differ substantially from the assumptions used or if adverse developments arise with respect to non-performing or performing loans. Material additions to the allowance for loan losses would result in a decrease in the bank's net income and capital.

CHANGES IN LEVELS OF INTEREST RATES MAY ADVERSELY AFFECT US.


         We intend to leverage the proceeds raised in this offering to support increases in deposits, Federal Home Loan Bank advances and reverse repurchase agreements which will be used to originate loans and to purchase investment and mortgage-backed securities. Management's leverage strategy is premised on the assumption that we will earn a positive spread on the yield generated from loans originated and securities purchased over the rate we pay on our borrowings. We expect to continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities. That spread is affected by the difference between the maturities and repricing characteristics of interest-earnings assets and interest-bearing liabilities. Loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with fewer loan originations. Management expects that a substantial portion of our assets will continue to be indexed to changes in market interest rates and we intend to attract a greater proportion of short-term liabilities which will help address our interest rate risk. At March 31, 1999, we had $84.9 million in assets maturing or repricing within one year and $97.3 million in liabilities maturing or repricing within one year. The lag in implementation of repricing terms on our adjustable-rate assets may result in a decline in net interest income in a rising interest rate environment. There can be no assurance that our interest rate risk will be minimized or eliminated. Further, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect our interest rate spread, asset quality, loan origination volume and overall financial condition and results of operations.

EFFECTIVE VOTING CONTROL WILL REMAIN WITH MANAGEMENT.

         We have 822,434 shares of common stock outstanding all of which are held by our directors, executive officers and current shareholders. In addition, options and warrants to purchase an aggregate of 153,019 shares of common stock are beneficially owned by such persons and they intend to purchase an aggregate of approximately $5.0 million or approximately 526,316 shares of common stock in the offering. In that event, our directors, executive officers and current shareholders of the company would own in the aggregate approximately 46.43% of the common stock of the company (49.18% assuming the exercise of outstanding options and warrants). If, following the offering, they were to act as a group or in concert, they could exercise a significant influence over the outcome of any stockholder vote requiring a majority vote or in the election of directors and could effectively exercise veto power on matters requiring a stockholder vote with respect to certain business combinations.


OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN SUPERMAJORITY VOTING REQUIREMENTS AND OTHER ANTI-TAKEOVER MEASURES.


         Our certificate of incorporation and bylaws contain provisions designed to help our board of directors deal with attempts to acquire control of the company. Those provisions include classification of the board of directors into three classes pursuant to which directors of each class serve for staggered three year periods. The certificate of incorporation also provides for 80% supermajority voting provisions for the approval of certain business combinations. Those provisions do not prevent a takeover. However, they may discourage a takeover attempt not approved by our board of directors even if it offered stockholders a substantial premium over the market price of our stock. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Such provisions also make the removal of our board of directors and management more difficult and may serve to keep current management in place. In turn, that could adversely affect the market price of the common stock. We do not have a stockholders' rights plan.


                                 USE OF PROCEEDS


         Our net proceeds from the sale of the 2,000,000 shares of common stock offered hereby (after deducting the underwriting discount and commissions and estimated expenses of the offering) are estimated to be approximately $17.2 million ($19.9 million if the underwriter's over-allotment option is exercised in full), based upon an estimated initial public offering price of $9.50 per share. We intend to infuse approximately $12.9 million of the net proceeds into the bank. The bank intends to use the proceeds we contribute to it to continue its growth strategy. This increase in regulatory capital will permit the bank to expand its branch network, increase its origination of loans and purchase of investment and mortgage-backed securities funded primarily through increases in deposits, FHLB advances and reverse repurchase agreements. We intend to use the proceeds retained at the company level for purchasing investment securities and originating construction and commercial loans to the extent those loans exceed the amount the bank can make under applicable regulations. Pending their longer-term use, the net proceeds from this offering are expected to be invested in short-term, investment grade securities.

         With respect to future acquisitions, we regularly review potential acquisitions. We have no current agreements, understandings or commitments for any such acquisitions.

                           MARKET FOR THE COMMON STOCK

         We have not previously issued stock to the public and, consequently, there is no established market for the common stock. We have applied for approval to have the common stock listed on Nasdaq National Market under the symbol "GAFC" upon completion of the offering. Such approval is subject to various conditions, including completion of the offering and the satisfaction of applicable listing criteria. We are not certain that the common stock will be able to meet the applicable listing criteria in order to maintain the listing on Nasdaq or that an active and liquid trading market will develop or, if developed, will be maintained. A public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of common stock at any given time, which is not within our control. No assurance can be given that an investor will be able to resell the common stock after the offering at or above the initial public offering price.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain all of our earnings, if any, to finance our operations and the expansion of our business. Therefore, we do not intend to pay dividends on our common stock in the foreseeable future. No assurances can be given, that any dividends will be paid or, if commenced, will continue to be paid.


         If we pay dividends in the future, they will be funded primarily through dividends from the bank. The bank's and our ability to pay dividends are also subject to and limited by certain legal and regulatory restrictions. For information concerning federal regulations which apply to the bank's ability to make capital distributions, including payment of dividends to the company, see "Federal and State Taxation--Federal Taxation--Distributions" and "Regulation--Federal Savings Institution Regulation--Limitation on Capital Distributions."


                                    DILUTION


         Purchasers of common stock in the offering will experience immediate dilution in net tangible book value (stockholders' equity less intangible assets) per share from the initial public offering price. "Net tangible book value per share" is determined by dividing the difference between the total amount of tangible assets and the total amount of liabilities by the number of shares of common stock outstanding. At March 31, 1999, the net tangible book value of the common stock was $8.50 per share. After giving effect to the sale of 2,000,000 shares of common stock at an estimated initial public offering price of $9.50 per share (the median of the estimated initial offering price range) and to the payment of estimated offering expenses of $1,755,000 the pro forma tangible book value per share at March 31, 1999 would have been $8.59. This would represent an immediate increase in tangible book value of $0.09 per share to existing shareholders and an immediate dilution to new investors of $0.91 per share.

                                 CAPITALIZATION


         The following table sets forth our capitalization at March 31, 1999, and as adjusted to give effect to the sale of 2,000,000 shares of common stock offered hereby, less the underwriting discount and commissions and estimated expenses. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included in this prospectus.





                                                                                 AS OF MARCH 31, 1999
                                                                     ---------------------------------------------
                                                                          ACTUAL                    AS ADJUSTED(1)
                                                                      --------------                ---------------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Stockholders' equity
Common Stock, $.01 par value:                                             $     8                      $      28
   10,000,000 shares authorized;
   822,434 shares outstanding;
   2,822,434 shares outstanding as adjusted......................

Additional paid-in capital.......................................           6,168                          _____

Retained earnings................................................           1,031                          1,031

Accumulated other comprehensive income...........................            (214)                          (214)
                                                                         ---------                     ----------

Total stockholders' equity.......................................          $6,993                      $
                                                                           ======                      ==========

Net book value per share.........................................          $ 8.50                      $
                                                                           ======                      ==========


--------------------

(1) If the underwriter's over-allotment option is exercised in full, common stock, additional paid-in capital and total stockholders' equity would be $______, $_____ million and $_____ million, respectively. This table excludes approximately 153,019 shares of common stock issuable upon exercise of outstanding options and warrants at average exercise prices ranging from $7.50 to $8.38 per share.

                                  OUR BUSINESS

         We are a community-oriented institution offering a variety of financial products and services to meet the needs of the communities we serve. Our lending and deposit gathering activities are concentrated in our primary market of the greater Washington, D.C./Baltimore metropolitan area. We conduct business from our home office at 11834 Rockville Pike in Rockville, Maryland and through three full-service branch offices in Pasadena, Maryland, Arlington, Virginia and Washington, D.C. All of our offices are located within a radius of approximately 35 miles of Washington, D.C.

         As an independent community bank, we are engaged in the general banking business with particular emphasis on the needs of individuals and small businesses. We emphasize personal attention and professional service to our customers while delivering a wide range of traditional financial products and services. We believe that individuals and small businesses in our market area are underserved by the larger out-of-state banking institutions which have acquired local institutions. Those acquisitions have provided us with the opportunity to attract both displaced customers who are unsatisfied with the level of service at larger institutions, as well as experienced banking professionals, who have strong knowledge of our primary market and a desire to continue their careers in banking. To this end, we provide customers with direct access to local bank officers who are empowered to act with flexibility to meet customers' unique needs in order to foster long-term loan and deposit relationships.

GROWTH STRATEGY

         Since assuming control of the bank in October 1997, we have implemented a strategy of growing the bank by leveraging the existing net worth through the purchase of investment and mortgage-backed securities until loan growth at the bank level could supplant such activity. We have moved rapidly to build a branch network in our market area and have opened two new branch offices in 1998. The bank also has expanded its mortgage banking activities so that the revenue from that activity would offset the operating costs that are incurred at the bank level to effect our growth strategy.

         Following the offering, we will continue to implement the following growth strategies so as to become less reliant on mortgage banking income, to enhance shareholder value and to build our banking franchise:


         o Expand the bank's branch network to accelerate retail deposit growth. We intend to open six branches in established office facilities by June 2001 and acquire small institutions or branches which present opportunities to enhance the existing franchise.


         o Expand and diversify loan products while maintaining a community focus with personal attention. We intend to increase our emphasis on residential construction, commercial real estate, consumer and commercial business lending.

         o Increase the amount of transaction-based accounts in our deposit portfolio through the implementation of our community banking strategy. We intend to continue to offer competitive rates and lower fee transaction products in order to attract customers from larger depository institutions and lower our overall cost of funds.

         o Continue our strategy of leveraging our existing net worth by investing in securities to support growth and profitability.

         o Develop niche products and services for Greater Atlantic Mortgage Corporation. For example, in an attempt to further diversify its product mix, Greater Atlantic Mortgage has recently started originating pre-sold, high loan-to-value, home equity loans and lines of credit and small multi-family residential loans.


         o Improve our operating efficiency by taking advantage of our prior investment in management and infrastructure to further implement our growth strategy.

PRODUCTS AND SERVICES

         Lending Activities. Our lending strategy is to maintain a conservative and diverse loan mix consisting of residential mortgage loans, multi-family residential and commercial real estate loans, construction and development loans, commercial business loans and consumer loans. Although historically we have focused on the origination of single-family residential loans, in the future management expects to increase its emphasis on the origination of residential construction, multi-family, residential and commercial real estate, commercial business and consumer loans. As a result of the offering, our loans-to-one borrower limit is expected to increase which will allow us to compete for and originate larger residential construction, multi-family residential and commercial real estate loans. In addition, we are training and incentivizing our employees to market commercial business and consumer loans to customers in our branch offices.


         Mortgage Banking Activities. Along with our community banking focus, we have expanded the operations of Greater Atlantic Mortgage in order to diversify our revenue stream and support our growth. The strategy of Greater Atlantic Mortgage is to originate profitable niche mortgage products, such as Federal Housing Administration ("FHA") streamline refinancings and the origination of loans on condominiums in connection with the conversion of cooperative apartments to condominiums. Currently, the operations of Greater Atlantic Mortgage employ approximately 60 persons in Tysons Corner, Virginia. For the fiscal year ended September 30, 1998, and the six months ended March 31, 1999, Greater Atlantic Mortgage originated $252.6 million and $186.5 million of single-family residential loans, respectively, the majority of which consisted of loans insured by the FHA or partially guaranteed by the Veterans Administration ("VA") which were pre-sold in the secondary market with servicing released.


         Investing Activities. We purchase mortgage-backed securities, U.S. government and agency-sponsored securities and other fixed income securities which are funded through advances from the FHLB of Atlanta or other borrowings. The primary goals of this strategy are to increase net interest income, return on average equity and earnings per share. We administer this strategy pro-actively, analyzing risk and reward relationships in different interest rate environments based on the composition of our investment portfolio and its overall interest rate risk position.

         Deposit Products. We offer a variety of deposit accounts with a range of interest rates and terms. The bank's deposit products include checking, money market, savings, NOW, certificates of deposit and individual retirement accounts. Historically, due to its organization as a savings institution, the bank has relied on certificates of deposit as its primary funding source. The company intends to implement a program to offer customers a choice of different types of checking accounts which traditionally cost the bank less than certificates of deposit.

                      SELECTED CONSOLIDATED FINANCIAL DATA


         You should read the following Selected Consolidated Financial Data in conjunction with our Consolidated Financial Statements and the notes thereto, the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. The selected historical consolidated financial data as of and for each of the two years ended September 30, 1998 are derived from our Consolidated Financial Statements which have been audited by BDO Seidman, LLP, independent accountants. Certain prior year amounts have been reclassified to conform with the 1998 presentation. Effective October 1, 1997, we acquired the bank and contributed $3.9 million in equity to the bank. The acquisition was accounted for as a purchase. Accordingly, the assets and liabilities were revalued and $700,000 of goodwill was recorded. The selected historical consolidated financial data as of and for the six months ended March 31, 1999 and 1998 have not been audited but, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods. The results of operations for the six months ended March 31, 1999 are not necessarily indicative of the results of operations that may be expected for the year ended September 30, 1999, or for any future periods.






                                                                   AT OR FOR                     AT OR FOR
                                                             THE SIX MONTHS ENDED             THE YEARS ENDED
                                                                   MARCH 31,                   SEPTEMBER 30,
                                                          ---------------------------   ---------------------------
                                                              1999           1998           1998           1997
                                                          ------------   ------------   ------------   ------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Consolidated Statements of Operations Data:
   Interest income......................................        $3,790         $1,454         $4,011         $2,394
   Interest expense.....................................         2,792            782          2,563          1,291
                                                                ------         ------         ------         ------
      Net interest income...............................           998            672          1,448          1,103
   Provision for loan losses............................            23             95            159            487
                                                                ------        -------        -------         ------
      Net interest income after provision
         for loan losses................................           975            577          1,289            616
   Noninterest income...................................         4,692          2,871          6,268          3,528
   Noninterest expense..................................         4,987          2,894          6,637          4,778
                                                                ------         ------         ------         ------
       Income(loss) before taxes........................           680            554            920           (634)
   Income tax provision.................................           258            212            311             --
                                                               -------        -------         ------       --------
   Net income (loss)....................................         $ 422          $ 342          $ 609         $ (634)
                                                                 =====          =====          =====         =======
PER SHARE DATA:
   Net income (loss):
      Basic.............................................         $0.52          $0.44          $0.77         $(1.92)
      Diluted...........................................          0.52           0.44           0.77          (1.92)
   Book value...........................................          8.50           7.96           8.38           4.74
   Tangible book value..................................          8.50           7.41           8.38           4.74
   Weighted average shares outstanding:
     Basic..............................................       817,264        780,005        787,075        330,000
     Diluted............................................       819,014        780,005        787,075        330,000

CONSOLIDATED STATEMENTS OF FINANCIAL
  CONDITION DATA:
   Total assets.........................................      $125,896        $71,424       $107,342        $31,554
   Total loans receivable, net..........................        31,365         19,028         25,510         18,854
   Allowance for loan losses............................           610            700            578            776
   Mortgage-loans held for sale.........................         1,367         30,670         25,322          9,946
   Investment securities (1) ...........................        45,118          8,950         32,454          1,005
   Mortgage-backed securities(1)........................        32,020          8,266         18,959             --
   Total deposits.......................................       112,091         60,542         76,311         28,377
   FHLB advances........................................         5,000             --         22,000          1,250
   Total stockholders' equity...........................         6,993          6,208          6,817          1,564


                                                                   AT OR FOR                     AT OR FOR
                                                             THE SIX MONTHS ENDED             THE YEARS ENDED
                                                                   MARCH 31,                   SEPTEMBER 30,
                                                          ---------------------------   ---------------------------
                                                              1999           1998           1998           1997
                                                          ------------   ------------   ------------   ------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
AVERAGE CONSOLIDATED STATEMENTS OF FINANCIAL
  CONDITION DATA:
   Total assets.........................................      $115,738        $37,766        $56,406        $28,075
   Investment securities(1).............................        39,243          5,910         15,300          2,154
   Mortgage-backed securities(1)........................        27,155          2,822          8,337             --
   Total loans..........................................        44,484         26,515         30,373         25,248
   Allowance for loan losses............................          (617)          (538)          (574)          (408)
   Total deposits.......................................        90,958         26,068         39,915         21,334
   Total stockholders' equity...........................         6,920          5,437          5,922          1,967

SELECTED FINANCIAL RATIOS(2):
   Return on average assets.............................          0.73%          1.81%          1.08%         (2.26)%
   Return on average equity.............................         12.20          12.58          10.28         (32.23)
   Net interest margin..................................          1.80           3.81           2.68           4.18
   Efficiency ratio(3)..................................         87.65          81.68          86.02         103.17
   Equity to assets, at period end......................          5.55           8.69           6.35           4.96

ASSET QUALITY DATA:
   Non-performing assets to total assets,
     at period end......................................          0.16%          0.89%          0.30%          2.75%
   Non-performing loans to total loans, at period
     end................................................          0.04           1.67           0.81           2.95
   Net charge-offs to average total loans...............         (0.02)          0.64           1.18           0.58
   Allowance for loan losses to:
      Total loans.......................................          1.82           3.14           2.03           3.44
      Non-performing loans..............................      5,083.33         188.17         251.30         116.69

   Non-performing loans.................................          $ 12           $372           $230           $665
   Non-performing assets................................           204            638            320            867
   Allowance for loan losses............................           610            700            578            776

CAPITAL RATIOS OF THE BANK:
   Leverage ratio.......................................          5.58%          8.05%          5.87%          6.06%
   Tier 1 risk-based capital ratio......................         11.83          19.45          18.41           9.65
   Total risk-based capital ratio.......................         12.86          20.71          19.66          10.90


-----------------------
(1) Consists of securities classified as available for sale and for trading.
(2) Ratios are presented on an annualized basis where appropriate.
(3) Efficiency ratio consists of noninterest expense divided by net interest income and noninterest income.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion of our results of operations and financial condition should be read in conjunction with the Consolidated Financial Statements and related notes and other statistical information included in the tables accompanying the discussion and appearing elsewhere within this prospectus. Results reflect our operations for the six months ended March 31, 1999 and March 31, 1998 and for the years ended September 30, 1998 and 1997.

             COMPARISON OF RESULTS OF OPERATIONS FOR THE SIX MONTHS
                     ENDED MARCH 31, 1999 AND MARCH 31, 1998

         Net Income. Net income for the six months ended March 31, 1999, amounted to $422,000 or $0.52 per share compared to net income of $342,000 or $0.44 per share for the six months ended March 31, 1998. The $80,000 increase in net income over the comparable period one year ago was due to an increase in income from mortgage-banking activities, offset in part by an increase in noninterest expense. The increased noninterest expense reflects our continuing expansion and growth, including substantially increased compensation, occupancy and promotional expenses.


         Net Interest Income. An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing sources of funds such as deposits and borrowings. The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them. The correlation between the repricing of interest rates on assets and on liabilities also influences net interest income.

         The following table presents a comparison of the components of interest income and expense and net interest income.



                                                            SIX MONTHS ENDED
                                                               MARCH 31,                       DIFFERENCE
                                                     ------------------------------   -----------------------------
                                                          1999             1998          AMOUNT             %
                                                     --------------    ------------   ------------    -------------
                                                                         (DOLLARS IN THOUSANDS)
Interest income:
   Loans..........................................          $ 1,868          $1,188         $  680            57.24%
   Investments....................................            1,922             266          1,656           622.56
                                                           --------         -------       --------
     Total........................................            3,790           1,454          2,336           160.66
                                                           --------          ------       --------


Interest expense:
   Deposits.......................................            2,423             684          1,739           254.24
   Borrowings.....................................              369              98            271           276.53
                                                            -------         -------      ---------
     Total........................................            2,792             782          2,010           257.03
                                                            -------          ------       --------
Net interest income...............................          $   998           $ 672       $    326            48.51%
                                                            =======           =====       ========            =====

         Our growth in net interest income for the six months ended March 31, 1999 was due primarily to the increase in average interest-earning assets resulting from our planned growth. Although average interest-earning assets increased $75.6 million or 214.59% over the comparable period one-year ago, a decline in the net interest margin (net interest income divided by average interest-earning assets) of 201 basis points limited the increase in net interest income. The decline in net interest margin resulted from a significant increase in investments at a yield lower than could have been obtained if the funds had been invested in loans.

         Interest income for the six months ended March 31, 1999 increased $2.3 million from the six months ended March 31, 1998 primarily as a result of an increase in the average outstanding balances in loans, investment securities and mortgage-backed securities resulting in large measure from the planned leveraging of our capital. The increase in interest income on the loan portfolio for the six months ended March 31, 1999 compared to interest income earned for the 1998 period resulted from an increase of $18.0 million in the average balance of loans outstanding. This increase was coupled with an increase in interest income from the investment and mortgage-backed securities portfolios, due to an increase of $57.7 million in the average outstanding balance, offset in part by a 30 basis point decrease in the average yield earned on the portfolio.

         The increase in interest expense on deposits and borrowed funds for the six months ended March 31, 1999 compared to the 1998 period was principally the result of a significant increase in the average outstanding balances in total deposits and borrowed funds, offset in part by a 4 basis point decrease in the average cost of funds. The increase in interest expense on deposits was primarily due to an increase in average certificates of deposit of $55.3 million, or 248.54%, from $22.3 million for the six months ended March 31, 1998 to $77.6 million for the six months ended March 31, 1999, offset in part by a 13 basis point decrease in the average rate paid from 5.59% for the six months ended March 31, 1998 to 5.46% for the six months ended March 31, 1999. The average rate we paid for deposits increased from 5.25% for the six months ended March 31, 1998 to 5.33% for the six months ended March 31, 1999. That increase in rate was coupled with an increase of $64.9 million in the average outstanding balance of deposits.



         Comparative Average Balances and Interest Income Analysis. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates. No tax-equivalent adjustments were made and all average balances are average daily balances. Nonaccruing loans have been included in the tables as loans carrying a zero yield.

                                                                   FOR THE SIX MONTHS ENDED MARCH 31,
                                                      -------------------------------------------------------------
                                                                   1999                            1998
                                                      -------------------------------   ---------------------------
                                                                  INTEREST   AVERAGE              INTEREST  AVERAGE
                                                       AVERAGE    INCOME/     YIELD/    AVERAGE   INCOME/   YIELD/
                                                       BALANCE    EXPENSE      RATE     BALANCE   EXPENSE    RATE
                                                      ----------  --------   --------   --------  -------  --------
ASSETS:                                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Real estate loans...............................      $39,597    $1,675       8.46%   $25,157   $1,129      8.98%
   Consumer loans..................................        2,179        84       7.71        742       34      9.16
   Commercial business loans.......................        2,708       109       8.05         616      25      8.12
                                                        --------    ------              ---------  ------
      Total loans..................................       44,484     1,868       8.40     26,515    1,188      8.96

Investment securities..............................       39,243     1,156       5.89      5,910      192      6.50
Mortgage-backed securities.........................       27,155       766       5.64      2,822       74      5.24
                                                         -------    ------              --------  -------

      Total interest-earning assets................      110,882     3,790       6.84     35,247    1,454      8.25
                                                                     -----       ----               -----      ----

Non-earning assets.................................        4,856                           2,519
                                                           -----                        --------
    Total assets...................................     $115,738                         $37,766
                                                        ========                         =======

Liabilities and Stockholders'
   Equity:
Interest-bearing liabilities:
   Savings accounts................................         $804       $13       3.23%      $767      $13      3.39%
   Now and money market
      accounts.....................................       12,569       293       4.66      3,041       49      3.22
   Certificates of deposit.........................       77,585     2,117       5.46     22,260      622      5.59
                                                       ---------    ------                ------     ----
      Total deposits...............................       90,958     2,423       5.33     26,068      684      5.25

   FHLB advances...................................       13,665       325       4.76      2,455       70      5.70
   Other borrowings................................        1,549        44       5.68        993       28      5.64
                                                      ----------   -------              --------    -----
    Total interest-bearing
         liabilities...............................      106,172     2,792       5.26     29,516      782      5.30
                                                                    ------                           ----

Noninterest-bearing liabilities:
  Noninterest-bearing demand deposits..............        1,409                           1,888
  Other liabilities................................        1,237                              925
                                                      ----------                        ---------
    Total liabilities..............................      108,818                          32,329
Stockholders' equity...............................        6,920                           5,437
                                                      ----------                        --------
    Total liabilities and
         stockholders' equity......................     $115,738                         $37,766
                                                        ========                         =======

Net interest income................................                   $998                           $672
                                                                      ====                           ====
Interest rate spread...............................                              1.58%                         2.95%
                                                                                 ====                          ====
Net interest margin................................                              1.80%                         3.81%
                                                                                 ====                          ====

         Rate/Volume Analysis. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated. The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.




                            SIX MONTHS ENDED MARCH 31,
                                  1999 VS. 1998
                          ------------------------------
                              CHANGE ATTRIBUTABLE TO
                          ------------------------------
                           VOLUME     RATE      TOTAL
                          --------- --------  ----------
                                  (IN THOUSANDS)

Real estate loans.........  $   648  $  (102)    $   546
Consumer loans............       66      (16)         50
Commercial business
  loans...................       85       (1)         84
                           --------    -------  --------
      Total loans.........      799     (119)        680
Investments...............    1,083     (119)        964
Mortgage-backed
   securities.............      638       54         692
                           --------    -----    --------
Total interest-earning
   assets.................   $2,520    $(184)     $2,336
                             ======    ======     ======

Savings accounts..........    $   1     $ (1)      $  --
Now and money market
   accounts...............      154       90         244
Certificates of deposit...    1,546      (51)      1,495
                             ------   -------     ------
  Total deposits..........    1,701       38       1,739
FHLB advances.............      319      (64)        255
Other borrowings..........       16       --          16
                              -----     ----       -----
Total interest-bearing
   liabilities............   $2,036   $  (26)     $2,010
                             ======   =======     ======
Change in net interest       $  484    $(158)     $  326
   income.................   ======    =====      ======



         Provision for Loan Losses. The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans. Determining the proper reserve level or allowance involves management's judgment based upon a review of factors, including the company's internal review process which segments the loan portfolio into groups based on various risk factors including the types of loans and asset classifications. Each segment is then assigned a reserve percentage based upon the perceived risk in that segment. Although management utilizes its best judgment in providing for probable losses, there can be no assurance that the company will not have to increase its provisions for loan losses in the future as a result of an adverse market for real estate and economic conditions generally in the company's primary market area, future increases in non-performing assets or for other reasons which would adversely affect the company's results of operations.

         The provision for loan losses decreased from $95,000 during the six months ended March 31, 1998 to $23,000 during the six months ended March 31, 1999. The reduction in the provision is directly related to an improvement in credit quality over that time period coupled with a decline in non-performing loans. Net charge-offs decreased from $171,000 during the six months ended March 31, 1998 to a recovery of $9,000 during the six months ended March 31, 1999 as overall asset quality improved as new management took a more aggressive posture in assessing collectability of classified loans.


         Noninterest Income. The following table presents a comparison of the components of noninterest income.




                                                        FOR THE SIX MONTHS ENDED
                                                               MARCH 31,                         DIFFERENCE
                                                    --------------------------------    ----------------------------
                                                         1999              1998            AMOUNT            %
                                                    --------------     -------------    -------------   ------------
                                                                          (DOLLARS IN THOUSANDS)
Noninterest income:
   Gain on sale of loans............................   $4,396            $2,609           $1,787             68.49%
   Service fees on loans............................      260               207               53             25.60
   Service fees on deposits.........................       22                11               11            100.00
   Other operating income...........................       14                44              (30)           (68.18)
                                                     --------         ---------        ---------
      Total noninterest income......................   $4,692            $2,871           $1,821             63.43%
                                                       ======            ======           ======             =====



         Noninterest income increased during the six months ended March 31, 1999, over the comparable period one year ago primarily as a result of the increase in gain on sale of loans coupled with an increase in service fees on loans, both of which related to an increased volume of loan originations and sales as a result of the company's mortgage banking activities. The significant level of gains during the six months ended March 31, 1999 resulted from the company taking advantage of record loan origination volumes coupled with home loan refinancing and a declining interest rate environment which enabled the company to sell loans through Greater Atlantic Mortgage at a gain.

         During the six months ended March 31, 1999, the company originated $205.3 million in mortgage loans compared with $138.9 million originated in the comparable period one year ago. The $66.4 million increase in loan originations was largely attributable to decreases in interest rates and an increase in home mortgage refinancing. During the period, substantially all loans originated were sold in the secondary market, in most cases with servicing released. Loan sales for the six months ended March 31, 1999 amounted to $210.5 million compared to sales of $109.7 million during the comparable period one year ago. Sales of loans resulted in gains of $4.4 million and $2.6 million for the six months ended March 31, 1999 and 1998, respectively. The ability of the company to generate gains from the sale of loans should continue in the future; however, the level of future gains will depend upon the dollar amount of loans sold and economic conditions.

         Noninterest Expense. The following table presents a comparison of the components of noninterest expense.


                                                             SIX MONTHS ENDED
                                                                 MARCH 31,                   DIFFERENCE
                                                        ---------------------------  ---------------------------
                                                             1999          1998         AMOUNT           %
                                                        --------------  -----------  ------------- -------------
                                                                         (DOLLARS IN THOUSANDS)
Noninterest expense:
   Compensation and employee benefits...............            $2,937       $1,656         $1,281            77.36%
   Occupancy........................................               450          193            257           133.16
   Professional services............................               104           68             36            52.94
   Advertising......................................               247          199             48            24.12
   Deposit insurance premium........................                31           55            (24)          (43.64)
   Furniture, fixtures and equipment................               211           88            123           139.77
   Data processing..................................                62           77            (15)          (19.48)
   Loss from foreclosed real estate.................                 5           19            (14)          (73.68)
   Other operating expense..........................               940          539            401            74.40
                                                                ------       ------         ------
     Total noninterest expense......................            $4,987       $2,894         $2,093            72.32%
                                                                ======       ======         ======            =====




         Compensation and employee benefits increased from the comparable period one year ago mainly because of increased staffing in the branch network, the hiring of additional administrative staff and an increase in commissions to loan officers due to increased loan production and the related employee benefit cost associated with the increase in compensation. Net occupancy expenses increased from the 1998 six month period to the comparable 1999 period due to the development of the branch network which increased from two branches as of March 31, 1998 to four branches as of March 31, 1999, as well as the acquisition of additional administrative space to handle the current and planned growth of the bank and Greater Atlantic Mortgage. The increase in advertising expense from the six months ended March 31, 1998 to the six months ended March 31, 1999 reflects the company's increased marketing efforts relating to both deposit and loan products. Other operating expenses increased in the six months ended March 31, 1999 from the comparable period one year ago primarily due to the costs associated with the branch expansion program and the increase in loan originations and sales related to the company's mortgage-banking activities.

         Income Taxes. The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis. The income tax provision for the six months ended March 31, 1999 amounted to $258,000 compared to a provision of $212,000 for the six months ended March 31, 1998.

         We recorded a deferred tax asset of $679,000, net of a valuation allowance of $548,000 at March 31, 1999. Based on past operating performance under current management, we believe that it is more likely than not that the net asset recorded will be realized.

         At March 31, 1999, the company had net operating loss carryforwards for federal income tax purposes of approximately $1.7 million which are available to offset future federal taxable income, if any, through 2011. As a result of the change in ownership of the bank, the amount of any tax loss carryforward usage is restricted to an annual limitation of approximately $114,000. During the six months ended March 31, 1999, the company's estimated effective income tax rate is 38%, which was calculated based on the best information currently available.

                      FINANCIAL CONDITION AT MARCH 31, 1999

GENERAL


         At March 31, 1999 the company's total assets were $125.9 million, compared to $107.3 million held at September 30, 1998, representing an increase of 17.33%. Both the bank's overall asset size and customer base increased during the period and that growth is reflected in the consolidated statements of financial condition and statements of operations. Stockholders' equity increased by $176,000 during the six months ended March 31, 1999. The increase reflects the $422,000 of net income recognized during the six month period plus the sale of $75,000 of stock, and was partially offset by an increase of $322,000 in unrealized losses on securities classified as available for sale.


LENDING ACTIVITIES


         General. Net loans receivable at March 31, 1999 were $31.4 million, an increase of $5.9 million or 23.14% from the $25.5 million held at September 30, 1998. The increase in loans consisted primarily of real estate loans secured by first mortgages on residential properties and consumer and commercial lines of credit secured by mortgages on residential and commercial real estate. Loans held for sale amounted to $1.4 million at March 31, 1999 compared to $25.3 million at September 30, 1998, a decrease of $23.9 million. The decrease in loans held for sale reflects the fact that $33.2 million of the $34.3 million of loans originated for sale during March 1999 were disbursed after March 31, 1999. During the six months ended March 31, 1999, the origination of single-family residential loans for the bank's portfolio decreased while the origination of consumer loans and commercial loans was emphasized resulting in an increase in the aggregate of loans originated for the bank's portfolio.

         The following table sets forth the bank's loan originations, sales and principal repayments for the periods indicated:


                                                       FOR THE SIX MONTHS
                                                             ENDED
                                                           MARCH 31,
                                                   --------------------------
                                                       1999          1998
                                                   ------------   -----------
                                                         (IN THOUSANDS)

Total loans at beginning of period (1)..........       $ 53,606      $ 32,520
                                                       --------      --------

Originations of loans for investment:
   Single-family residential(2).................          1,482           445
   Multi-family residential.....................             --            --
   Commercial real estate.......................          1,649            --
   Construction.................................          3,507         5,915
   Land loans...................................            277           369
   Second trust.................................            277           413
   Commercial business..........................          7,317         1,369
   Consumer.....................................          4,229             3
                                                       --------      --------

      Total originations for investment.........         18,738         8,514

Loans originated for resale by Greater
   Atlantic Mortgage............................        186,528       130,383
                                                       --------      --------

Total originations..............................        205,266       138,897

Repayments......................................        (13,614)       (8,363)
Sale of loans originated for resale by
   Greater Atlantic Mortgage Corporation........       (210,483)     (109,659)
                                                       --------      --------

Net activity in loans...........................        (18,831)       20,875
                                                       --------      --------

Total loans at end of period....................       $ 34,775      $ 53,395
                                                       ========      ========

-------------------------

(1) Includes loans held for sale of $25.2 million and $10.0 million at September 30, 1998 and 1997, respectively.

(2) Includes $1.5 million of loans purchased in the six months ended March 31, 1999.

         Loan Portfolio. The bank's loan portfolio consists principally of first mortgage loans, primarily mortgage loans secured by one- to four-family residential real estate. At March 31, 1999, the bank's mortgage loan portfolio totalled $27.3 million or 81.24% of total loans. Loans secured by one- to four-family residential real estate loans totalled $17.2 million, or 51.20% of total loans. At March 31, 1999, the bank also had $4.3 million or 12.84% of total loans in construction loans, $3.9 million or 11.64% in commercial real estate loans, $1.1 million, or 3.13% in multi-family loans and $815,000 or 2.43% in land loans.

         The bank's consumer loans at March 31, 1999, aggregated $4.2 million, or 12.62% of total loans, and included $4.1 million of home equity loans, $91,000 of automobile loans and $40,000 of other consumer loans. The bank's commercial business loans totalled $2.1 million, or 6.14% of total loans, at March 31, 1999.

         At March 31, 1999, regulations of the Office of Thrift Supervision (the "OTS") limit our maximum loans-to-one borrower to approximately $1.2 million. At March 31, 1999, the five largest loans or loan relationships amounted to $1.0 million, $1.0 million, $950,000, $750,000 and $740,000, all of which were performing in accordance with their terms as of such date. As a result of the offering, our loans-to-one borrower limit is expected to exceed $3.1 million which will enable the bank to compete for larger, more profitable loans and meet the needs of our customers without seeking loan participants.


         The following table sets forth the composition of the bank's loan portfolio in dollar amounts and as a percentage of the portfolio.



                                                                        AT MARCH 31, 1999
                                                                ---------------------------------
                                                                                       % OF
                                                                    AMOUNT         TOTAL LOANS
                                                                --------------   ----------------
                                                                     (DOLLARS IN THOUSANDS)
MORTGAGE LOANS:
   Single-family(1)..........................................          $17,189              51.20%
   Multi-family..............................................            1,050               3.13
   Construction..............................................            4,310              12.84
   Commercial real estate....................................            3,908              11.64
   Land......................................................              815               2.43
                                                                       -------             ------
      Total mortgage loans...................................           27,272              81.24
                                                                       -------             ------
COMMERCIAL BUSINESS AND CONSUMER LOANS:
   Commercial business.......................................            2,060               6.14
   Consumer:
      Home equity............................................            4,107              12.23
      Automobile.............................................               91               0.27
      Other..................................................               40               0.12
                                                                       -------             ------
         Total commercial business and
            consumer loans...................................            6,298              18.76
                                                                       -------             ------
         Total loans receivable..............................           33,570             100.00%
                                                                       -------             ======
Less:
   Allowance for loan losses.................................             (610)
   Loans in process..........................................           (1,636)
   Unearned premium (discounts)..............................               41
                                                                       -------
        Loans receivable, net                                          $31,365
                                                                       =======

------------------------------
(1) Includes loans secured by second trusts on single-family residential property.


         One- to Four-Family Mortgage Lending. The bank currently offers both fixed-rate and adjustable-rate mortgage ("ARM") loans with maturities of up to 30 years secured by single-family residences, which term includes real property containing from one to four residences. Most of such loans are located in the bank's primary market area. One- to four-family mortgage loan originations are generally obtained from the bank's in-house loan representatives, from existing or past customers and through advertising and referrals from residents of the bank's local communities. At March 31, 1999, the bank's one- to four-family mortgage loans totalled $17.2 million, or

51.20% of total loans. Of the one- to four-family mortgage loans outstanding at that date, 36.66% were fixed-rate loans and 63.34% were ARM loans.

         Construction and Development Lending. The bank originates construction and development loans primarily to finance the construction of one- to four-family, owner-occupied residential real estate properties located in the bank's primary market area. Construction and development loans are generally offered to customers and experienced builders with whom the bank has an established relationship. Construction and development loans are typically offered with terms of up to 12 months; however, terms may be extended up to four years under certain circumstances. The maximum loan-to-value limit applicable to such loans is 80% for contract sales and 75% for speculative properties. Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspections by independent construction loan inspectors warrant. At March 31, 1999, the bank's largest construction and development loan was a performing $950,000 loan secured by six single-family homes.

         Construction and development financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction compared to the estimated cost (including interest) of construction and other assumptions, including the estimated time to sell residential properties. If the estimate of value proves to be inaccurate, the bank may be confronted with a project, when completed, having a value which is insufficient to assure full repayment. At March 31, 1999, construction and development loans (including land loans) totalled $5.1 million, or 15.27%, of the bank's total loans.

         The bank also originates land loans to local contractors and developers for the purpose of making improvements thereon, including small residential subdivisions in the bank's primary market area or for the purpose of holding or developing the land for sale. Such loans are secured by a lien on the property, are limited to 60% of the lower of the acquisition price or the appraised value of the land and have a term of up to three years with a floating interest rate based on the prime rate as reported in The Wall Street Journal. The bank's land loans are generally secured by property in its primary market area. At March 31, 1999, land loans totaled $815,000, or 2.43% of total loans. The largest land loan at that date was a performing loan which amounted to $418,000.

         Multi-family and Commercial Real Estate Lending. The bank originates multi-family and commercial real estate loans that are generally secured by five or more unit apartment buildings and properties used for business purposes such as small office buildings or retail facilities located in the bank's primary market area. The bank's multi-family and commercial real estate underwriting policies provide that such real estate loans may be made in amounts of up to 75-80% of the appraised value of the property, subject to the bank's current loans-to-one borrower policy limit, which at March 31, 1999, was approximately $1.2 million. The bank's multi-family and commercial real estate loans may be made with terms ranging from five to 15 years and amortization periods of up to 30 years or with interest rates that adjust every three to five years. In reaching its decision on whether to make a multi-family or commercial real estate loan, the bank considers the net operating income of the property, the borrower's expertise, credit history and profitability and the value of the underlying property. Environmental risk evaluations are generally required for all multi-family and commercial real estate loans. Generally, all multi-family and commercial real estate loans made to corporations, partnerships and other business entities require personal guarantees by the principals. On an exception basis, the bank may not require a personal guarantee on such loans depending on the creditworthiness of the borrower and the amount of the downpayment and other mitigating circumstances. The bank's multi-family and commercial real estate loan portfolio at March 31, 1999 was $5.0 million, or 14.77% of total loans. The largest multi-family or commercial real estate loan in the bank's portfolio at March 31, 1999, was a $1.0 million participation in a performing $5.3 million loan secured by two nursing home facilities in Whittier, California.


         Loans secured by multi-family and commercial real estate properties generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. The bank seeks to minimize these risks through its underwriting standards.



         Commercial Business Lending. At March 31, 1999, the bank had $2.1 million in commercial business loans which amounted to 6.14% of total loans. The bank makes commercial business loans primarily in its market area to a variety of professionals, sole proprietorships and small businesses. The bank offers a variety of commercial lending products, including term loans for fixed assets and working capital, revolving lines of credit and letters of credit. Term loans are generally offered with initial fixed rates of interest for the first five years and with terms of up to 7 years. Business lines of credit have adjustable rates of interest and are payable on demand, subject to annual review and renewal. Business loans with variable rates of interest adjust on a monthly basis and are indexed to the prime rate as published in The Wall Street Journal.



         In making commercial business loans, the bank considers the financial statements of the borrower, the bank's lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral. Commercial business loans are generally secured by a variety of collateral, primarily equipment, assets and accounts receivable, and are supported by personal guarantees. Depending on the collateral used to secure the loans, commercial loans are made in amounts of up to 80% of the adjusted value of the collateral securing the loan. The bank generally does not make unsecured commercial business loans. In addition, the bank participates in loans, often community-based, with area lenders with whom the bank has a relationship. When determining whether to participate in such loans, the bank will underwrite its participation interest according to its own underwriting standards.

         In an effort to increase its emphasis on commercial business loans, the bank has hired a commercial loan officer with extensive experience in originating commercial business loans to small businesses. Her primary responsibility will be to increase commercial business loan volume particularly at the bank's branch offices. Management believes that through training and implementation of a sales culture, managers at the branch offices can successfully originate commercial business loans.

         Unlike mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. At March 31, 1999, the bank's largest commercial business loan was a $1.0 million revolving warehouse line of credit with an outstanding balance of $615,000 secured by an assignment of the notes and deeds of trust on single family residential loans.

         Consumer Lending. Consumer loans at March 31, 1999 amounted to $4.2 million or 12.62% of the bank's total loans, and consisted primarily of home equity loans, home equity lines of credit, and, to a significantly lesser extent, secured and unsecured personal loans and new and used automobile loans. These loans are generally made to residents of the bank's primary market area and generally are secured by real estate, deposit accounts and automobiles. These loans are typically shorter term and generally have higher interest rates than one- to four-family mortgage loans.

         The bank offers home equity loans and home equity lines of credit (collectively, "home equity loans"). Most of the bank's equity loans are secured by second mortgages on one- to four-family residences located in the bank's primary market area. At March 31, 1999, these loans totalled $4.1 million or 12.23% of the bank's total loans and 96.91% of consumer loans. Home equity loans are generally offered with terms of up to 15 years and with both adjustable and fixed-rates of interest. The interest rate on adjustable-rate loans is based on the prime rate as reported in The Wall Street Journal. Adjustable-rate home equity loans generally provide for overall caps on the increase or decrease in the interest rate over the life of the loan which are based on state usury laws. At March 31, 1999, the bank had $9.5 million of home equity loans of which $4.1 million, or 40.59% of total home equity loans, was drawn down at such date. The underwriting standards employed by the bank for equity loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. Generally, the maximum combined loan-to-value ratio ("LTV") on equity loans is 80% on both owner-occupied and non-owner-occupied properties. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment and, additionally, from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration.

         The bank also originates other types of consumer loans primarily consisting of secured and unsecured personal loans and new and used automobile loans. At March 31, 1999, these consumer loans totalled $131,000, or 0.39% of the bank's total loans and 3.09% of consumer loans. Secured personal loans are generally secured by deposit accounts. Unsecured personal loans generally have a maximum borrowing limitation of $15,000 and generally require a debt ratio (the ratio of debt service to net earnings) of 40%. Automobile loans have a maximum borrowing limitation of 90% of the sale price of a new automobile or the
National Automobile Dealers Association's Guide's loan value for used automobiles. As part of its strategy to develop a diverse loan mix, the bank has employed a senior bank officer with extensive experience in the development, implementation and marketing of consumer loan programs and intends to increase its emphasis on such lending. In addition, the bank has recently instituted a training program designed to enable branch managers to originate consumer loans at the branch level. That program will substantially eliminate the time lapse between application and closing of many consumer loans and management believes that such program will assist the bank in expanding its consumer loan portfolio.

         Loans secured by rapidly depreciable assets such as automobiles or that are unsecured entail greater risks than one- to four-family mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default.


DELINQUENT LOANS, CLASSIFIED ASSETS AND NON-PERFORMING ASSETS

         Delinquent Loans and Classified Assets. Reports listing all delinquent accounts are generated and reviewed regularly by management and all loans or lending relationships delinquent 30 days or more and all real estate owned ("REO") are reviewed monthly by the board of directors. The procedures taken by the bank with respect to delinquencies vary depending on the nature of the loan, the length and cause of delinquency and whether the borrower has previously been delinquent. When a borrower fails to make a required payment on a loan, the bank may take any of a number of steps to have the borrower cure the delinquency and restore the loan to current status. The bank generally sends the borrower a written notice of non-payment when the loan is first past due. The bank's guidelines provide that telephone, written correspondence and/or face-to-face contact will be attempted to ascertain the reasons for delinquency and the prospects of repayment. When contact is made with the borrower at any time prior to foreclosure, the bank will attempt to obtain full payment, work out a repayment schedule with the borrower to avoid foreclosure or, in some instances, accept a deed in lieu of foreclosure. In the event payment is not then received or the loan not otherwise satisfied, additional letters and telephone calls generally are made. If the loan is still not brought current or satisfied and it becomes necessary for the bank to take legal action, which typically occurs after a loan is 90 days or more delinquent, the bank will commence foreclosure proceedings against any real or personal property that secures the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure and, if purchased by the bank, becomes REO.


         Federal regulations and the bank's Asset Classification Policy require that the bank utilize an internal asset classification system as a means of reporting problem and potential problem assets. The bank has incorporated the internal asset classifications of the OTS as a part of its credit monitoring system. The bank currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

         When the bank classifies one or more assets, or portions thereof, as Substandard, it establishes a general valuation allowance for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When the bank classifies one or more uncollateralized assets, or portions thereof, as Doubtful, it establishes a specific allowance for losses equal to 50% of the amount of the asset so classified. With respect to collateralized assets, the specific allowance is 50% of the difference between the loan amount and the collateral value. Assets, or portions thereof, classified as Loss are charged off.


         The bank's management reviews and classifies the bank's assets on a regular basis and the board of directors reviews the management's reports on a quarterly basis. The bank classifies assets in accordance with the management guidelines described above. At March 31, 1999, the bank had $59,000 of loans designated as Substandard which consisted of one commercial real estate loan for $40,000 and four second trusts totalling $19,000. At that same date the bank had $182,000 of assets classified as Doubtful, one commercial real estate loan for $170,000 and two second trusts totalling $12,000. At March 31, 1999, the bank had no loans classified as Loss. As of March 31, 1999, the bank also had a total of 2 loans, totalling $349,000, designated as Special Mention. At March 31, 1999, the largest adversely (other than Special Mention) classified loan was a commercial real estate second trust loan with an aggregate carrying balance of $170,000, on which it also holds a $285,000 participation interest in a $696,000 first trust. The property securing the two loans is unoccupied and listed for sale for $1.1 million.

         Non-Performing Assets and Impaired Loans. The following table sets forth information regarding non-accrual loans and REO. At March 31, 1999, REO consisted of a multi-family property totalling $192,000, which is under contract of sale as of June 11, 1999. It is the policy of the bank to cease accruing interest on mortgage loans 90 days or more past due and to cease accruing interest on consumer loans 60 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection) and to charge off the accrued and unpaid interest. As a result, the bank had no loans 90 days or more past due but still accruing interest or troubled debt restructurings at any of the dates indicated.




                                               AT MARCH 31, 1999
                                           --------------------------
                                             (DOLLARS IN THOUSANDS)
Mortgage loans:
   Single-family........................           $     12
                                                       ----
Total non-accrual loans.................                 12
REO.....................................                192
                                                   --------
Total non-performing assets.............           $    204
                                                   ========
Non-performing loans to total loans.....               0.04%
                                                       ====
Total non-performing assets to total                   0.16%
  assets, at period end.................               ====

         On December 14, 1995, the bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. At March 31, 1999, the bank had recorded investments of $12,000 in impaired loans. During the six months ended March 31, 1999, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $141. The total amount of interest not recognized to date on such loans was $499.

         When the bank acquires property through foreclosure or deed in lieu of foreclosure, it is initially recorded at the lesser of the carrying value of the loan or fair value of the property at the date of acquisition, less costs to sell. Thereafter, if there is a further deterioration in value, the bank provides for a specific valuation allowance and charges operations for the diminution in value. It is the policy of the bank to obtain an appraisal or broker's price opinion on all real estate subject to foreclosure proceedings prior to the time of foreclosure. It is also the bank's policy to require appraisals on a periodic basis on foreclosed properties and to conduct inspections on foreclosed properties.



ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the bank's allowance for loan losses. Such agencies may require the bank to make additional provisions for estimated loan losses based upon their judgments about information available to them at the time of their examination.


         As of March 31, 1999, the bank's allowance for loan losses amounted to $610,000 or 1.82% of total loans. The bank had non-accrual loans of $12,000 at March 31, 1999. The bank will continue to monitor and modify its allowance for loan losses as conditions dictate. While management believes the bank's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the bank's level of allowance for loan losses will be sufficient to cover loan losses incurred by the bank or that adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

         The following table sets forth activity in the bank's allowance for loan losses.



                                                        AT OR FOR THE THREE
                                                               MONTHS
                                                       ENDED MARCH 31, 1999
                                                   -----------------------------
                                                       (DOLLARS IN THOUSANDS)
Balance at beginning of period......................         $    578
Provisions..........................................               23
                                                             --------
Total charge-offs...................................               (1)
Total recoveries....................................               10
                                                             --------
Net (charge-offs) recoveries........................                9
                                                             --------
Balance at end of period............................           $  610
                                                               ======
Ratio of net charge-offs during the period
   to average loans outstanding during the period...            (0.02)%
                                                               =======
Allowance for loan losses to total non-performing
   loans at end of period...........................         5,083.33%
                                                             ========
Allowance for loan losses to total loans............             1.82%
                                                                 ====



         The following table sets forth the bank's allowance for loan losses in each of the categories listed and the percentage of such amounts to the total allowance and the percentage of such amounts to total loans.






                                                                              AT MARCH 31, 1999
                                                           --------------------------------------------------------
                                                                                           PERCENT OF
                                                                              -------------------------------------
                                                                                   TOTAL               TOTAL
                                                                AMOUNT           ALLOWANCE             LOANS
                                                           -----------------  ---------------   -------------------
                                                                            (DOLLARS IN THOUSANDS)
MORTGAGE LOANS:
   Single-family........................................               $ 110            18.03%                 0.33%
   Multi-family.........................................                   9             1.48                  0.03
   Construction.........................................                  47             7.70                  0.14
   Commercial real estate...............................                 153            25.08                  0.46
   Land.................................................                  16             2.62                  0.04
                                                                     -------         --------                ------
      Total mortgage loans..............................                 335            54.91                  1.00
                                                                      ------          -------                ------
   Commercial...........................................                 104            17.05                  0.31
   Consumer:
      Home equity.......................................                  51             8.36                  0.15
      Automobile........................................                   4             0.66                  0.01
      Other.............................................                  --               --                    --
                                                                     -------        ---------                ------
         Total commercial and consumer..................                 159            26.07                  0.47
                                                                      ------          -------                ------
Unallocated.............................................                 116            19.02                  0.35
                                                                      ------          -------                ------
Total...................................................               $ 610           100.00%                 1.82%
                                                                       =====           ======                ======



INVESTMENT ACTIVITIES

         The investment policy of the bank, as approved by the board of directors, requires management, to maintain adequate liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and to complement the bank's lending activities. The bank primarily utilizes investments in securities for liquidity management, as a source of income and as a method of deploying excess funds not utilized for investment in loans. Securities classified as trading are bought and held principally for sale in the near term, generally within 90 days. Generally, the bank's investment policy is more restrictive than the OTS regulations allow and, accordingly, the bank has invested primarily in U.S. government and agency securities, which qualify as liquid assets under the OTS regulations, federal funds and U.S. government sponsored, agency-issued, mortgage-backed securities.


         Investment and mortgage-backed securities increased from $51.2 million at September 30, 1998 to $77.1 million at March 31, 1999. All securities held by the company were classified as available for sale and were used to leverage the bank's capital while new consumer and commercial products were developed and marketed. The company at times has held securities for trading. They are bought and held principally for the purpose of selling in the near term, generally within 90 days.

         At  March  31,   1999,   the  bank  had  invested   $32.0   million  in
mortgage-backed securities, or 25.43% of total assets, all of which were classified as available-for-sale. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.


         The following table sets forth information regarding the amortized cost and estimated market value of the bank's investment securities.




                                                 AT MARCH 31, 1999
                                           -----------------------------
                                                             ESTIMATED
                                             AMORTIZED        MARKET
                                               COST            VALUE
                                           -------------   -------------
                                                  (IN THOUSANDS)
AVAILABLE FOR SALE:
   Equity securities(1).................     $ 9,093         $ 9,017
   Corporate debt securities............       2,112           2,209
   Federal agency securities............       1,000             989
   CMOs.................................       1,731           1,737
   U.S. Government securities...........      31,465          31,166
                                             -------         -------
      Total.............................     $45,401         $45,118
                                             =======         =======
INVESTMENT SECURITIES WITH:
   Fixed rates..........................      $4,843          $4,935
   Adjustable rates.....................      40,558          40,183
                                             -------         -------
      Total.............................     $45,401         $45,118
                                             =======         =======

--------------------

(1) Equity securities consist of a $3.0 million investment in a short-term U.S. government securities mutual fund; a $3.0 million investment in an intermediate-term mortgage securities mutual fund; and a $3.0 million investment in a U.S. government mortgage securities mutual fund.

         The following table sets forth information regarding the amortized cost and estimated market value of the bank's mortgage-backed securities.





                                                     AT MARCH 31, 1999
                                          ----------------------------------------
                                                                    ESTIMATED
                                              AMORTIZED              MARKET
                                                 COST                 VALUE
                                          ------------------   -------------------
                                                         (IN THOUSANDS)
AVAILABLE FOR SALE:
   REMICs...............................   $ 2,546              $  2,583
   FHLMC................................     5,182                 5,149
   FNMA.................................    21,287                21,235
   GNMA.................................     3,070                 3,053
                                           -------               -------
      Total.............................   $32,085               $32,020
                                           =======               =======
MORTGAGE-BACKED SECURITIES WITH:
   Fixed rates..........................   $18,142               $18,136
   Adjustable rates.....................    13,943                13,884
                                           -------               -------
      Total.............................   $32,085               $32,020
                                           =======               =======

         The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the bank's investment securities available-for-sale and mortgage-backed securities available-for-sale.


                                                                                                AT MARCH 31, 1999
                                                   --------------------------------------------------------------------------
                                                                           MORE THAN ONE       MORE THAN FIVE
                                                    ONE YEAR OR LESS    YEAR TO FIVE YEARS   YEARS TO TEN YEARS
                                                              WEIGHTED             WEIGHTED             WEIGHTED
                                                   CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING    AVERAGE
                                                    VALUE      YIELD     VALUE      YIELD     VALUE       YIELD
                                                   --------  ---------  --------  --------- ----------  ---------
                                                                                      (DOLLARS IN THOUSANDS)
Investment securities available-for-sale:
    Adjustable-rate securities:
    Equity securities............................    $9,017       5.82%   $   --       --%     $  --         --%
    U.S. Government agency.......................        --         --     1,250     7.52      3,181       5.20
                                                     ------               ------               -----
       Total.....................................     9,017       5.82     1,250     7.52      3,181       5.20
                                                     ------               ------               -----
  Fixed-rate:
    Federal agency...............................        --         --        --       --        989       6.57
    Corporate debt......                                 --         --        --       --         --         --
    CMOs.........................................        --         --        --       --         --         --
                                                     ------               ------               -----
       Total.....................................        --         --        --       --        989       6.57
                                                     ------               ------               -----
Total investment securities available-for-sale...     9,017       5.82     1,250     7.52      4,170       5.52
                                                     ------               ------               -----

Mortgage-backed securities available-for-sale:
    Adjustable-rate securities:
       FNMA......................................        --         --       550     6.10         --         --
       FHLMC.....................................        --         --        --       --         --         --
       GNMA......................................        --         --        --       --      1,132       5.07
                                                     ------               ------               -----
         Total...................................        --         --       550     6.10      1,132       5.07
                                                     ------               ------               -----
    Fixed-rate:
       FNMA......................................        --         --        --       --      2,025       6.29
       FHLMC.....................................        --         --        --       --        366       6.57
       GNMA......................................        --         --        --       --         --         --
       REMICs....................................        --         --        --       --         --         --
                                                     ------               ------               -----
         Total...................................        --         --        --       --      2,391       6.33
                                                     ------               ------               -----
Total mortgage-backed securities
   available-for-sale............................        --         --       550     6.10      3,523       5.93
                                                     ------               ------             -------
Total investments................................    $9,017       5.82%   $1,800     7.09%   $ 7,693       5.71%
                                                     ======       ====    ======     ====    =======       ====

 MORE THAN    TEN YEARS           TOTAL
-----------------------  ---------------------
               WEIGHTED               WEIGHTED
  CARRYING      AVERAGE   CARRYING     AVERAGE
    VALUE        YIELD      VALUE       YIELD
 -----------  ---------  --------- -----------
    $  --         --%     $9,017       5.82%
   26,735       6.04      31,166       6.01
   ------                 ------
   26,735       6.04      40,183       5.97
   ------                 ------
      --          --         989       6.57
    2,209       6.83       2,209       6.83
    1,737       7.35       1,737       7.35
   ------                 ------
    3,946       7.06       4,935       6.96
   ------                 ------
   30,681       6.17      45,118       6.08
   ------                 ------
    9,536       5.31      10,086       5.35
    1,415       6.02       1,415       6.02
    1,251       5.98       2,383       5.55
   ------                 ------
   12,202       5.46      13,884       5.45
   ------                 ------
    9,124       7.12      11,149       6.97
    3,368       6.08       3,734       6.13
      670       6.44         670       6.44
    2,583       6.22       2,583       6.22
   ------                 ------
   15,745       6.72      18,136       6.67
   ------                 ------
   27,947       6.17      32,020       6.14
 --------                -------
 $ 58,628       6.17%    $77,138       6.11%
 ========       ====     =======       ====

SOURCES OF FUNDS

         General. Deposits, loan repayments and prepayments, cash flows generated from operations, Federal Home Loan Bank ("FHLB") advances and reverse repurchase agreements are the primary sources of the bank's funds for use in lending, investing and for other general purposes.


         Deposits. Because the bank has aggressively marketed its deposit products, expanded its branch network and used brokered deposits to fund its mortgage-banking activities, total deposits increased to $112.1 million at March 31, 1999 from $76.3 million at September 30, 1998, an increase of 46.92%. Certificates of deposit increased $34.5 million, $3.0 million of which were from brokered deposits. The bank offers a variety of deposit accounts with a range of interest rates and terms. The bank's deposits consist of checking, money market, savings, NOW, certificate accounts and Individual Retirement Accounts. Of the funds deposited in the bank, 80.18% are in certificate of deposit accounts at March 31, 1999. At March 31, 1999, transaction-based accounts (savings, NOW, money market and noninterest bearing deposits) represented 19.82% of total deposits.

         The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The bank's deposits are obtained predominantly from the areas in which its branch offices are located. The bank has historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the bank's ability to attract and retain deposits. The bank uses traditional means of advertising its deposit products, including print media. The bank also uses deposit brokers to obtain deposits that are used primarily to fund the bank's mortgage-banking and investment activities. In view of the short-term holding period for loans-held-for-sale, brokered deposits are a cost effective source of funding for the bank's mortgage-banking activities. Should loans-held-for-sale decline, the brokered certificates can easily be allowed to run-off with no impact on long-term customer relationships. At March 31, 1999, $78.7 million, or 87.54% of the bank's certificate of deposit accounts were to mature within one year.

         The following table sets forth the distribution and the rates paid on each category of deposits.



                                             AT MARCH 31, 1999
                                  ----------------------------------------
                                                 PERCENT OF
                                                   TOTAL          RATE
                                   BALANCE        DEPOSITS        PAID
                                  ----------    ------------   -----------
                                           (DOLLARS IN THOUSANDS)

Savings accounts...............     $925           0.83%         3.00%
Now and money market accounts..   17,633          15.73          4.70
Certificates of deposit........   89,877          80.18          5.23
Noninterest-bearing deposits:
   Demand deposits............     3,656           3.26           --
                                ---------        ------
      Total deposits.........   $112,091         100.00%         4.96%
                                ==========        ======         ====


         The following table presents information concerning the amounts, the rates and the periods to maturity of the certificate accounts outstanding.




                                                  AT MARCH 31, 1999
                                        ------------------------------------
                                            AMOUNT                RATE
                                        ---------------      ---------------
                                                (DOLLARS IN THOUSANDS)
BALANCES MATURING:
Three months or less....................        $25,220            5.17%
Three months to one year................         53,505            5.26
One year to three years.................         10,611            5.17
Over three years........................            541            5.37
                                                -------
  Total.................................        $89,877            5.23%
                                                =======            ====

         At March 31, 1999, the bank had $34.5 million in certificate accounts in amounts of $100,000 or more maturing as follows:




                                                        WEIGHED
                                                        AVERAGE
        MATURITY PERIOD               AMOUNT             RATE
-------------------------------   --------------    ---------------
                                       (DOLLARS IN THOUSANDS)
Three months or less...........          $13,698               4.89%
Over 3 through 6 months........            8,442               4.92
Over 6 through 12 months.......            9,570               5.26
Over 12 months.................            2,744               5.25
                                       ---------
      Total....................          $34,454               5.03%
                                         =======               ====

         Borrowings. FHLB advances amounted to $5.0 million at March 31, 1999 a decrease from the $22.0 million at September 30, 1998 primarily because the company had sufficient funds from the $35.8 million increase in deposit accounts and the $24.0 million reduction in mortgage loans held for sale. At March 31, 1999 and September 30, 1998, borrowings consisted solely of FHLB advances. FHLB advances are used to arbitrage both the investment and mortgage-backed securities portfolio and the mortgage banking activities of the bank. The bank utilizes advances from the FHLB of Atlanta as an alternative to retail deposits to fund its operations as part of its operating strategy. These FHLB advances are collateralized primarily by the bank's mortgage loans and mortgage-backed securities and secondarily by the bank's investment in capital stock of the FHLB of Atlanta. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB of Atlanta will advance to member institutions, including the bank, fluctuates from time to time in accordance with the policies of the FHLB of Atlanta.


         The bank also enters into sales of securities under agreements to repurchase ("reverse repurchase agreements") with terms to maturity of less than one year. Fixed-coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the statements of financial condition. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities underlying the agreements are book-entry securities. During the period in which the bank borrowed through the use of reverse repurchase agreements, the securities were delivered by appropriate entry into the counterparties' accounts maintained at the FHLB of Atlanta or in some cases with the securities dealers. Although the bank borrowed funds through the use of reverse repurchase agreements during the six months ended March 31, 1999, at the end of the period the bank did not have any reverse repurchase agreements outstanding. During the six months ended March 31, 1999, all reverse repurchase agreements represented agreements to repurchase the same securities.


         The bank is subject to the risk that its interest in the sold securities is adequately protected in the event the purchasing securities dealer fails to perform its obligations. The bank attempts to reduce the effects of such risks by entering into such agreements only with well-capitalized securities dealers who are primary dealers in government securities and by limiting the maximum amount of agreements outstanding at any time with any single securities dealer.

         The following table sets forth information regarding the bank's borrowed funds:



                                                           AT OR FOR THE SIX
                                                          MONTHS ENDED MARCH
                                                               31, 1999
                                                       -------------------------
                                                        (DOLLARS IN THOUSANDS)
FHLB advances:
   Average balance outstanding......................             $13,665
                                                                 =======
   Maximum amount outstanding at any
     month-end during the period....................            $  5,000
                                                                ========
   Balance outstanding at end of period.............            $  5,000
                                                                ========
   Weighted average interest rate during the period.                4.76%
                                                                ========
   Weighted average interest rate at end of period..                3.98%
                                                                ========
Reverse repurchase agreements:
  Average balance outstanding.......................             $ 1,549
                                                                 =======
  Maximum amount outstanding at any month-end
    during the period...............................            $     --
                                                                ========
  Balance outstanding at end of period..............            $     --
                                                                ========
  Weighted average interest rate during the period..                5.68%
                                                                =======
  Weighted average interest rate at end of period...                  --%
                                                                ========



   COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1998
                             AND SEPTEMBER 30, 1997

         Net Income. Net income for the fiscal year ended September 30, 1998 amounted to $609,000 or $0.77 per share compared to a net loss of $634,000 or
$1.92 per share for fiscal year 1997 that had been incurred prior to the acquisition of the bank by current management. The $1.2 million increase in fiscal 1998 income was primarily due to an increase in mortgage-banking income which was partially offset by the increase in noninterest expense. The increase in noninterest expense reflects the bank's continuing expansion and growth, including substantially increased compensation, occupancy and promotional expenses.

         Net Interest Income. The following table presents a comparison of the components of interest income and expense and net interest income.

                                                       YEARS ENDED SEPTEMBER 30,                DIFFERENCE
                                                     ------------------------------    ----------------------------
                                                          1998             1997           AMOUNT            %
                                                     --------------    ------------    -------------  -------------
                                                                         (DOLLARS IN THOUSANDS)
Interest income:
    Loans.........................................       $2,631          $2,253         $    378           16.78%
    Investments...................................        1,380             141            1,239          878.72
                                                        -------        --------          -------
       Total......................................        4,011           2,394            1,617           67.54
                                                        -------         -------          -------
Interest expense:
    Deposits......................................        2,163           1,135            1,028           90.57
    Borrowings....................................          400             156              244          156.41
                                                       --------        --------         --------
       Total......................................        2,563           1,291            1,272           98.53
                                                        -------         -------          -------
Net interest income...............................       $1,448          $1,103          $   345           31.28%
                                                         ======          ======          =======           =====



         Our growth in net interest income was due primarily to the increase in average interest-earning assets resulting from the bank's planned growth strategy in 1998. Although average interest-earning assets increased $27.6 million or 104.57% during fiscal 1998, a decline in the net interest margin limited the increase in net interest income. The decline in net interest margin of 150 basis points resulted from a significant increase in investment securities at a yield lower than could have been obtained if the funds had been invested in loans.

         Interest income increased for fiscal year 1998, compared to 1997, primarily as a result of an increase in the average outstanding balances of loans, investment securities and mortgage-backed securities coupled with increases in the yields on the investment and mortgage-backed securities portfolios resulting in large measure from the planned leveraging of the bank's capital. The increase in interest income on the loan portfolio for fiscal 1998 when compared to fiscal 1997 resulted primarily from an increase of $6.1 million in the average balance of loans. This increase was coupled with an increase in interest income from the investment and mortgage-backed securities portfolios due to an increase of $21.5 million in the average balances of such securities.

         Interest expense on deposits and borrowed funds increased for the fiscal year 1998, compared to 1997, principally as a result of a significant increase in total deposits and borrowed funds and to a lesser extent an increase in the average cost of deposits. The increase in interest expense on deposits was primarily due to an increase in the average balance of certificates of deposit. Average certificates of deposit increased $17.1 million, or 97.44%, from $17.6 million for the year ended September 30, 1997 to $34.7 million for the year ended September 30, 1998, while the average rate paid thereon decreased from 5.71% for the year ended September 30, 1997 to 5.66% for 1998. The average rate paid for deposits increased from 5.33% for fiscal 1997 to 5.42% for fiscal 1998 and was coupled with an increase of $18.6 million in the average outstanding balance. The combined average cost of deposits and borrowings was 5.33% for fiscal 1998 compared to 5.42% for fiscal 1997.

         Comparative Average Balances and Interest Income Analysis. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax-equivalent adjustments were made and all average balances are average daily balances. Nonaccruing loans have been included in the tables as loans carrying a zero yield.

                                                                 FOR THE YEARS ENDED SEPTEMBER 30,
                                                -------------------------------------------------------------------
                                                              1998                               1997
                                                --------------------------------   --------------------------------
                                                            INTEREST    AVERAGE              INTEREST    AVERAGE
                                                 AVERAGE     INCOME/     YIELD/     AVERAGE   INCOME/     YIELD/
                                                 BALANCE     EXPENSE      RATE      BALANCE  EXPENSE      RATE
                                                ---------   ---------   --------   --------   ---------  ----------
ASSETS:                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Real estate loans.............................  $29,079      $2,513     8.64%     $21,635      $2,070     9.57%
  Consumer loans................................      717          66     9.21        1,104          93     8.42
  Commercial business loans.....................      577          52     9.01        1,509          90     5.96
                                                  --------     ------               -------      ------
    Total loans.................................   30,373       2,631     8.66       24,248       2,253     9.29

  Investment securities.........................   15,300         901     5.89        2,154         141     6.55
  Mortgage-backed securities....................    8,337         479     5.75           --          --       --
                                                  -------      ------               -------      ------

    Total interest-earning assets                  54,010      $4,011     7.43       26,402      $2,394     9.07
                                                               ======     ----      -------      ======     ----

Non-earning assets..............................    2,396                             1,673
                                                  -------                           -------
    Total assets................................  $56,406                           $28,075
                                                  =======                           =======

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
  Savings accounts..............................  $   844      $   30     3.55%     $   772      $   28     3.63%
  Now and money market
    accounts....................................    4,352         168     3.86        2,977         103     3.46
  Certificates of deposit.......................   34,719       1,965     5.66       17,585       1,004     5.71
                                                  -------      ------               -------      ------
    Total deposits..............................   39,915       2,163     5.42       21,334       1,135     5.32

  FHLB advances.................................    5,358         286     5.34        2,867         156     5.44
  Other borrowings..............................    2,015         114     5.66           --          --       --
                                                  -------      ------     ----      -------      ------    -----
    Total interest-bearing
      liabilities...............................   47,288      $2,563     5.42       24,201      $1,291     5.33
                                                  -------      ======     ----      -------      ======     ----

Noninterest-bearing liabilities:
  Noninterest-bearing demand
     deposits...................................    2,153                             1,716
  Other liabilities.............................    1,043                               191
                                                  -------                           -------
    Total liabilities...........................   50,484                            26,108
Stockholders' equity............................    5,922                             1,967
                                                  -------                           -------
    Total liabilities and
       stockholders' equity.....................  $56,406                           $28,075
                                                  =======                           =======
Net interest income.............................               $1,448                            $1,103
                                                               ======                            ======
Interest rate spread............................                           2.01%                             3.74%
                                                                           ====                              =====
Net interest margin.............................                           2.68%                             4.18%
                                                                           ====                              =====

         Rate/Volume Analysis. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated. The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

                                                                                    YEARS ENDED SEPTEMBER 30,
                                                                                          1998 V. 1997
                                                                              -------------------------------------
                                                                                     CHANGE ATTRIBUTABLE TO
                                                                              -------------------------------------
                                                                               VOLUME        RATE          TOTAL
                                                                              ---------   -----------   -----------
                                                                                         (IN THOUSANDS)
Real estate loans..........................................................      $  712       $  (269)      $   443
Consumer loans.............................................................         (33)            6           (27)
Commercial business loans..................................................         (55)           17           (38)
                                                                                 ------       -------       -------
     Total loans...........................................................         624          (246)          378
Investment securities......................................................         861          (101)          760
Mortgage-backed securities.................................................          --           479           479
                                                                                 ------       -------       -------

     Total interest-earning assets.........................................      $1,485       $   132        $1,617
                                                                                 ======       =======        ======

Savings accounts...........................................................   $       3     $      (1)    $       2
Now and money market accounts..............................................          48            17            65
Certificates of deposit....................................................         978           (17)          961
                                                                                 ------       -------       -------
     Total deposits........................................................       1,029            (1)        1,028
FHLB advances..............................................................         135            (5)          130
Other borrowings...........................................................          --           114           114
                                                                                 ------       -------       -------
     Total interest-bearing liabilities....................................      $1,164       $   108        $1,272
                                                                                 ======       =======        ======
Change in net interest income..............................................     $   321      $     24       $   345
                                                                                =======      ========       =======



         Provision for Loan Losses. The provision for loan losses decreased $328,000 from $487,000 provided during fiscal 1997 to $159,000 provided during fiscal 1998. The reduction in the provision in fiscal 1998 is directly related to an improvement in credit quality over that time period coupled with a decline in non-performing loans. Charge-offs increased to $362,000 during fiscal year 1998 from $140,000 during fiscal year 1997 as new management took a more aggressive posture on assessing collectability in classifying loans.

         Noninterest Income. The following table presents a comparison of the components of noninterest income.


                                                             YEARS ENDED
                                                            SEPTEMBER 30,                       DIFFERENCE
                                                    ------------------------------    ------------------------------
                                                        1998             1997            AMOUNT              %
                                                    -------------    -------------    ------------     -------------
Noninterest income:                                                      (DOLLARS IN THOUSANDS)
   Gain on sale of loans..........................      $5,774           $3,261          $2,513         77.06%
   Service fees on loans..........................         412              231             181         78.35
   Service fees on deposits.......................          25               26              (1)        (3.85)
   Other operating income.........................          58               10              48        480.00
                                                        ------           ------          ------
      Total noninterest income....................      $6,269           $3,528          $2,741         77.69%
                                                        ======           ======          ======         =====

         Noninterest income increased during the fiscal year ended September 30, 1998, compared to fiscal year 1997, primarily as a result of the increase in gain on sale of loans coupled with the increase in service fees on loans, both of which related to an increased volume of loan originations and sales as a result of the company's mortgage banking activities. The significant level of gains during fiscal 1998 resulted from the company taking advantage of record loan origination volumes resulting from home loan refinancing and a declining interest rate environment which enabled the company to sell loans at a gain.

         During fiscal 1998, the company originated $272.7 million in mortgage loans compared with $146.8 million originated during fiscal 1997. The $125.9 million increase in loan originations was largely attributable to decreases in interest rates and an increase in home mortgage refinancing. During fiscal year 1998, substantially all loans originated were sold in the secondary market, with servicing released. Loan sales in fiscal 1998 amounted to $243.0 million compared to sales of $136.8 million during fiscal 1997. Sales of loans resulted in gains of $5.8 million and $3.3 million for the fiscal year ended September 30, 1998 and 1997, respectively. The ability to generate gains from the sale of loans should continue in the future; however, the level of future gains will depend upon the dollar amount of loans sold and economic conditions.

         Noninterest Expense. The following table presents a comparison of the components of noninterest expense.


                                                                  YEARS ENDED
                                                                  SEPTEMBER 30,                  DIFFERENCE
                                                           ---------------------------   ---------------------------
                                                              1998            1997         AMOUNT             %
                                                           -----------    ------------   -----------     -----------
Noninterest expense:                                                        (DOLLARS IN THOUSANDS)
   Compensation and employee benefits....................       $3,748          $2,996       $   752          25.10%
   Occupancy.............................................          498             325           173          53.23
   Professional services.................................          193             130            63          48.46
   Advertising...........................................          568              37           531       1,435.14
   Deposit insurance premium.............................           95              98            (3)         (3.06)
   Furniture, fixtures and equipment.....................          203             160            43          26.88
   Data processing.......................................          132              91            41          45.05
   Loss from foreclosed real estate......................           34             241          (207)        (85.89)
   Other operating expense...............................        1,166             699           467          66.81
                                                                ------          ------        ------
     Total noninterest expense...........................       $6,637          $4,777        $1,860          38.94%
                                                                ======          ======        ======          =====

         Noninterest expense increased to $6.6 million in fiscal 1998 from $4.8 million in fiscal 1997. Compensation and employee benefits expense comprised 56.47% of total noninterest expense in the fiscal year ended September 30, 1998, compared to 62.72% in fiscal year 1997. Compensation and employee benefits increased between fiscal 1997 and fiscal 1998 mainly because of increased staffing of the branch network, the hiring of additional administrative staff and an increase in commissions to loan officers due to increased loan production and the related employee benefit cost associated with increases in compensation. Net occupancy expenses increased from fiscal 1997 to fiscal 1998 due to expansion of the branch network which increased from two branches as of September 30, 1997 to four branches as of September 30, 1998 as well as the acquisition of additional administrative space to handle the current and planned growth of the bank and Greater Atlantic Mortgage. Professional services increased from fiscal 1997 to fiscal 1998 due to the growth of the branch network. Advertising expense increased from fiscal 1997 to fiscal 1998, reflecting the company's increased marketing efforts relating to both deposit and loan products. Other expenses increased in the fiscal year 1998 compared to fiscal 1997 due primarily to the cost associated with the branch expansion program and the increase in loan originations and sales related to the company's mortgage banking activities.

         Income Taxes. The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis. The income tax provision in fiscal year 1998 amounted to $311,000 compared to no provision in fiscal year 1997 due to operating losses incurred during the year.

         We recorded a deferred tax asset of $1,545,000, net of a valuation allowance of $548,000 at September 30, 1998. During the fiscal year ended September 30, 1998 the company increased its deferred tax asset by $642,000 by reducing goodwill associated with the acquisition of the bank. Based on past operating performance under current management, we believe that it is more likely than not that the net deferred tax asset recorded will be realized.

         At September 30, 1998 the company had net operating loss carryforwards for federal income tax purposes of approximately $1.7 million which are available to offset future federal taxable income, if any, through 2011. As a result of the change in ownership of the bank, the amount of any tax loss carryforward usage is restricted to an annual limitation of approximately $114,000.

 COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

GENERAL

         At September 30, 1998 the company's total assets were $107.3 million as compared to $31.6 million at September 30, 1997, which represented an increase of 239.6%. The bank's overall asset size and customer base increased significantly during fiscal year 1998 and this growth is reflected in the consolidated statements of financial condition and statements of operations. Stockholders' equity increased significantly by $5.3 million, or 336%, during fiscal 1998 as composed to fiscal 1997. The increase is primarily due to the acquisition and recapitalization of the bank in October 1997 and, to a lesser extent, the net income recognized by the company during fiscal 1998.

LENDING ACTIVITIES

         General. Net loans receivable at September 30, 1998 were $25.5 million, an increase of $6.6 million or 34.9% from the $18.9 million held at September 30, 1997. In the year ended September 30, 1997, loan repayments and prepayments approximately equaled loan originations, resulting in a modest decrease in the bank's total loans, net. However, in the year ended September 30, 1998, the bank increased loan originations, primarily of one- to four-family real estate loans. This increase was attributable in significant part to refinancings due to a favorable interest rate environment and a greater acceptability by the bank to refinancing its own loans. Loans held for sale amounted to $25.3 million at September 30, 1998, compared to $10.0 million at September 30, 1997, an increase of $15.3 million. The increase in loans held for sale reflects expansion of the mortgage-banking activities of the bank resulting from the recapitalization that occurred when the company acquired the bank.

         The following table sets forth the bank's loan originations, sales and principal repayments for the periods indicated:



                                                      FOR THE YEARS ENDED
                                                         SEPTEMBER 30,
                                                   --------------------------
                                                       1998          1997
                                                   ------------   -----------
                                                         (IN THOUSANDS)
Total loans at beginning of period (1)..........      $  32,520     $  30,780
                                                      ---------     ---------
Originations of loans for investment:
   Single-family residential....................         11,463         1,272
   Multi-family residential.....................             --            --
   Commercial real estate.......................            458           180
   Construction.................................          5,352         6,526
   Land loans...................................          1,705            --
   Second trust.................................            560           431
   Commercial business..........................            480           111
   Consumer.....................................              93           117
                                                      ----------    ----------
      Total originations for investment.........         20,111         8,637
Loans originated for resale by Greater
   Atlantic Mortgage ...........................        252,603       138,203
                                                      ---------     ---------
Total originations..............................        272,714       146,840
Repayments......................................        (14,400)      (11,537)
Sale of loans originated for resale by
   Greater Atlantic Mortgage....................       (237,228)     (133,563)
                                                      ---------     ---------
Net activity in loans...........................         21,086         1,740
                                                      ---------     ---------
Total loans at end of period(1).................      $  53,606     $  32,520
                                                      =========     =========

-------------------------
(1) Includes loans held for sale of $10.0 million and $6.2 million at September 30, 1998 and 1997, respectively.

         Loan Portfolio. The following table sets forth the composition of the bank's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                              AT SEPTEMBER 30,
                                               -----------------------------------------------
                                                        1998                     1997
                                               ----------------------   ----------------------
                                                              % OF                     % OF
                                                             TOTAL                    TOTAL
                                                AMOUNT       LOANS       AMOUNT       LOANS
                                               ---------   ----------   ---------   ----------
                                                           (DOLLARS IN THOUSANDS)
Mortgage loans:
   Single-family(1)............................  $17,198        60.48%   $  8,778        38.96%
   Multi-family................................    1,189         4.18       1,653         7.34
   Construction................................    5,520        19.41       6,795        30.16
   Commercial real estate......................    2,246         7.90       2,555        11.34
   Land........................................       723        2.54       1,177         5.22
                                                 --------    --------     -------       ------
      Total mortgage loans.....................   26,876        94.51      20,958        93.02
                                                 --------    --------     -------       ------
Commercial business and consumer loans:
   Commercial business.........................      814         2.86         795         3.53
   Consumer:
      Home equity..............................      542         1.91         532         2.36
      Automobile...............................       99         0.35         192         0.85
      Other....................................      105         0.37          54         0.24
                                                 --------    --------     -------       ------
         Total commercial business and                                      1,573
            consumer loans.....................    1,560         5.49                     6.98
                                                 --------    --------     -------       ------
         Total loans...........................   28,436       100.00%     22,531       100.00%
                                                 --------    =========    -------       =======
Less:
   Allowance for loan losses...................     (578)                    (776)
   Loans in process............................   (2,276)                  (2,750)
   Unearned premium (discounts)................      (72)                    (150)
                                                 --------                 -------
        Loans receivable, net                    $25,510                  $18,855
                                                 ========                 =======

------------------------------
(1) Includes loans secured by second trusts on single-family residential property.

         Loan Maturity. The following table shows the remaining contractual maturity of the bank's total loans at September 30, 1998. The table does not include the effect of future principal prepayments.


                                                                   AT SEPTEMBER 30, 1998
                                              ---------------------------------------------------------------
                                                                    MULTI-        COMMERCIAL
                                                  ONE- TO         FAMILY AND       BUSINESS
                                                   FOUR-          COMMERCIAL          AND           TOTAL
                                               FAMILY (1)(2)      REAL ESTATE      CONSUMER         LOANS
                                              ---------------   ---------------  -------------  -------------
                                                                      (IN THOUSANDS)

Amounts due in:
   One year or less........................       $ 8,819            $3,373         $1,353        $13,545
   After one year:
   More than one year to three years.......         7,721               143             48          7,912
   More than three years to five years.....           721                --             49            770
   More than five years to 10 years........           652                --             --            652
   More than 10 years to 15 years..........         1,127                29             --          1,156
   More than 15 years......................         2,124                --             --          2,124
                                                  -------            ------         ------        -------
      Total amount due.....................       $21,164            $3,545         $1,450        $26,159
                                                  =======            ======         ======        =======

-----------------
(1) Net of loans in process of $2.3 million.
(2) Includes construction loans and land loans.

         The following table sets forth, at September 30, 1998, the dollar amount of loans contractually due after September 30, 1999, and whether such loans have fixed interest rates or adjustable interest rates. At September 30, 1998, the bank did not have any construction, acquisition and development, land or commercial business loans contractually due after September 30, 1999.


                                                                             DUE AFTER SEPTEMBER 30, 1999
                                                                 --------------------------------------------------
                                                                      FIXED           ADJUSTABLE         TOTAL
                                                                 ----------------   --------------   --------------
                                                                                    (IN THOUSANDS)
Real estate loans:
   One- to four-family.......................................          $11,281           $1,064          $12,345
   Multi-family and commercial...............................               29              143              172
                                                                       -------           ------          -------
      Total real estate loans................................           11,310            1,207           12,517
Consumer loans...............................................               97               --               97
                                                                       -------           ------          -------
      Total loans............................................          $11,407           $1,207          $12,614
                                                                       =======           ======          =======

         Non-Performing Assets and Impaired Loans. The following table sets forth information regarding non-accrual loans and REO.


                                                             SEPTEMBER 30,
                                                    ----------------------------
                                                        1998            1997
                                                    -------------   ------------
Mortgage loans:                                        (DOLLARS IN THOUSANDS)
   Single-family..................................       $     37      $   154
   Multi-family...................................            193          348
   Construction...................................             --           --
   Commercial real estate.........................             --           --
   Land...........................................             --           --
Commercial business...............................             --          150
Consumer..........................................             --           13
                                                         --------       -------
Total non-accrual loans...........................            230          665
REO...............................................             90          202
                                                         --------       -------
Total non-performing assets.......................       $    320       $  867
                                                         ========       =======
Non-performing loans to total loans held for
   investment.....................................           0.81%         2.95%
                                                         ========       ========
Total non-performing assets to total assets,
   at period end..................................           0.30%         2.75%
                                                         ========        =======

         Allowance for Loan Losses. The following table sets forth activity in the bank's allowance for loan losses for the periods indicated.

                                                                  AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                                                             -------------------------------------------
                                                                   1998                     1997
                                                              ------------------      --------------------
                                                                         (DOLLARS IN THOUSANDS)
Balance at beginning of period............................       $   776                   $   429
Provisions................................................           159                       487
                                                                 -------                   -------
Charge-offs:
   Mortgage loans:
      Single-family.......................................             4                        --
      Multi-family........................................           155                        --
   Commercial business....................................           171                        96
   Consumer...............................................            32                        44
                                                                 -------                   -------
Total charge-offs.........................................           362                       140
Total recoveries..........................................             5                        --
                                                                 -------                   -------
Net (charge-offs) recoveries..............................          (357)                     (140)
                                                                 -------                   -------
Balance at end of period..................................       $   578                   $   776
                                                                 =======                   =======
Ratio of net charge-offs during the period
   to average loans outstanding during the period.........          1.18%                     0.58%
                                                                    ====                      ====
Allowance for loan losses to total non-performing
   loans at end of period.................................        251.30%                   116.69%
                                                                  ======                    ======
Allowance for loan losses to total loans..................          2.03%                     3.44%
                                                                    ====                      ====

         The following table sets forth the bank's allowance for loan losses in each of the categories listed at the dates indicated and the percentage of such amounts to the total allowance and the percentage of such amounts to total loans.



                                                                               AT SEPTEMBER 30,
                                                           --------------------------------------------------------
                                                                      1998                         1997
                                                           ---------------------------  ---------------------------
                                                                       PERCENT OF                   PERCENT OF
                                                                   -------------------          -------------------
                                                                     TOTAL     TOTAL              TOTAL     TOTAL
                                                           AMOUNT  ALLOWANCE   LOANS    AMOUNT  ALLOWANCE   LOANS
                                                           ------- ---------  --------  ------  ---------  --------
                                                                              (DOLLARS IN THOUSANDS)
MORTGAGE LOANS:
   Single-family.........................................     $ 47      8.13%     0.17%  $  46       5.93%     0.20%
   Multi-family..........................................      129     22.32      0.45     225      29.00      1.00
   Construction..........................................       57      9.86      0.20      70       9.02      0.31
   Commercial real estate................................       53      9.17      0.19      59       7.60      0.26
   Land..................................................       21      3.63      0.07      33       4.25      0.15
                                                                --      ----      ----      --       ----      ----
      Total mortgage loans...............................      307     53.11      1.08     433      55.80      1.92
                                                               ---     -----      ----     ---      -----      ----
COMMERCIAL AND CONSUMER:
   Commercial............................................       28      4.85      0.10     233      30.02      1.04
   Consumer:
      Home equity........................................       44      7.61      0.15      73       9.40      0.32
      Automobile.........................................        6      1.04      0.02      12       1.55      0.05
      Other..............................................       81     14.01      0.29       4       0.52      0.02
                                                                --     -----      ----       -       ----      ----
         Total commercial
            and consumer.................................      159     27.51      0.56     322      41.49      1.43
                                                               ---     -----      ----     ---      -----      ----
Unallocated..............................................      112     19.38      0.39      21       2.71      0.09
                                                               ---     -----      ----      --       ----      ----
Total....................................................     $578    100.00%     2.03%   $776     100.00%     3.44%
                                                              ====    ======      ====    ====     ======      ====

INVESTMENT ACTIVITIES

         Investments and mortgage-backed securities increased from $1.0 million at September 30, 1997 to $51.4 million at September 30, 1998. Substantially all securities held by the company were classified as available for sale and were used to leverage the bank's capital while new consumer and commercial products were developed and marketed. The company at times has held securities for trading. They are bought and held principally for the purpose of selling in the near term, generally within 90 days. At September 30, 1998, the company held $241,000 of securities for trading purposes consisting of corporate debt securities.

         The following table sets forth information regarding the amortized cost and estimated market value of the bank's investment securities at the dates indicated.

                                                                             SEPTEMBER 30
                                                   ----------------------------------------------------------------
                                                              1998                              1997
                                                   ---------------------------    ---------------------------------
                                                                   ESTIMATED                          ESTIMATED
                                                     AMORTIZED      MARKET          AMORTIZED          MARKET
                                                        COST         VALUE            COST              VALUE
                                                   ---------------------------    -------------   -----------------
                                                                           (IN THOUSANDS)
AVAILABLE FOR SALE:
   Federal agency...............................         $  9,565     $  9,574          $    --             $    --
   U.S. Government..............................           22,561       22,638               --                  --
                                                         --------     --------        ---------            --------
      Total available for sale..................           32,126       32,212               --                  --
HELD-TO-MATURITY................................               --           --            1,005               1,005
                                                      -----------  -----------          -------             -------
      Total.....................................          $32,126      $32,212           $1,005              $1,005
                                                          =======      =======           ======              ======
INVESTMENT SECURITIES WITH:
   Fixed rates..................................          $ 9,565      $ 9,574           $1,005              $1,005
   Adjustable rates.............................           22,561       22,638               --                  --
                                                         --------     --------        ---------           ---------
      Total.....................................          $32,126      $32,212           $1,005              $1,005
                                                          =======      =======           ======              ======
HELD FOR TRADING SECURITIES(1)..................        $     247    $     241         $     --            $     --
                                                        =========    =========         ========            ========

--------------------
(1)    Consists of corporate debt securities.

         The following table sets forth information regarding the amortized cost and estimated market value of the bank's mortgage-backed securities for the periods indicated.

                                                                            SEPTEMBER 30,
                                                   ----------------------------------------------------------------
                                                                1998                              1997
                                                   -------------------------------   ------------------------------
                                                                       ESTIMATED                       ESTIMATED
                                                     AMORTIZED          MARKET        AMORTIZED         MARKET
                                                        COST             VALUE           COST            VALUE
                                                   --------------    -------------   ------------   ---------------
                                                                            (IN THOUSANDS)

AVAILABLE FOR SALE:
   REMICS.......................................          $ 2,559          $ 2,601        $    --           $    --
   FHLMC........................................            1,563            1,561             --                --
   FNMA.........................................           11,027           11,081             --                --
   GNMA.........................................            3,723            3,716             --                --
                                                          -------          -------        -------           -------
      Total.....................................          $18,872          $18,959        $    --           $    --
                                                          =======          =======        =======           =======
MORTGAGE-BACKED SECURITIES WITH:
   Fixed rates..................................         $  9,566         $  9,678        $    --           $    --
   Adjustable rates.............................            9,306            9,281             --                --
                                                          -------          -------        -------           -------
      Total.....................................          $18,872          $18,959        $    --           $    --
                                                          =======          =======        =======           =======

SOURCES OF FUNDS

         Deposits. Because the bank has aggressively marketed its deposit products, expanded its branch network and used brokered deposits to fund its mortgage-banking activities, total deposits increased to $76.3 million at September 30, 1998 from $28.4 million at September 30, 1997, an increase of 168.92%. Certificates of deposit accounted for the largest portion of this increase, up $38.7 million, of which $13.9 million were from brokered deposits.

         The following table sets forth the distribution and the rates paid on each category of deposits.

                                                 SEPTEMBER 30,
                          -----------------------------------------------------------
                                      1998                          1997
                          ----------------------------- -----------------------------
                                     PERCENT                      PERCENT
                                     OF TOTAL   RATE              OF TOTAL    RATE
                           BALANCE   DEPOSITS   PAID    BALANCE   DEPOSITS    PAID
                          ---------  --------  -------- ---------  --------  --------
                                            (DOLLARS IN THOUSANDS)
Savings accounts.........   $   703      0.92%   3.00%   $    678     2.39%     3.00%

Now and money market
   accounts..............     6,761      8.86    4.53      2,789      9.83      3.35

Certificates of deposit..    55,422     72.63    5.58     16,710     58.89      5.67

Noninterest-bearing deposits:

    Demand deposits......    13,425     17.59      --      8,200     28.89        --
                            -------    ------            -------    ------
        Total deposits...   $76,311    100.00%   4.48%   $28,377    100.00%     3.74%
                            =======    ======    ====    =======    ======      ====



         The following table presents the amounts, the yields and the periods to maturity of the certificate accounts outstanding at September 30, 1998 and 1997.

                                                                 AT SEPTEMBER 30,
                                                                       1998                AT SEPTEMBER 30, 1997
                                                             ------------------------   ---------------------------
                                                               AMOUNT        RATE          AMOUNT          RATE
                                                             ----------   -----------   ------------   ------------
BALANCES MATURING:                                                           (DOLLARS IN THOUSANDS)
Three months or less.....................................       $19,951       5.49%        $ 6,368          5.77%
Three months to one year.................................        29,557       5.61           9,619          5.61
One year to three years..................................         5,735       5.67             658          5.69
Over three years.........................................           179       5.77              65          5.33
                                                                -------                    -------
  Total..................................................       $55,422       5.58%        $16,710          5.67%
                                                                =======       ====         =======          ====

         Borrowings. Borrowings amounted to $22.0 million at September 30, 1998 an increase from the $1.3 million at September 30, 1997. Borrowings are used to arbitrage both the investment securities portfolio and the mortgage banking activities of the company. At September 30, 1998 and 1997, borrowings consisted solely of FHLB advances.

         The following table sets forth information regarding the bank's borrowed funds at or for the periods ended on the dates indicated:

                                                                        AT OR FOR THE YEARS
                                                                               ENDED
                                                                           SEPTEMBER 30,
                                                                     -------------------------
                                                                        1998          1997
                                                                     -----------   -----------
                                                                      (DOLLARS IN THOUSANDS)
FHLB advances:
   Average balance outstanding..................................         $ 5,358        $2,867
                                                                         =======        ======
   Maximum amount outstanding at any
     month-end during the period................................         $22,000        $2,600
                                                                         =======        ======
   Balance outstanding at end of period.........................         $22,000        $1,250
                                                                         =======        ======
   Weighted average interest rate during the period.............            5.34%         5.44%
                                                                         =======        ======
   Weighted average interest rate at end of period..............            6.00%         6.55%
                                                                         =======        ======
Reverse repurchase agreements:
  Average balance outstanding...................................         $ 2,015       $    --
                                                                         =======        ======
  Maximum amount outstanding at any
    month-end during the period.................................         $ 3,971       $    --
                                                                         =======        ======
  Balance outstanding at end of period..........................         $    --       $    --
                                                                         =======        ======
  Weighted average interest rate during the period..............            5.66%           --%
                                                                         =======        ======
  Weighted average interest rate at end of period...............              --%           --%
                                                                         =======        ======



ASSET-LIABILITY MANAGEMENT

         The primary objective of asset/liability management is to ensure the steady growth of the company's primary earnings component, net interest income and the maintenance of reasonable levels of capital independent of fluctuating interest rates. Interest rate risk can be defined as the vulnerability of an institution's financial condition and/or results of operations to movements in interest rates. Interest rate risk, or sensitivity, arises when the maturity or repricing characteristics of assets differ significantly from the maturity or repricing characteristics of liabilities. Management endeavors to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals to maintain interest rate risk at an acceptable level.

         Management oversees the asset/liability management function and meets periodically to monitor and manage the structure of the balance sheet, control interest rate exposure, and evaluate pricing strategies for the company. The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity.
Management of the liability mix of the balance sheet focuses on expanding the company's various funding sources. At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, we may determine to increase our interest rate risk position in order to increase our net interest margin. We monitor interest rate risk and adjust the composition of interest-related assets and liabilities in order to limit our exposure to changes in interest income over time.

         We manage our exposure to interest rates by structuring the balance sheet in the ordinary course of business. We currently emphasize adjustable rate loans and/or loans that mature in a relatively short period when compared to single-family residential loans. In addition, to the extent possible, we attempt to attract longer-term deposits. We have not entered into instruments such as leveraged derivatives, structured notes, interest rate swaps, caps, floors, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk.

         One of the ways we monitor interest rate risk is through an analysis of the relationship between interest-earning assets and interest-bearing liabilities to measure the impact that future changes in interest rates will have on net interest income. An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or to have a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or to have a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP tends to affect adversely net interest income, while a positive GAP tends to result in an increase in net interest income. During a period of falling interest rates, a negative GAP tends to result in an increase in net interest income, while a positive GAP tends to affect net interest income adversely.


         The table below illustrates the maturities or repricing of the company's assets and liabilities, including noninterest-bearing sources of funds to specific periods at March 31, 1999. Estimates and assumptions concerning prepayment rates of major asset categories are based on information obtained from the FHLB of Atlanta on projected prepayment levels on mortgage-backed and related securities and decay rates on savings, now and money market accounts. We believe that such information is consistent with our current experience.

                                 90 DAYS     91 DAYS TO    181 DAYS TO  ONE YEAR TO   THREE YEARS TO  FIVE YEARS
MATURING OR REPRICING PERIODS     OR LESS     180 DAYS      ONE YEAR    THREE YEARS     FIVE YEARS     OR MORE       TOTAL
-----------------------------   ----------   -----------   ----------   -----------   -------------   ----------   ----------
                                                                   (Dollars in thousands)
INTEREST-EARNING ASSETS:
Loans:
   Adjustable and balloon....     $  5,821       $10,279      $   338     $   1,633      $      946      $   149     $ 19,166
   Fixed-rate (1)............        1,743           161          312         1,076             846        2,131        6,269
   Second mortgages(2).......          367            50           93           294             199          295        1,298
   Commercial business.......        1,690            --           --            --             370           --        2,060
   Consumer..................        4,126            17           30            65              --           --        4,238

Investment securities........       46,921            --           --            --              --        4,840       51,761
Mortgage-backed securities...        1,467         4,669        6,776         5,739           4,600        8,129       31,380
                                   -------       -------    ---------    ----------        --------        -----     --------

      Total..................       62,135        15,176        7,549         8,807           6,961       15,544      116,172
                                   -------       -------    ---------    ----------        --------        -----     --------

INTEREST-BEARING LIABILITIES:
Deposits:
   Savings accounts..........       $   42          $ 40         $ 75          $239            $156         $373        $ 925
   Now accounts..............          180           160          271           560             150          332        1,653
   Money market accounts.....        5,233         3,542        4,021         1,782             848          554       15,980
   Certificates of deposit...       25,220        18,692       34,813        10,611             541           --       89,877

Borrowings:
   FHLB advances.............        5,000            --           --            --              --           --        5,000
   Other borrowings..........           --            --           --            --             --            --           --
                                   -------       -------    ---------    ----------        --------        -----     --------

      Total..................       35,675        22,434       39,180        13,192           1,695        1,259      113,435
                                   -------       -------    ---------    ----------        --------        -----     --------

GAP..........................      $26,460       $(7,258)    $(31,631)    $  (4,385)        $ 5,266      $14,285    $   2,737
                                   =======       =======   ==========    ==========        ========      =======    =========
CUMULATIVE GAP...............      $26,460       $19,202     $(12,429)     $(16,814)      $ (11,548)     $ 2,737
                                   =======       =======   ===========   ==========       =========      =======
RATIO OF CUMULATIVE GAP TO
TOTAL ASSETS.................        21.02%        15.25%       (9.87)%      (13.36)%         (9.17)%       2.17%
                                     =====         =====        =====        ======           =====         ====

-----------------------------

(1) Includes $783,000 of loans held for sale in the 90 days or less repricing period.
(2) Includes $314,000 million of loans held for sale in the 90 days or less repricing period.

         As indicated in the interest rate sensitivity table, the twelve-month cumulative gap, representing the total net assets and liabilities that are projected to reprice over the next twelve months, was liability sensitive in the amount of $12.4 million at March 31, 1999.


         While the GAP position is a useful tool in measuring interest rate risk and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on the measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. The GAP position reflects only the prepayment assumptions pertaining to the current rate environment and assets tend to prepay more rapidly during periods of declining interest rates than during periods of rising interest rates.

         Other factors affecting net interest income are interest rate changes on variable rate loans. The amount of change will depend on how variable loan rates are determined, and time lags may delay rate increases. A loan's interest rate may be capped and not be adjustable in a single period above or below a predetermined rate. While interest rate changes will not affect the rate earned on fixed rate loans if interest rates rise, the interest earned will be less than what could be obtained on a current market rate investment or if the loan had a variable rate of interest that adjusted with market conditions.

         Because of these and other factors not contemplated by the GAP position, an institution could have a matched GAP position in the current rate environment and still have its net interest income exposed to increased interest rate risk.

         Management uses two other analyses to manage interest rate risk: (1) an earnings at risk analysis to develop an estimate of the direction and magnitude of the change in net interest income if rates move up or down 100 to 300 basis points; and (2) a value-at-risk analysis to estimate the direction and magnitude of the change in net portfolio value if rates move up or down 100 to 200 basis points. Currently we use a sensitivity of net interest income analysis prepared by the FHLB of Atlanta to measure earnings-at-risk and the OTS Interest Rate Risk Exposure Report to measure value-at-risk.


         The following table sets forth the earnings at risk analysis that measures the sensitivity of net interest income to changes in interest rates at March 31, 1999:

              NET INTEREST INCOME SENSITIVITY ANALYSIS
--------------------------------------------------------------------
                                      BASIS POINT        PERCENT
   CHANGES IN       NET INTEREST         CHANGE           CHANGE
   RATE (BP)           MARGIN          FROM BASE        FROM BASE
----------------   --------------    --------------   --------------
    + 300                2.14%            (0.18)%          (9.18)%
    + 200                2.09             (0.13)           (6.63)
    + 100                2.03             (0.07)           (3.57)
       --                1.96                --               --
    - 100                1.90             (0.06)           (3.06)
    - 200                1.84             (0.12)           (6.12)
    - 300                1.79             (0.17)           (8.67)

         The table indicates that, if interest rates increase 200 basis points, net interest margin, as measured as a percent of total assets, would increase by 13 basis points or 6.63%. Conversely, if interest rates decrease 200 basis points net interest margin, as a percent of total assets, would decline by 12 basis points or 6.12%. The primary reason for this minimal change is because the negative one year cumulative GAP position of $12.4 million is offset by the bank's investment of $28.7 million in investment securities that are tied to the prime rate, adjust on a monthly or quarterly basis and do not have a period cap or, in certain instances, do not have a lifetime cap. Of this $28.7 million investment, $9.2 million adjusts on a monthly basis and $11.1 million adjusts on a quarterly basis and does not have a period or lifetime cap. The remaining $8.4 million, of which $6.3 million adjusts quarterly and $2.1 million adjusts monthly, has an average lifetime cap of 13.04% but is not limited to a period cap. The bank's investment in these securities tends to neutralize the benefit or detriment of the fixed rate investments and loans in the bank's portfolio.


         The net interest income sensitivity analysis does not represent a forecast and should not be relied upon as being indicative of expected operating results. The estimates used are based upon the assumption as to the nature and timing of interest rate levels including the shape of the yield curve. These estimates have been developed based upon current economic conditions; the company cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

         As market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment and refinancing levels likely deviating from those assumed, the varying impact of interest rate changes on caps or floors on adjustable rate loans; depositor early withdrawals and product preference changes; and other internal and external variables. Further, the sensitivity analysis does not reflect actions that management might take in responding to or anticipating changes in interest rates.

         Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income as demonstrated above and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk, while at the same time maximizing income. Management realizes certain risks are inherent; the goal is to identify, monitor and accept the risks.

         We apply a net portfolio value (NPV) analysis to gauge our interest rate risk exposure as derived from the OTS Interest Rate Risk simulation model. Generally NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and other investments and outgoing cash flows on interest bearing liabilities in addition to the present value of net expected cash flows from existing off-balance sheet contracts. The application of the methodology attempts to quantify interest rate risk by measuring the change in the NPV that would result from a theoretical instantaneous and sustained 200 basis point shift in market interest rates.

         Presented below, as of March 31, 1999, is an analysis of our interest rate risk as measured by changes in NPV for parallel shifts of 200 basis points in market interest rates:



                                                    NET PORTFOLIO VALUE AS A PERCENT OF THE
                                                           PRESENT VALUE OF ASSETS
                        NET PORTFOLIO VALUE         -------------------------------------
                   ------------------------------
   CHANGES IN         DOLLAR           PERCENT        NET PORTFOLIO          CHANGE IN
   RATES (BP)         CHANGE           CHANGE          VALUE RATIO           NPV RATIO
----------------   ------------     -------------   ------------------    ---------------
                      (DOLLARS IN THOUSANDS)

   + 200             $(4,353)          (50.95)%          3.42%                 (3.28)%
   + 100              (1,973)          (23.09)           5.25                  (1.45)
      --                  --               --            6.70                     --
   - 100               1,500            17.56            7.75                   1.05
   - 200               2,600            30.43            8.48                   1.78



         The decline in net portfolio value of $4.4 million or 50.95% in the event of a 200 basis point increase in rates is a result of the current amount of fixed rate loans held by us as of March 31, 1999. The foregoing decline in NPV in the event of an increase in interest rates of 200 basis points currently exceeds the company's internal board guidelines. However, upon receipt of the capital expected to be raised in the offering, a similar increase in interest rates of 200 basis points would result in a decline in NPV that would be well within the company's internal board guidelines.


         As with any method of gauging interest rate risk, there are certain shortcomings inherent in the NPV methodology. The model assumes interest rate changes are instantaneous parallel shifts in the yield curve. In reality, rate changes are rarely instantaneous. The use of the simplifying assumption that short-term and long-term rates change by the same degree may also misstate historical rate patterns, which rarely show parallel yield curve shifts. Further, the model assumes that certain assets and liabilities of similar maturity or repricing will react identically to changes in rates. In reality, the market value of certain types of financial instruments may adjust in anticipation of changes in market rates, while any adjustment in the valuation of other types of financial instruments may lag behind the change in general market rates. Additionally, the NPV methodology does not reflect the full impact of contractual restrictions on changes in rates for certain assets, such as adjustable rate loans. When interest rates change, actual loan prepayments and early withdrawals from time deposits may deviate significantly from the assumptions used in the model. Finally, this methodology does not measure or reflect the impact that higher rates may have on the ability of adjustable-rate loan clients to service their debt. All of these factors are considered in monitoring our exposure to interest rate risk.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity. The bank's primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and borrowings. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The bank has continued to maintain the required levels of liquid assets as defined by OTS regulations. This requirement of the OTS, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The bank's currently required liquidity ratio is 4.00%. At March 31, 1999, the bank's actual liquidity ratio was 18.85%. The bank manages its liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing FHLB advance and reverse repurchase agreements in periods when the bank's demands for liquidity exceed funding from deposit inflows.

         The bank's most liquid assets are cash and cash equivalents, securities available-for-sale and trading securities. The levels of these assets are dependent on the bank's operating, financing, lending and investing activities during any given period. At March 31, 1999, cash and cash equivalents and securities available-for-sale totalled $87.2 million, or 69.23% of total assets.

         The primary investing activities of the bank are the origination of residential one- to four-family loans, commercial real estate loans, real estate construction and development loans, commercial borrowing and consumer loans and the purchase of United States Treasury and agency securities, mortgage-backed and mortgage-related securities and other investment securities. During the six months ended March 31, 1999, the bank's loan originations totalled $208.7 million. Purchases of United States Treasury and agency securities, mortgage-backed and mortgage related securities and other investment securities totalled $43.7 million for the six months ended March 31, 1999.

         The bank has other sources of liquidity if a need for additional funds arises. At March 31, 1999, the bank had $5.0 million in advances outstanding from the FHLB and had an additional overall borrowing capacity from the FHLB of $27.0 million at that date. Depending on market conditions, the pricing of deposit products and FHLB advances, the bank may continue to rely on FHLB borrowings to fund asset growth.

         At March 31, 1999, the bank had commitments to fund loans and unused outstanding lines of credit, unused standby letters of credit and undisbursed proceeds of construction mortgages totaling $18.8 million. The bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including IRA and Keogh accounts, which are scheduled to mature in less than one year from March 31, 1999, totalled $78.7 million. Based upon experience, management believes the majority of maturing certificates of deposit will remain with the bank. In addition, management of the bank believes that it can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments. In the event that a significant portion of these deposits are not retained by the bank, the bank would be able to utilize FHLB advances and reverse repurchase agreements to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such borrowings exceeds the average rate paid on deposits of similar duration.

         Capital Resources. At March 31, 1999, the bank exceeded all minimum regulatory capital requirements with a tangible capital level of $7.0 million, or 5.58% of total adjusted assets, which is above the required level of $1.9 million, or 1.50%; core capital of $7.0 million, or 5.58% of total adjusted assets, which is above the required level of $5.0 million, or 4.00%; and risk-based capital of $7.6 million, or 12.86% of risk-weighted assets, which is above the required level of $3.0 million, or 8.00%.

YEAR 2000 COMPLIANCE

         As the year 2000 ("Year 2000") approaches, an important business issue has emerged regarding how existing computer application software programs and operating systems can accommodate change from the 1900s to the year 2000. Many existing application software products are designed to accommodate the date field, the year, with only two digits. If not corrected, many computer applications and systems could fail or create erroneous results by or at the Year 2000 (the "Year 2000 Issue"). With respect to the bank, computer systems are used to perform financial calculations, track deposits and loan payments, transfer funds and make direct deposits. Computer software and computer chips also are used to run security systems, communications networks and other essential equipment of the bank. While the bank maintains an internal computer system for many operating functions, the majority of the bank's data processing is out-sourced to a third party vendor. To become Year 2000 compliant, the bank is following guidelines suggested by federal bank regulatory agencies and the Securities and Exchange Commission (the "SEC"). A description of each of the steps and the status of the bank's efforts in completing the steps is as follows:

         In July 1997, the bank formed a Year 2000 Committee (the "Y2K Committee") and in connection therewith has adopted a Year 2000 Policy. The Y2K Committee has prepared a matrix representing an overview of all systems or relationships that could be affected by the Year 2000 Issue and has identified potential problems associated with the Year 2000 Issue. From this, the Y2K
Committee has developed and implemented a plan designed to ensure that all software used in connection with the bank's business will manage and manipulate data involving the date transition from 1999 to 2000 and thereafter without functional or data abnormality and without inaccurate results related to such data.


         The bank's ability to be Year 2000 compliant depends in large part upon the cooperation of its vendors and customers. The bank has required its third-party computer systems and software vendors to represent that the products provided are or will be Year 2000 compliant and has planned and implemented a program of testing for compliance. In addition, the company has received representations from its primary third-party data processing vendor that it has resolved all Year 2000 problems in its software and is Year 2000 compliant. The bank has identified and instituted all systems that could be affected by the Year 2000 Issue, including a review of all major information technology and non-information technology systems to determine how Year 2000 Issues affect them. In connection with this system-wide review, the company has conducted an assessment of which systems and equipment are most prone to placing the bank at risk if they are not Year 2000 compliant (i.e., "mission-critical" systems). The bank has completed testing of all of its mission critical systems as well as its minor hardware and software systems. The results confirmed that the applications tested were Year 2000 compliant. All Year 2000 issues for the bank, including testing and remediation, are expected to be completed by June 30, 1999. The bank is in the process of preparing brochures to distribute to its customers to make them aware of the Year 2000 issue and the bank's preparations.

         The bank's operations also may be affected by the Year 2000 compliance of its significant suppliers and other vendors, including those vendors who provide non-information and technology systems. To a lesser extent, the bank's operations could be affected by the Year 2000 compliance of multi-family or commercial borrowers. The bank has begun the process of requesting information related to the Year 2000 compliance of its significant suppliers and other vendors.

As of March 31, 1999, 98% of material third parties have represented to the bank that they are Year 2000 compliant. The bank will terminate its relationship with third parties who have not satisfied us that they are Year 2000 compliant after June 30, 1999. In the event that any of the bank's significant suppliers or other vendors do not successfully achieve Year 2000 compliance in a timely manner, the bank's business or operations could be adversely affected. Accordingly, the bank has prepared a contingency plan, if required, in the event that there are any system interruptions and is preparing a business resumption plan providing for manual maintenance of critical accounts in the event of failure. There can be no assurances, however, that implementation of that plan, if required, will be effective to remedy all potential problems.

         The bank is currently engaged in an upgrade of its technology systems in addition to implementing its Year 2000 policy and has budgeted approximately $126,000 in connection with the costs associated with achieving Year 2000 compliance and related technology systems upgrades. As of March 31, 1999, the bank had expended approximately $45,000 on Year 2000 remediation. Material costs, if any, that may arise from the failure to achieve Year 2000 compliance by either the bank's third-party data processing vendor or its significant suppliers and other vendors is not currently determinable.


         To the extent that the bank's systems are not fully Year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a materially adverse effect on the bank's business, financial condition, results of operations, cash flows or business prospects. The bank's efforts to become Year 2000 compliant are monitored by its federal banking regulators. Failure to be Year 2000 compliant could subject the bank to formal supervisory or enforcement actions. The bank presently believes that the Year 2000 Issue will not pose significant operating problems for the bank. However, if implementation and testing plans are not completed in a satisfactory and timely manner by third parties on whom the bank depends, or if other unforseen problems arise, then the Year 2000 Issue could potentially have an adverse effect on the operations of the bank.

IMPACT OF INFLATION AND CHANGING PRICES

         The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which provides for the measurement of financial position and operating results generally in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the company are monetary in nature. As a result, interest rates have a greater impact on the company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

RECENT ACCOUNTING DEVELOPMENTS

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive
Income ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The company adopted SFAS 130 effective October 1, 1998.

         In June 1997, FASB issued Statement of Financial Accounting Standards No. 131, Disclosure about Segments of a Business Enterprise ("SFAS 131"). SFAS 131 establishes standards for the way that public enterprises report information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of an enterprise about which separate financial information is available and that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The company will be required to adopt SFAS 131 by September 30, 1999.

         In June 1998, FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair market value. Under certain circumstances, a portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into income when the transaction affects earnings. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. The company will be required to adopt SFAS 133 by October 1, 2000. Presently, the company does not use derivative instruments either in hedging activities or as investments. Accordingly, the company believes that adoption of SFAS 133 will have no material impact on its financial position or results of operations.

         In October 1998, FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held For Sale by a Mortgage Banking Enterprise" ("SFAS 134"). SFAS 134 establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary obligations of a mortgage banking enterprise. This statement requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The company will be required to adopt SFAS 134 during the quarter ended December 31, 1999. Presently, the company's mortgage company does not securitize mortgage loans held for sale. Accordingly, the company believes that adoption of SFAS 134 will have no material impact on its financial position or results of operations.

PROPERTIES


         We currently conduct our business from four full-service banking offices and our administrative office. We intend to acquire additional facilities including additional branch offices, consistent with our strategy to grow the bank. The following table sets forth the company's offices as of March 31, 1999.

                                                                                         NET BOOK
                                                                                           VALUE
                                                                                        OF PROPERTY OR
                                                                                          LEASEHOLD
                                                           ORIGINAL                      IMPROVEMENTS
                                                             YEAR        DATE OF             AT
                                               LEASED OR    LEASED OR     LEASE           MARCH 31,
LOCATION                                         OWNED      ACQUIRED    EXPIRATION          1999
----------                                    ----------   ----------  -------------   --------------
                                                                  (IN THOUSANDS)
ADMINISTRATIVE OFFICE:
10700 Parkridge Boulevard
Reston, Virginia                                Leased        1998       03-31-03            $ 51

BRANCH OFFICES:
11834 Rockville Pike
Rockville, Maryland 20852                       Leased        1998       06-15-05             383

8070 Ritchie Highway
Pasadena, Maryland 21122                        Leased        1998       08-31-08              30

250 N. Glebe Road
Arlington, Virginia 22203                       Leased        1998       03-31-03              32

1025 Connecticut Avenue, N.W.
Washington, D.C. 20036                          Leased        1998       07-31-08             295

GREATER ATLANTIC MORTGAGE OFFICE:
8230 Old Courthouse Road
Vienna, Virginia 22182                          Leased        1995       12-31-99               7
                                                                                            -----

                                    Total..............................................      $798
                                                                                             ====

         The bank has leased property for an additional bank branch office on the Harry Byrd Highway in Sterling, Virginia, expected to open in September 1999. The bank also has entered into a contract to purchase property in Annapolis, Maryland for the purpose of constructing a branch office.

         The total net book value of the company's furniture, fixtures and equipment at March 31, 1999 was $885,000. The properties are considered by management to be in good condition. Management expects to expend up to $100,000 for replacement of data processing and related equipment by March 31, 2000.


LEGAL PROCEEDINGS

         The company is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the company's financial condition, results of operations or cash flows.

PERSONNEL


         As of March 31, 1999, the company had 99 full-time employees and 6 part-time employees. The employees are not represented by a collective bargaining unit and the company considers its relationship with its employees to be good. See "Management of the Bank--Other Benefit Plans" for a description of compensation and benefit programs offered to the company's employees.


                            MANAGEMENT OF THE COMPANY


         The board of directors of the company consists of seven members and is divided into three classes, each of which contains approximately one-third of the Board. The directors are elected by the stockholders of the company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Paul J. Cinquegrana Jeffrey W. Ochsman (who is expected to become a director as of June __, 1999), has a term of office expiring at the annual meeting of stockholders in 2000; a second class, consisting of Jeffrey M. Gitelman and Lynnette Dobbins Taylor has a term of office expiring at the annual meeting of stockholders in 2001; and a third class, consisting of William Calomiris, Carroll E. Amos and James B. Vito, has a term of office expiring at the annual meeting of stockholders in 2002.


         There are no familial relationships among the directors or executive officers of the company or the bank and no director is serving as a director pursuant to an agreement. Information concerning the principal occupations, employment and other information concerning the directors and officers of the company during the past five years is set forth under "Management of the Bank--Biographical Information."

         The following individuals are the executive officers of the company and hold the offices set forth below opposite their names.


NAME                                    POSITION(S) HELD WITH COMPANY
--------                                --------------------------------------
William Calomiris                       Chairman of the Board of Directors
Carroll E. Amos                         President and Chief Executive Officer
David E. Ritter                         Chief Financial Officer
Margaret A. Reynolds                    Corporate Secretary


         The executive officers of the company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal at the discretion of the board of directors.

DIRECTOR COMPENSATION

         Since the formation of the company, the executive officers, directors and other personnel have been compensated for services by the bank and have not received additional remuneration from the company. For information regarding fees paid to the bank's Board of Directors see "Management of the Bank--Director Compensation."

                                              MANAGEMENT OF THE BANK

DIRECTORS

         The following table sets forth information regarding the board of directors of the bank.


                                                                                            DIRECTOR       TERM
NAME(1)                              AGE(2)    POSITION(S) HELD WITH THE BANK                 SINCE       EXPIRES
-----------                        ----------  -------------------------------------------  ----------   ----------
Carroll E. Amos                        51      Director, President and Chief                   1997         2002
                                                 Executive Officer
William Calomiris                      78      Director, Chairman of the Board                 1997         2002
                                                 of Directors
Paul J. Cinquegrana                    57      Director                                        1997         2000
Jeffrey M. Gitelman                    54      Director                                        1997         2001
Lynnette Dobbins Taylor                78      Director                                        1998         2001
James B. Vito                          73      Director                                        1998         2002

-----------------------------

(1) Jeffrey W. Ochsman, age 47, is expected to become a member of the board as of June __, 1999, with a term to expire in the year 2000.
(2)  As of March 15, 1999.


EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         The following table sets forth information regarding the executive officers of the bank who are not also directors.




NAME                                     AGE      POSITION(S) HELD WITH BANK
---------                              -------    ---------------------------------
Edward C. Allen                          51       Senior Vice President, Chief Operating Officer
Jeremiah D. Behan                        49       Senior Vice President, Construction Lending
Justin R. Golden                         48       Senior Vice President, Consumer Lending
Patsy J. Mays                            52       Senior Vice President, Small Business Lending and Retail
                                                  Banking
Robert W. Neff                           51       Senior Vice President, Commercial Real Estate Lending
Margaret A. Reynolds                     33       Corporate Secretary
David E. Ritter                          49       Senior Vice President and Chief Financial Officer



         Each of the executive officers of the bank holds his or her office until his or her successors is elected and qualified or until removed or replaced. Officers are subject to re-election by the board of directors annually.

BIOGRAPHICAL INFORMATION

DIRECTORS

         William Calomiris, Chairman of the Board of the company and the bank, is the President of Wm. Calomiris Investment Corporation, engaged in building, developing and property management. Until 1996, he served as Chairman of the Board of 1st Washington Bancorp and for Washington Federal Savings Bank.

         Carroll E. Amos is President and Chief Executive Officer of the company and of the bank. He is a private investor who until 1996 served as President and Chief Executive Officer of 1st Washington Bancorp and Washington Federal Saving Bank.

         Paul J. Cinquegrana is a Senior Vice President Investments of Johnston, Lemon & Co., Inc., a stock and bond brokerage firm.

         Jeffrey M. Gitelman, D.D.S., is an Oral Surgeon and the owner of Jeffrey M. Gitelman -D.D.S., P.C.


         Jeffrey W. Ochsman, is expected to become a director as of June __, 1999. He is a partner in the law firm of Friedlander, Misler, Friedlander, Sloan & Herz, PLLC, Washington, D.C.


         Lynnette   Dobbins   Taylor  is   President   of  Taylor   Enterprises,
Incorporated, a consulting firm to non-profit and civic related organizations; retired Executive Director, Delta Sigma Theta, Inc.

         James B. Vito is Chairman of the Board, James B. Vito, Inc., a plumbing and heating company and managing general partner, James Properties, engaged in the sale and management of property.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         Edward C. Allen joined the bank as a Senior Vice President and Chief Financial Officer in mid 1996 and became Chief Operating Officer in 1997. Prior to joining the bank, Mr. Allen was the Chief Financial Officer of Servus Financial Corp. from 1994 to 1996 and Senior Vice President of NVR Savings Bank from 1992 to 1994.

          Jeremiah D. Behan joined the bank in 1998 as a Senior Vice President with primary responsibility for the bank's Construction Lending Department. From 1997 until joining the bank, Mr. Behan was the Senior Servicing Officer for Virginia Asset Financing Corporation. From 1986 until 1996, he served as Senior Vice President of Construction Administration and Servicing at Washington Federal Savings Bank.

         Justin R. Golden joined the bank as Senior Vice President of the Consumer Lending Department in 1998. From 1984 until 1997 he served in various capacities at Citizens Bank, most recently having responsibility for reorganizing and operating that Bank's Home Equity Lending Function.

         Patsy J. Mays joined the bank in 1998 as a Senior Vice President, primarily responsible for Small Business Lending and Retail Banking. Prior to joining the bank, Ms. Mays served as an Assistant Vice President at Wachovia Bank of South Carolina responsible for sales production and branch operations from 1995 to 1996. From 1993 until 1995 she served as Vice President for Branch Administration at Ameribanc Savings Bank.

         Robert W. Neff joined the bank in 1997 as Senior Vice President, Commercial Real Estate Lending. Prior to joining the bank, Mr. Neff served as a Consultant on commercial real estate loan brokerage with the First Financial Group of Washington after serving from 1984 until 1996 as an Executive Vice President for Commercial Real Estate Lending at Washington Federal Savings Bank.

         Margaret A. Reynolds joined the bank and the company as Corporate Secretary in 1998 after approximately one year as a legal secretary and Office Manager for Zuckerman, Spaeder, Goldstein, Taylor & Kolker. Ms. Reynolds had previously been employed as an Executive Assistant, Human Resources Manager and Office Manager with Management Analysis, Incorporated, and Vista Consulting Group, Inc., from 1994 to 1997.

         David E. Ritter joined the bank and the company as a Senior Vice President and Chief Financial Officer in 1998. From 1996 to 1997, Mr. Ritter was a Senior Financial Consultant with Peterson Consulting. From 1988 until 1996, he was the Executive Vice President and Chief Financial Officer of Washington Federal Savings Bank.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE BANK

         The bank's board of directors meets 12 times each year and may have additional special meetings called in the manner specified in the bylaws.

         The Executive Committee consists of Messrs. Calomiris, Amos and Cinquegrana. The Executive Committee meets regularly between meetings of the Board and reviews matters pertaining to day-to-day operations, including review of operational policies and procedures and loan applications.

         The Compensation Committee consists of Messrs. Calomiris, Amos, Gitelman and Vito. This committee is responsible for all matters regarding compensation and fringe benefits. The Compensation Committee meets on an as-needed basis and met once during the year ended December 31, 1998.

         The Audit Committee consists of the entire board of directors. This committee meets with the bank's independent auditors and evaluates policies and procedures relating to auditing functions and internal controls.

DIRECTOR COMPENSATION

         Since the acquisition of the bank, outside directors of the bank, including the Chairman of the Board, received $200 for each Board meeting and $100 for each committee meeting attended. Beginning October 1, 1998, outside directors of the bank receive $500 for each Board meeting and $250 for each committee meeting attended. Beginning on that same date, the Chairman was made a salaried officer of the bank and company and in that capacity receives compensation at the rate of $3,000 per month.


EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table sets forth the cash compensation paid by the bank for services rendered in all capacities during the year ended September 30, 1998, to the Chief Executive Officer, the only executive officer of the bank who received salary and bonus in excess of $100,000 ("Named Executive Officers").

                                                                               LONG-TERM COMPENSATION(2)
                                                                           -----------------------------------------------------
                                            ANNUAL COMPENSATION(1)                 AWARDS                    PAYOUTS
                                    ------------------------------------   ------------------------       --------------------------
                                                                  OTHER
                                                                  ANNUAL       RESTRICTED    SECURITIES                  ALL OTHER
NAME AND                FISCAL                                 COMPENSATION      STOCK       UNDERLYING      LTIP       COMPENSATION
PRINCIPAL POSITION       YEAR       SALARY         BONUS           (2)           AWARDS      OPTIONS/SAR    PAYOUTS          (2)
------------------------------      ---------  -------------   -------------   -----------  ------------- --------------------------
Carroll E. Amos
  President and Chief
  Executive Officer      1998       $107,133      $18,500           --              --        16,667          --              --

-----------------------------
(1) Under Annual Compensation, the column titled "Bonus" consists of Board approved discretionary bonus.
(2) For 1998, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock. For 1998, the bank had no restricted stock or stock related plans in existence.

EMPLOYMENT AGREEMENTS

         Carroll E. Amos. Effective November 1, 1997, the bank entered into an employment agreement (the "Employment Agreement") with Mr. Amos. The Employment Agreement is intended to ensure that the bank and the company will be able to retain Mr. Amos who provides a stable and competent management base. The continued success of the bank and the company depends to a significant degree on the skills and competence of its executive officers, particularly Mr. Amos, the Chief Executive Officer.

         The Employment Agreement provides for a three-year term for Mr. Amos and provides that commencing on the first anniversary date and continuing each anniversary date thereafter the board of directors may extend the Employment
Agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the board of directors after conducting a performance evaluation of Mr. Amos. The Employment Agreement provides that Mr. Amos's base salary will be reviewed annually. The base salary provided for in the Employment Agreement for Mr. Amos for 1998 was $110,000. At the first anniversary date, Mr. Amos's base salary was increased to $120,000. In addition to the base salary, the Employment Agreement provides for, among other things, participation in various employee benefit plans and stock-based compensation programs, as well as furnishing fringe benefits available to similarly situated executive personnel. Effective November 1, 1998, the Employment Agreement also provides for an automobile allowance of $9,600 per year.

         The Employment Agreement provides for termination by the bank for cause (as defined in the Employment Agreement) at any time. In the event the bank chooses to terminate Mr. Amos's employment for reasons other than for cause or, in the event of Mr. Amos's resignation from the bank upon: (i) failure to re-elect Mr. Amos to his current office; (ii) a material change in Mr. Amos's functions, duties or responsibilities; (iii) a relocation of Mr. Amos's principal place of employment by more than 30 miles; (iv) liquidation or dissolution of the bank or the company; or (v) a breach of the Employment Agreement by the bank, Mr. Amos or, in the event of death, Mr. Amos's beneficiary would be entitled to receive an amount generally equal to the remaining base salary and bonus payments that would have been paid to Mr. Amos during the remaining term of the Employment Agreement. The bank would also continue to pay for Mr. Amos's life, health and disability coverage for the remaining term of the Employment Agreement. Upon any termination of Mr. Amos, Mr. Amos is subject to a covenant not to compete with the bank for one year.

         Under the Employment Agreement, if involuntary termination or voluntary termination follows a change in control of the bank or the company, Mr. Amos or, in the event of his death, his beneficiary, would receive a severance payment generally equal to the greater of: (i) the payments due for the remaining terms of the agreement, including the value of stock-based incentives previously awarded to Mr. Amos; or (ii) three times the average of the three preceding taxable years' annual compensation. The bank would also continue Mr. Amos's life, health, and disability coverage for thirty-six months. In the event of a change in control of the bank, the total amount of payment due under the Employment Agreement, based solely on the base salary paid to Mr. Amos, and excluding any benefits under any employee benefit plan which may otherwise become payable, would equal approximately $360,000.

         All reasonable costs and legal fees paid or incurred by Mr. Amos pursuant to any dispute or question of interpretation relating to the Employment Agreement are to be paid by the bank if he is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreement also provides that the bank will indemnify Mr. Amos to the fullest extent allowable under federal law.

         T. Mark Stamm. Effective October 1, 1997, the bank entered into an employment agreement (the "Stamm Agreement") with Mr. Stamm. The Stamm Agreement was intended to ensure that the bank and the company would be able to retain the services of an experienced mortgage banking professional.

         The Stamm Agreement was for a one-year term with total compensation comprised of three elements, a base salary for Mr. Stamm of $108,000, a production bonus of two basis points, payable monthly on each loan closed in a month, and a net income bonus equal to 37.5% of the net income, as defined, of the then mortgage banking division of the bank. In addition to the salary and bonus provisions, the Stamm Agreement provides for, among other things, participation in various employee benefit plans and stock-based compensation programs, as well as furnishing fringe benefits available to similarly situated personnel. The Stamm Agreement also provides for an automobile allowance of $6,000 per year.

         The Stamm Agreement provides for termination by the bank for cause (as defined in the Stamm Agreement) at any time. In the event the bank chose to terminate Mr. Stamm's employment for reasons other than for cause, Mr. Stamm or, in the event of death, Mr. Stamm's beneficiary would be entitled to receive an amount generally equal to the remaining base salary and bonus payments that would have been paid to Mr. Stamm during the remaining term of the Stamm Agreement, but in no event less than three months. The bank would also continue and pay for Mr. Stamm's life, health and disability coverage for the remaining term of the Stamm Agreement, but in no event less than three months.

         Under the Stamm Agreement, if involuntary termination or voluntary termination follows a change in control of the bank, Mr. Stamm or, in the event of his death, his beneficiary, would be entitled to receive a severance payment generally equal to the greater of: (i) the payments due for the remaining term of the agreement, including the value of stock-based incentives previously awarded to Mr. Stamm; or (ii) three times the average of the base salary, excluding bonuses and all other forms of compensation paid or to be paid to Mr. Stamm during the three preceding years. The bank would also continue Mr. Stamm's life, health, and disability coverage for thirty-six months. In the event of a change in control of the bank, the total amount of payment due under the Stamm Agreement , based solely on the base salary paid to Mr. Stamm, and excluding any benefits under any employee benefit plan which may otherwise become payable, would equal approximately $324,000.

         Effective October 1, 1998, the Stamm Agreement was modified to provide for his employment as President of Greater Atlantic Mortgage for a two-year term. Under the modified agreement, Mr. Stamm's compensation continues to be comprised of three elements, a base salary for Mr. Stamm of $108,000, a production bonus of two basis points, payable monthly on each loan closed in a month and a net income bonus. However, the net income bonus was reduced from 37.5% to 30% of the net income, as defined, of Greater Atlantic Mortgage. For the year ended September 30, 1998, Greater Atlantic Mortgage had net income before bonus of $3.1 million. The modified agreement further provides for the grant, within 45 days, of stock options to Mr. Stamm to purchase 37,500 shares of the common stock of the company at a price equal to the book value of the company at September 30, 1998, and for the grant of options to purchase an additional 15,000 shares of the common stock of the company, at the publicly traded price on September 30, 1999, if the net earnings of Greater Atlantic Mortgage for the fiscal year ending September 30, 1999 are equal to or greater than $1,625,000.

INSURANCE PLANS

         The bank makes available to all full-time employees medical plan benefits, life and accidental death insurance, long term disability insurance and travel insurance.

OTHER BENEFIT PLANS

         401(k) Plan. The bank maintains the Greater Atlantic Savings Bank 401(k) Savings Plan (the "401(k) Plan"), a tax-qualified profit sharing plan with a qualified cash or deferred arrangement under Section 401(k) of the Code. The 401(k) Plan provides participants with savings and retirement benefits based on employee deferrals of compensation, as well as any matching and other discretionary contributions made by the bank. Eligible employees are eligible to participate in the 401(k) Plan when they complete six months of service with the bank and have attained the age of 20.5. Participants currently may make salary reduction contributions to the 401(k) Plan of 1% to 15% of their compensation or the legally permissible limit ($10,000 for 1998). A participant is always 100% vested in his or her salary reduction contributions to the 401(k) Plan. Participants also become 100% vested in their accounts under the 401(k) Plan upon death or incurring disability (as described in the 401(k) Plan) or attainment of their "Normal Retirement Age" (as defined in the 401(k) Plan). Participants become vested in any employer contributions to the 401(k) Plan after two years of service at the rate of 20% for each completed year of service; however, the bank did not make matching contributions in the fiscal years ended September 30, 1998 or 1997.

         Currently, participants may invest their accounts under the 401(k) Plan in and among seven funds. The bank may add or eliminate investment options available under the 401(k) Plan in the future.

         Generally, distributions from the 401(k) Plan may commence upon a participant's separation from service, death, or disability. However, participants may request hardship withdrawals from the 401(k) Plan under certain circumstances. Distributions from the 401(k) Plan are generally subject to federal and state income taxes and distributions made prior to a participant attaining age 59 1/2 and are also generally subject to a federal excise tax.

         Deferred Compensation Plan. On October 30, 1997, the company adopted a deferred compensation plan. Under the deferred compensation plan, an employee may elect to participate by directing that all or part of his or her compensation be credited to a deferral account. The election must be made prior to the beginning of the calendar year. The deferral account bears interest at 6% per year. The amounts credited to the deferral account are payable in preferred stock or cash at the election of the board of directors on the date the bank announces a change in control or the date three years from the date the participant elects to participate in the deferred compensation plan. At December 31, 1998, one employee of Greater Atlantic Mortgage, T. Mark Stamm, was participating in the plan and an amount of $500,000 is recorded as deferred compensation.


         Stock-Option and Warrant Plan. The board of directors of the company has adopted the Greater Atlantic Financial Corp. 1997 Stock Option and Warrant Plan (the "Stock Option Plan") which provided for the granting of up to 94,685 warrants to the original investors and provides for the granting of up to 76,667 options to purchase common stock ("Stock Options") to eligible officers, employees, and directors of the company and bank. The plan may also provide for certain rights related to the grant of Stock Options.

         Under the Stock Option Plan, as amended, 94,685 warrants, each with a warrant price of $7.50, were granted in fiscal 1998 to the members of the board of directors and original stockholders on the basis of one warrant for each share of stock purchased. Under this plan, 58,333 options have been granted to employees. Mr. Amos was not granted warrants in fiscal 1998, but was granted 16,667 options to purchase the company stock at the same price, $7.50, as the warrant price. In fiscal 1999, Mr. Amos was granted 16,667 additional options at an exercise price of $8.38.


         The grants of Stock Options are designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the company as an incentive to contribute to the success of the company, and reward employees for outstanding performance. All employees of the company, the bank and its subsidiaries are eligible to participate in the Stock Option Plan. The committee administering the plan will determine the terms of awards granted to officers and employees. The committee will also determine whether Stock Options will qualify as Incentive Stock Options or Non-Statutory Stock Options, as described below, the number of shares subject to each Stock Option, the exercise price of each Stock Option, the method of exercising Stock Options, and the time when Stock Options become exercisable. Only employees may receive grants of Incentive Stock Options.

         An individual generally will not recognize taxable income upon the grant of a Non-Statutory Stock Option or Incentive Stock Option or upon the exercise of an Incentive Stock Option, provided the individual does not dispose of the shares received through the exercise of the Incentive Stock Option for at least one year after the date the individual receives the shares in connection with the option exercise and two years after the date of grant of the Stock Option (a "disqualifying disposition"). No compensation deduction will generally be available to the company as a result of the exercise of Incentive Stock Options unless there has been a disqualifying disposition. In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of shares received in connection with the exercise of an Incentive Stock Option, an individual will recognize ordinary income upon exercise of the Stock Option (or upon the disqualifying disposition) in an amount equal to the amount by which the fair market value of the common stock exceeds the exercise price of the Stock Option. The amount of any ordinary income recognized by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition will be a deductible expense to the company for tax purposes. In the case of limited rights, the holder will recognize any amount paid to him or her upon exercise in the year in which the payment is made and the company will be entitled to a deduction for federal income tax purposes of the amount paid.


         Stock Options are exercisable for a period of time following the date on which the optionee ceases to perform services for the bank or the company, except that in the event of death or disability, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such other period of time as determined by the company. In the case of death or disability, Stock Options may be exercised for a period of 12 months or such other period of time as determined by the committee. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee would be treated essentially as a Non-Statutory Stock Option. In the event of retirement, if the optionee continues to perform services as a director or consultant on behalf of the bank, the company or an affiliate, unvested options and awards would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a consultant or director. In the event of death, disability or normal retirement, the company, if requested by the optionee, or the optionee's beneficiary, could elect, in exchange for vested options, to pay the optionee, or the optionee's beneficiary in the event of death, the amount by which the fair market value of the common stock exceeds the exercise price of the options on the date of the employee's termination of employment.

         The following tables show information with respect to options granted during fiscal year 1998 and the number of shares of common stock represented by outstanding stock options held by the Chief Executive Officer as of March 31, 1999. Also reported is the value for "in-the-money" options which represent the positive spread between the exercise price of any existing stock options and the year-end price of the common stock.

                                         OPTION GRANTS IN FISCAL YEAR 1998


                                            NUMBER OF                 PERCENT OF
                                           SECURITIES                   TOTAL
                                           UNDERLYING                  OPTIONS
                                         OPTIONS GRANTED              GRANTED TO            EXERCISE             EXPIRATION
             NAME                             #(1)                    EMPLOYEES              PRICE                  DATE
-------------------------------      -----------------------       ----------------      --------------       ----------------
Carroll E. Amos                              16,667                      100%                $7.50                11/14/07




                                AGGREGATED YEAR AND FISCAL YEAR-END OPTION VALUES

                                                NUMBER                             VALUE OF
                                            OF SECURITIES                         UNEXERCISED
                                        UNDERLYING UNEXERCISED                   IN-THE-MONEY
                                              OPTIONS AT                          OPTIONS AT
                NAME                     SEPTEMBER 30, 1998(#)             SEPTEMBER 30, 1998($)(1)(2)
       -------------------------   --------------------------------   -----------------------------------
                                     EXERCISABLE    UNEXERCISABLE        EXERCISABLE     UNEXERCISABLE
                                     -----------    -------------        -----------     -------------
       Carroll E. Amos                 16,667             --               $14,500             --

       ------------------------------------
       (1)   Does not include options granted in fiscal year 1999.
       (2) Based on the estimated market value of the underlying stock at September 30, 1998, minus the exercise price.


TRANSACTIONS WITH RELATED PERSONS

       Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.


       The bank currently makes loans to its executive officers and directors on the same terms and conditions offered to the general public. The bank's policy provides that all loans made by the bank to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features. As of March 31, 1999, one of the bank's directors had loans with the bank which had outstanding balances totaling $260,000. Such loans were made by the bank in the ordinary course of business, with no favorable terms and do not involve more than the normal risk of collectibility or present unfavorable features.

       The company's policy is that all transactions between the company and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the company than could have been obtained by it in arm's length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the company not having any interest in the transaction.


OWNERSHIP AND SUBSCRIPTIONS BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the company's common stock as of March 31, 1999, and as adjusted to reflect the sale of the common stock offered hereby by (1) each director of the company, (ii) each person who is known by the company to own beneficially 5% or more of the common stock and (iii) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the company.



                                                    OWNERSHIP PRIOR TO THE
                                                        OFFERING(1)(2)             OWNERSHIP AFTER THE OFFERING
                                                ------------------------------  -----------------------------------
                                                   SHARES          PERCENT           SHARES            PERCENT
                                                -------------   --------------  ----------------   ----------------
DIRECTORS AND EXECUTIVE OFFICERS
---------------------------------------------
William Calomiris............................     200,000            24.32%          357,895            12.68%
Carroll E. Amos .............................      33,334             4.05            43,860             1.55
Paul J. Cinquegrana..........................      33,334             4.05            33,334             1.18
Jeffrey M. Gitelman..........................      33,334             4.05            64,913             2.30
Lynnette Dobbins Taylor......................         134              .02               134                *
James B. Vito................................      20,000             2.43            56,842             2.01
                                                  -------            -----           -------            -----
   Directors and executive officers as a group
     (15 persons)............................     320,136            38.92           556,978            19.73
                                                  -------            -----           -------            -----

PRINCIPAL SHAREHOLDERS
---------------------------------------------
Peter Calomiris..............................      66,667             8.11            92,983             3.29
Robert Harris................................      66,667             8.11            66,667             2.36
Ralph Ochsman................................     133,334            16.21           238,597             8.45
Robert I. Schattner..........................     197,334            23.99           355,229            12.59
                                                  -------            -----           -------            -----
   Principal shareholders as a group.........     464,002            56.42           753,476            26.70
                                                  -------            -----           -------            -----

     Total...................................     784,138            95.34%        1,310,454            46.43%
                                                  -------            =====         ---------            =====

       Total shares outstanding..............     822,434           100.00%        2,822,434
                                                  =======           ======         =========

------------------------------
*     Indicates ownership which does not exceed 1.0%.
(1)   Assumes the issuance of 2,000,000 shares in the offering.

(2)   Does not include 128,019 options and warrants exercisable within 60 days.

                                   REGULATION

GENERAL

         The bank is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as the deposit insurer. The bank is a member of the FHLB System. The bank's deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund (the "SAIF") managed by the FDIC. The bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS to test the bank's compliance with various regulatory requirements. In addition, the FDIC may also conduct examinations of the bank at the FDIC's discretion. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the company, the bank and their operations. The company, as a savings and loan company, is also subject to examination and regulation by the OTS and is required to file certain reports with and otherwise comply with the rules and regulations of the OTS and of the SEC under the federal securities laws.

         Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or the Congress, could have a material impact on the company, the bank and their operations. Congress has been considering the elimination of the federal thrift charter and abolition of the OTS. The results of such consideration, including possible enactment of legislation is uncertain. Therefore, the bank is unable to determine the extent to which such consideration or possible legislation, if enacted, would affect its business. See "Risk Factors--We are subject to extensive regulation and supervision legislation."

         Certain of the regulatory requirements applicable to the bank and to the company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this prospectus do not purport to be complete descriptions of such statutes and regulations or their effects on the bank and the company and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL SAVINGS INSTITUTION REGULATION

         Business Activities. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the FDIC or OTS to implement those statutes. Those laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. In particular, certain lending authority for federal savings associations, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution's capital or assets.

         Loans-to-One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At March 31, 1999, the bank's general limit on loans-to-one borrower was $1.1 million. At December 31, 1998, the bank's largest aggregate amount of loans-to-one borrower consisted of various single family properties with a carrying balance of $1.0 million, secured by real estate. Management believes that the bank is in compliance with all applicable loans-to-one borrower limitations.

         QTL Test. The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings association is required to either qualify as a "domestic building and loan association," as defined in the Code, or maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and
(iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of March 31, 1999, the bank maintained 76.83% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."


         Limitation on Capital Distributions. The regulations of the OTS impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Effective April 1, 1999, the capital distribution regulation of the OTS was changed. Under the new regulation, an application to and the prior approval of the OTS is required before any capital distribution may be made if the institution does not meet the criteria for "expedited treatment" of applications under the OTS regulations, the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the OTS. If an application is not required, the institution must still give advance notice of the capital distribution to the OTS. If the capital of the bank fell below its regulatory requirements, or if the OTS notified the bank that it was in need of more than normal supervision, the bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution, which would otherwise be permitted by the regulation, if the OTS determined that the distribution would be an unsafe or unsound practice.


         Liquidity. The bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than 4% of its net withdrawable deposit accounts plus short-term borrowings. OTS regulations formerly required each savings institution to maintain an average daily balance of short-term liquid assets at 1% of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. However, this requirement was recently eliminated. Monetary penalties may be imposed for failure to meet the liquidity requirements. The bank's liquidity ratio at March 31, 1999 was 18.85%, which exceeded the applicable requirements. The bank has never been subject to monetary penalties for failure to meet its liquidity requirements. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


         Assessments. Savings institutions are required by regulation to pay assessments to the OTS to fund the agency's operations. The general assessment, paid on a semi-annual basis, is based upon the savings institution's total assets, as reported in the bank's latest quarterly Thrift Financial Report. The most recent assessments paid by the bank were for the calendar year 1998 totalled $19,000.


         Branching.   OTS  regulations   permit  federally   chartered   savings
associations to branch nationwide under certain conditions. Generally, federal savings associations may establish interstate networks and geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings associations.

         Transactions with Related Parties. The bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the company and any non-savings institution subsidiaries that the company may establish) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

         The bank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is governed by Section 22(g) and 22(h) of the FRA and Regulation O thereunder. Among other things, such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and to not involve more than the normal risk of repayment. Recent legislation created an exception for loans to insiders made pursuant to a benefit or compensation programs that are widely available to all employees of the institution and do not give preference to insiders over other employees. Regulation O also places individual and aggregate limits on the amount of loans the bank may make to insiders based, in part, on the bank's capital position, and requires that certain board approval procedures be followed.

         Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the

Director,   the  FDIC  has   authority  to  take  such  action   under   certain
circumstances. Federal and state law also establishes criminal penalties for certain violations.

         Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet a standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard as required by the FDI Act. The regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

         Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 4% leverage (core capital to total assets) ratio and an 8% risk based capital standard. Core capital is generally defined as common stockholders' equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights ("MSRs") and certain purchased credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards, institutions generally must deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "--Prompt Corrective Regulatory Action."

         The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of between 0% and 100%, as assigned by the OTS capital regulation, based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed above. The components of supplementary capital generally include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

         The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed indefinitely the date that the component will first be deducted from an institution's total capital. As a result of the recapitalization of the bank by Greater Atlantic, the bank paid the assessment and obtained a lower premium level. At March 31, 1999, the bank exceeded all regulatory capital requirements.


         Prompt Corrective Regulatory Action. Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital ratio of less than 8.0% or a leverage ratio or a Tier 1 capital to risk-based assets ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital ratio less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent company. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

         Insurance of Deposit Accounts. The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. The capital categories are (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. An institution is also placed in one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An


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


institution's assessment rate depends on the capital category and supervisory category to which it is assigned with the most well capitalized, healthy institutions receiving the lowest rates.

         Deposits of the bank are presently insured by the SAIF. Both the SAIF and the Bank Insurance Fund (the "BIF") are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. Until recently, members of the SAIF and BIF were paying average deposit insurance assessments of between 24 and 25 basis points. The BIF met the required reserve in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF.

         In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the bank could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

         On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on SAIF member institutions, including the bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the "SAIF Special Assessment"). Originally, the bank was exempted from paying the assessment because of its capital position but was required to pay higher deposit insurance premiums. As a result of the bank's recapitalization, the bank recognized the SAIF Special Assessment as an expense in the quarter ended September 30, 1998 which was tax deductible. The SAIF Special Assessment recorded by the bank amounted to $84,000 on a pre-tax basis and $52,000 on an after-tax basis.

         The Funds Act also spread the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits were assessed for a FICO payment of 1.3 basis points, while SAIF deposits pay 6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged.

         As a result of the Funds Act, the FDIC effectively lowered SAIF assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of BIF members. Most recently, the FDIC determined to continue the 0 to 27 basis point range for the second half of 1998. SAIF members will also continue to make the FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the federal thrift charter will be eliminated or whether the BIF and SAIF will eventually be merged.

         The bank's assessment rate for the fiscal year ended September 30, 1998 ranged from 35 to 9 basis points and the regular premium paid for this period was $85,000.


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


         The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the bank.

         Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.


         Federal Home Loan Bank System. The bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The bank was in compliance with this requirement with an investment in FHLB stock at March 31, 1999, of $1.1 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At March 31, 1999, the bank had $5.0 million in FHLB advances.


         The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended September 30, 1998 and 1997, dividends from the FHLB to the bank amounted to approximately $47,000 and $30,000, respectively. If dividends were reduced, the bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the bank.

         Federal Reserve System. The Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts. The Federal Reserve Board regulations generally require that reserves be maintained against [net aggregate] transaction accounts as follows: for accounts aggregating $46.5 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $46.5 million, the reserve requirement is $1.395 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve discount window, but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.


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


HOLDING COMPANY REGULATION

         The company is a non-diversified unitary savings and loan company within the meaning of the HOLA. As such, the company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the company and its non-savings institution subsidiaries.

         As a unitary savings and loan company, the company is generally not restricted under existing laws as to the types of business activities in which it may engage, provided that the bank continues to be a QTL. See "--Federal Savings Institution Regulation--QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the company of another savings association, the company would become a multiple savings and loan company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan company and its non-insured institution subsidiaries primarily to activities authorized for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, as amended (the "BHC Act"), subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. No multiple savings and loan company may acquire more than 5% of the voting stock of a company engaged in impermissible activities. Proposed legislation would, subject to certain grandfathering, limit the activities of unitary savings and loan companies to those permissible for multiple savings and loan holding companies. See "Risk Factors--We are subject to extensive regulation and supervision legislation."

         The HOLA prohibits a savings and loan company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or company thereof, without prior written approval of the OTS, and from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary company or savings association. The HOLA also prohibits a savings and loan company from acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

         The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan company controlling savings institutions in more than one state, except: (i) interstate supervisory acquisitions by savings and loan holding companies and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan company acquisitions.

         Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, HOLA does prescribe such restrictions on subsidiary savings institutions as described above. The bank must notify the OTS 30 days before declaring any dividend to the company. In addition, the financial impact of a company on its subsidiary institution is a matter that is evaluated by the OTS and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.


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



THRIFT RECHARTERING

         The Funds Act provides that the BIF and the SAIF were to have merged on January 1, 1999, if there were no more savings associations as of that date. Several bills have been introduced in Congress that would eliminate the federal thrift charter, create a uniform financial charter, abolish the OTS and restrict savings and loan holding company activities. The bank is unable to predict whether any such legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The bank is also unable to predict whether the SAIF and BIF will eventually be merged or the federal thrift charter eliminated, and what effect, if any, such legislation would have on the bank.


FEDERAL SECURITIES LAWS

         The company has filed a registration statement with the SEC under the Securities Act, for the registration of the common stock to be issued in this public offering. Upon completion of the public offering, the company's common stock will be registered with the SEC under the Exchange Act. The company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

         The registration of the shares of the common stock to be issued in this public offering under the Securities Act does not cover the resale of such shares. Shares of the common stock purchased by persons who are not affiliates of the company may be resold without registration. Shares purchased by an affiliate of the company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

         General. The company and the bank will report their income on a fiscal year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the bank or the company. The bank has not been audited by the IRS or the Virginia Department of Taxation ("DOT") in the past five years.

         Distributions. To the extent that the bank makes "non-dividend distributions" to the company that are considered as made (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an


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


amount based on the amount distributed will be included in the bank's taxable income. Non-dividend distributions include distributions in excess of the bank's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of the bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the bank's bad debt reserve. Thus, any dividends to the company that would reduce amounts appropriated to the bank's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the bank. The amount of additional taxable income created by an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the bank makes a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, presumably taxed at a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" and "Dividend Policy" for limits on the payment of dividends of the bank. The bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

         Corporate Alternative Minimum Tax ("AMT"). The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which the bank currently has none. AMTI is increased by an amount equal to 75% of the amount by which the bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). The bank does not expect to be subject to the AMT.

         Dividends Received Deduction and Other Matters. The company may exclude from its income 100% of dividends received from the bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the company and the bank will not file a consolidated tax return, except that if the company or the bank owns more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

         Commonwealth of Virginia. The Commonwealth of Virginia imposes a tax at the rate of 6.0% on the "Virginia taxable income" of the bank and the company. Virginia taxable income is equal to federal taxable income with certain adjustments. Significant modifications include the subtraction from federal taxable income of interest or dividends on obligations or securities of the United States that are exempt from state income taxes, and a recomputation of the bad debt reserve deduction on reduced modified taxable income.

         Delaware Taxation. As a Delaware company not earning income in Delaware, the company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. However, to the extent that the company conducts business outside of Delaware, the company may be considered doing business and subject to additional taxing jurisdictions outside of Delaware.


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


                          DESCRIPTION OF CAPITAL STOCK


General. The authorized capital stock of the company consists of 10,000,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of March 31, 1999, 822,434 shares of common stock were issued and outstanding and no shares of Preferred Stock were outstanding. As of March 31, 1999, 153,019 shares of common stock were reserved for issuance pursuant to outstanding warrants and employee benefit plans. Since the company is a savings and loan holding company, the right of the company, and hence the right of creditors and stockholders of the company, to participate in any distribution of assets of any subsidiary (including Greater Atlantic Bank) upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the company itself as a creditor of the subsidiary may be recognized.


         The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law and the company's certificate of incorporation.

         Common Stock. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of stockholders. The board of directors is divided into three classes as nearly equal in number as possible, with one third of the Board elected at each annual meeting of stockholders. Each share of common stock is entitled to share, pro rata, in dividends and in the company's assets in the event of its dissolution or liquidation. Holders of shares of common stock do not possess any preemptive rights. The outstanding shares of common stock are fully paid and nonassessable. No option, warrant, privilege or right has been issued or is outstanding other than options granted under the company's stock option plans.

         Subject to any prior rights of any Preferred Stock of the company outstanding, holders of the common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor. Under Delaware law, the company may pay dividends out of surplus (whether capital surplus or earned surplus) or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The principal source of funds for payment of dividends by the company is its subsidiary, Greater Atlantic Bank. Payments made by such subsidiary to the company are limited by law and regulations of the bank regulatory authorities. See "Regulation -- Federal Savings Institution Regulation -- Limitation on Capital Distributions."

         Preferred Stock. The company's board of directors has the authority to issue shares of the Preferred Stock from time to time as a class without series, or in one or more series. The Preferred Stock may be issued with such voting, dividend, redemption, sinking fund, conversion, exchange, liquidation and other rights as shall be determined by resolution of the board of directors, without stockholder approval. Preferred Stock will have a preference over common stock as to the payment of dividends, as to the right to distribution of assets upon redemption of shares or upon liquidation of the company, or as to both dividends and assets, and such other preferences as may be fixed by the board of directors.


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


OPTIONS AND WARRANTS


         At March 31, 1999, the company had outstanding warrants to purchase 94,685 shares and options to purchase 58,334 shares of the company's common stock at exercise prices between $7.50 and $8.38 per share. The term of the warrants and options is 10 years. Holders of the warrants and options have no rights to have the underlying shares registered under the Securities Act. The number of shares that may be purchased upon the exercise of warrants or options will be adjusted in the event of a reclassification, recapitalization or other adjustment to the outstanding common stock. All options and warrants granted under the 1997 Stock Option Plan are fully vested and exercisable. The exercise of any of these warrants or options will result in a dilution of the percentage of the shares of the company's common stock owned by each purchaser of the common stock in this offering.


DIVIDENDS

         Holders of shares of common stock are entitled to dividends if, when and as declared by the board of directors out of funds legally available therefor. The company has not paid any dividends on its common stock and intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including future earnings, capital requirements, regulatory constraints. and the financial condition of the company.

GENERAL VOTING REQUIREMENTS

         Except as described in the next section regarding certain supermajority voting requirements, the affirmative vote of the holders of a majority of the shares of common stock entitled to vote is required to approve any action for which shareholder approval is required. A sale or transfer of substantially all of the company's assets, liquidation, merger, consolidation, reorganization, or similar extraordinary corporate action requires the affirmative vote of 80% of the shares of common stock entitled to vote thereon. See "Risk Factors--Our certificate of incorporation and bylaws contain supermajority voting requirements and other anti-takeover measures."

SUPERMAJORITY VOTING REQUIREMENTS; ANTI-TAKEOVER MEASURES

         General. The company's certificate of incorporation and bylaws contain certain provisions designed to enhance the ability of the board of directors to deal with attempts to acquire control of the company. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). These provisions also could discourage or make more difficult a merger. tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price.

         The following briefly summarizes protective provisions contained in the certificate of incorporation and bylaws. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the certificate of incorporation and bylaws.

         Staggered Board Terms. The bylaws provide that the board of directors be divided into three classes of directors, one class to be originally elected for a term expiring at the next annual meeting of stockholders in 2000, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001 and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2002, with each director to hold office until his or her successor is duly elected and qualified.

         The bylaws provide that any directorships resulting from any increase in the number of directors and any vacancies on the company's Board resulting from death, resignation, disqualification, or removal, may be filled by the board of directors, acting by a majority of the directors then in office, even though less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. In addition, any director may be removed from office but only with cause by the affirmative vote of the holders of 80% of the capital stock of the company entitled to vote on such matter.

         These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the company.

         Stockholder Vote Required to Approve Business Combinations. The certificate of incorporation require the affirmative vote of holders of at least 80% of the company's common stock entitled to vote to approve certain business combinations. If Board approval has been obtained, then the affirmative vote of holders of only a majority of the company's common stock entitled to vote would be required to approve the transaction. Business combinations subject to the supermajority voting requirements include (i) a merger or consolidation of the company or any subsidiary of the company, (ii) the sale, exchange, transfer or other disposition (in one or a series of transactions) of substantially all of the assets of the company or a subsidiary of the company having an aggregate fair market value, as defined, exceeding 25% or more of the combined assets of the company and its subsidiaries, (iii) adoption of a plan or proposal for the liquidation or dissolution or liquidation of the company on behalf of an interested stockholder, as defined; or (iv) any reclassification of securities (including any reverse stock split) or merger or consolidation with any of the company's subsidiaries which has the effect of increasing the proportionate share of the outstanding shares of any class of equity securities of the company directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder . Any amendments to this provision would require the approval of holders of at least 80% of the company's common stock entitled to vote thereon.

         This provision would have the effect of making more difficult the accomplishment of a merger or the assumption of control of the company by a stockholder, because a higher percentage of votes would be required to approve a business combination if the transaction is not approved by the company's board of directors. The board of directors of the company believes that the company and its stockholders are best served when the Board has the opportunity to objectively review and evaluate proposed transactions involving the company, and that these provisions are desirable and in the best interests of the company and its stockholders because they will deter potential acquirors from influencing a transaction that could result in stockholders receiving less than fair value for their shares. These provisions, however, may make more difficult the consummation of a transaction that has terms favorable to stockholders of the company.

         Delaware Corporate Law. The state of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

         In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

         The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of continuing members of the board of directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, the board of directors does not intend to propose any such amendment.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no established public trading market for the common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the prevailing market price and impair the company's ability to raise additional funds.


         Upon completion of this offering, the company will have outstanding 2,822,434 shares of common stock (assuming no exercise of the underwriters' over-allotment option). The shares sold in this offering will be freely tradeable by persons other than "affiliates" of the company, as that term is defined in the Securities Act. The 822,434 shares of common stock outstanding prior to this offering may not be sold unless they are registered under the Securities Act or are sold pursuant to Rule 144 under the Securities Act or another exemption from registration.

         As of March 31, 1999, an aggregate of 822,434 shares of common stock are beneficially owned by the company's executive officers, directors and current stockholders. Our executive officers, directors and holders of 2% or more of the company's common stock have agreed that for a period of 180 days from the date of this prospectus, they will not sell, offer for sale or take any action that may constitute a transfer of shares of common stock. There are also 153,019 shares subject to outstanding options and warrants, Although the sale of the shares issued upon exercise of options and warranties will be restricted under Rule 144, the sale of any number of shares of common stock in the public market following the offering could have an adverse impact on the then prevailing market price of the shares.


         Beginning 90 days after the date of this prospectus, if a period of at least two years has elapsed from the date that shares of common stock were acquired from the company or an affiliate of the company, the holder of such shares (including an affiliate of the company), may sell, pursuant to Rule 144, within any three month period that number of shares which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 are subject to certain requirements relating to the manner of sale, notice and availability of current public information about the company. If at least three years has elapsed from the date the shares of common stock were acquired from the company, or an affiliate of the company, and the proposed seller has not been an affiliate of the company at any time during the three months immediately preceding the sale, such person is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. See "Risk Factors - Shares Eligible for Future Sale."

                                  UNDERWRITING


         Legg Mason Wood Walker, Incorporated, as underwriter, has agreed, subject to the terms and conditions of its underwriting agreement with the company, to purchase from the company 2,000,000 of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

         The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions, and that if any of the foregoing shares of common stock are purchased by the underwriter pursuant to the underwriting agreement, all such shares must be so purchased. The underwriter may reject orders in whole or in part and withdraw, cancel, or modify the offer without notice. The company has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriter may be required to make in respect thereof.

         The underwriter may also impose a penalty bid on certain selling group members. This means that if the underwriter purchases shares of common stock in the open market to reduce the underwriter's short position or to stabilize the price of the common stock, it may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the offering.

         The underwriter may create a "short position" in the common stock in connection with the offering, which means that they may over-allot or sell more shares than are set forth on the cover page of this prospectus. If the underwriter creates a short position by such over-allotment, then the underwriter may reduce that short position by purchasing common stock in the open market. The underwriter also may elect to reduce any short position by exercising all or part of the over-allotment option. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.


         The company has granted to the underwriter a 30-day option to purchase up to 300,000 additional shares of common stock at the initial offering price to public, less the underwriting discounts and commissions shown on the cover page of this prospectus. To the extent such option is exercised, the underwriter will be committed, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as set forth in the preceding table.


         The company has been advised by the underwriter that the underwriter proposes to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus and to certain selected dealers at such public offering price less a concession of $____ per share. The selected dealers may reallow a concession not to exceed $_____ per share to certain other dealers. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the underwriter. The Company has agreed to pay the underwriter a fee of $50,000 in consideration of the underwriter's financial advisory services upon consummation of the offering

         The company and each of the officers and directors of the company and each shareholder and holder of options, warrants or other securities exercisable, convertible or exchangeable for common stock who beneficially owns 2% or more of the outstanding equity securities of the company has agreed with the underwriter that for a period of 180 days after the completion of the offering they will not offer, sell, or otherwise dispose of any shares of its capital stock or securities exchangeable or convertible or exercisable for its capital stock other than the shares of common stock offered hereby, except in certain limited circumstances, without the prior written consent of the underwriter.


                                 LEGAL OPINIONS

         The legality of the shares offered hereby will be passed upon for the company by Muldoon, Murphy & Faucette LLP, 5101 Wisconsin Avenue, N.W., Washington, D.C. 20016, and for the underwriter by Elias, Matz, Tiernan & Herrick L.L.P., 734 15th Street, N.W., Washington, D.C. 20005.

                                     EXPERTS

         The consolidated financial statements and schedule included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement and have been included herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


         The company has filed with the Commission a registration statement on Form SB-2 (File No. 333-76169) under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus does not contain all the information contained in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. This information may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement also is available through the Commission's World Wide Web site on the Internet at http://www.sec.gov.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED SEPTEMBER 30, 1998 AND 1997

Independent Auditors' Report                                              F-2

Financial Statements:

         Consolidated statements of financial condition                   F-3

         Consolidated statements of operations                     F-4 to F-5

         Consolidated statements of comprehensive income                  F-6

         Consolidated statements of stockholders' equity                  F-7

         Consolidated statements of cash flows                     F-8 to F-9

         Notes to consolidated financial statements              F-10 to F-34

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Greater Atlantic Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Greater Atlantic Financial Corp. as of September 30, 1998, and the related statements of operations, comprehensive income, stockholders' equity, and cash flows for the year then ended. We have also audited the accompanying consolidated statement of financial condition of the predecessor corporation, Greater Atlantic Corporation, as of September 30, 1997, and the related statements of operations, comprehensive income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial conditions of Greater Atlantic Financial Corp. at September 30, 1998, and the predecessor corporation, Greater Atlantic Corporation at September 30, 1997, and the results of their operations and their cash flows for the years then ended.

                                                             /s/BDO Seidman, LLP

Washington, D.C.
December 10, 1998, except for
Note 21, the date of which is
April 12, 1999

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                  MARCH 31,       SEPTEMBER 30,     SEPTEMBER 30,
                                                                    1999             1998              1997
                                                             --------------- ------------------ ----------------
                                                                 (unaudited)
                                     ASSETS
Cash and cash equivalents                                          $ 893,931        $  433,218         $ 240,035
Interest bearing deposits                                          9,131,230                 -                 -
Investment securities (Notes 3 and 10)
         Available-for-sale                                       77,137,716        51,171,435                 -
         Held-to-maturity                                                  -                 -         1,004,836
         Trading                                                           -           241,250                 -
Loans held for sale (Note 4)                                       1,366,822        25,321,543         9,946,377
Loans receivable, net (Notes 4, 10 and 16)                        31,364,712        25,509,868        18,854,524
Accrued interest and dividends receivable (Note 5)                   974,504           854,767           206,772
Deferred income taxes (Note 11)                                      679,000           997,000            60,000
Federal Home Loan Bank stock, at cost                              1,112,600         1,100,000           414,400
Foreclosed real estate (Note 7)                                      187,200            90,283           201,692
Premises and equipment, net (Note 6)                               1,682,885           757,792           229,014
Prepaid expenses and other assets                                  1,365,087           864,780           395,950
                                                           ------------------ ----------------- -----------------
TOTAL ASSETS                                                    $125,895,687      $107,341,936       $31,553,600
                                                           ================== ================= =================


                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8)                                              $112,091,423        $76,310,537        $28,377,011
Advance payments from borrowers
         for taxes and insurance                                    267,709            247,756            118,594
Accrued expenses and other liabilities (Note 9)                   1,543,771          1,814,024            244,179
Income taxes payable                                                      -            152,163                  -
Advances from the FHLB (Note 10)                                  5,000,000         22,000,000          1,250,000
                                                           -------------------------------------------------------
TOTAL LIABILITIES                                               118,902,903        100,524,480         29,989,784
                                                           -------------------------------------------------------
Commitments and contingencies (Note 12)
Stockholders' Equity (Notes 14 and 21)
     Preferred stock $.01 par value - 2,500,000 shares
         authorized, 0 shares outstanding at March 31, 1999; $4 par value - 1,000,000 shares authorized; 0 and 468,284 shares
         outstanding at  September 30, 1998 and 1997, respectively        -                  -          1,873,136
    Common stock, $.01 par value - 10,000,000
         shares authorized; 822,434, 813,473
         and 330,000 shares outstanding,                              8,224              8,135              3,300
         respectively
    Additional paid-in capital                                    6,167,777          6,092,865          3,901,217
    Retained earnings (deficit)                                   1,031,408            609,110         (4,213,837)
    Accumulated other comprehensive income                         (214,625)           107,346                  -
                                                           -------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                        6,992,784          6,817,456          1,563,816
                                                           -------------------------------------------------------
                                                               $125,895,687       $107,341,936        $31,553,600
                                                           =======================================================



     See accompanying notes to consolidated financial statements.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        SIX MONTHS ENDED                  YEARS ENDED
                                                           MARCH 31,                     SEPTEMBER 30,
                                                       1999          1998            1998              1997
                                                   -------------- ------------ ----------------- -----------------
                                                          (Unaudited)

Interest income
  Loans                                               $1,867,697   $1,188,200        $2,630,943        $2,253,113
  Investments                                          1,922,458      265,740         1,379,881           140,710
                                                   -------------- ------------ ----------------- -----------------
Total interest income                                  3,790,155    1,453,940         4,010,824         2,393,823
                                                   -------------- ------------ ----------------- -----------------
Interest expense
  Deposits (Note 8)                                    2,422,773      684,037         2,163,240         1,134,824
  Borrowed money                                         368,936       97,479           399,465           156,007
                                                   -------------- ------------ ----------------- -----------------
Total interest expense                                 2,791,709      781,516         2,562,705         1,290,831
                                                   -------------- ------------ ----------------- -----------------
Net interest income                                      998,446      672,424         1,448,119         1,102,992
Provision for loan losses (Note 4)                        23,132       95,313           159,486           487,430
                                                   -------------- ------------ ----------------- -----------------
Net interest income after provision for
  loan losses                                            975,314      577,111         1,288,633           615,562
                                                   -------------- ------------ ----------------- -----------------
Noninterest income
  Fees and service charges                               296,104      261,682           494,433           266,435
  Gain on sale of loans                                4,395,835    2,609,426         5,774,281         3,261,349
                                                   -------------- ------------ ----------------- -----------------
Total noninterest income                              $4,691,939   $2,871,108        $6,268,714        $3,527,784
                                                   -------------- ------------ ----------------- -----------------


          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                  CONSOLIDATED STATEMENTS OF OPERATIONS (CON'T)

                                                        SIX MONTHS ENDED                  YEARS ENDED
                                                           MARCH 31,                     SEPTEMBER 30,
                                                       1999          1998            1998              1997
                                                   -------------- ------------ ----------------- -------------------
                                                                  (Unaudited)

Noninterest expense
  Compensation and employee benefits                   $2,936,823      $1,656,380       $3,747,657        $2,996,191
  Occupancy                                               449,758         193,013          497,653           325,346
  Professional services                                   104,490          68,270          192,701           129,905
  Advertising                                             246,554         199,022          567,575            37,333
  Deposit insurance premium                                30,800          54,513           94,942            97,895
  Furniture, fixtures and equipment                       211,305          88,177          202,715           160,186
  Data processing                                          62,388          77,064          132,057            90,694
  Provision for (recovery of) loss on real
  estate owned (Note 7)                                    (5,972)          5,172            5,172           205,437
  Other real estate owned expenses (Note 7)                10,666          13,293           28,704            35,073
  Other operating expenses                                940,143         539,260        1,168,061           699,150
                                                   --------------- --------------- ----------------  ----------------
Total noninterest expense                               4,986,955       2,894,164        6,637,237         4,777,210
                                                   --------------- --------------- ----------------  ----------------
Income (loss) before income tax provision                 680,298         554,055          920,110          (633,864)
                                                   --------------- --------------- ----------------  ----------------
Income tax provision (Note 11)                            258,000         212,000          311,000                 -
                                                   --------------- --------------- ----------------  ----------------
Net income (loss)                                       $ 422,298       $ 342,055        $ 609,110         $(633,864)
                                                   --------------- --------------- ----------------  ----------------
Basic and diluted earnings (loss) per share
(Note 15)                                                    $.52            $.44             $.77            $(1.92)
                                                   =============== =============== ================  ================




          See accompanying notes to consolidated financial statements

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                        SIX MONTHS ENDED                  YEARS ENDED
                                                           MARCH 31,                     SEPTEMBER 30,
                                                       1999          1998            1998              1997
                                                   -------------- ------------ ----------------- -----------------
                                                           (Unaudited)

Net (loss) income                                        $422,298      $342,055          $609,110        $(633,864)
                                                   --------------- ------------- ----------------- -----------------
Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities:
  Unrealized holding gains (losses) arising
  during period                                         (321,971)        15,501           107,346                 -
                                                   --------------- ------------- ----------------- -----------------
Other comprehensive income (loss)                       (321,971)        15,501           107,346                 -
                                                   --------------- ------------- ----------------- -----------------
Comprehensive (loss) income                              $100,327      $357,556          $716,456       $ (633,864)
                                                   =============== ============= ================= =================


          See accompanying notes to consolidated financial statements.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                           ACCUMULATED
                                                          ADDITIONAL      ACCUMULATED         OTHER             TOTAL
                           PREFERRED        COMMON         PAID-IN          EARNINGS      COMPREHENSIVE     STOCKHOLDERS'
                             STOCK          STOCK          CAPITAL         (DEFICIT)          INCOME           EQUITY
                         --------------- ------------- ----------------- --------------- ----------------- ----------------

Balance at
  September 30, 1996      $1,450,000       $ 3,300       $ 3,901,217    $(3,579,973)            $    -      $ 1,774,544

Net loss for the year              -             -                 -       (633,864)                 -         (633,864)

Issuance of preferred
  stock (Note 14)            423,136             -                 -               -                 -          423,136
                         --------------- ------------- ----------------- --------------- ----------------- ----------------
Balance at
  September 30, 1997       1,873,136         3,300         3,901,217     (4,213,837)                 -        1,563,816

Sale of stock by
  former investors
  (Note 2)                (1,873,136)       (3,300)       (3,901,217)     4,213,837                  -       (1,563,816)

Issuance of 813,473
  common shares                    -         8,135         6,092,865               -                 -        6,101,000

Other comprehensive
  income, net of tax
  of $65,681                       -             -                 -               -           107,346          107,346

Net income for the year            -             -                 -        609,110                 -           609,110
                         --------------- ------------- ----------------- --------------- ----------------- ----------------
Balance at
  September 30, 1998               -         8,135         6,092,865        609,110            107,346        6,817,456


Issuance of 8,961
  common shares                                 89            74,912                                             75,001
  (unaudited)


Net income for the
  period (unaudited)               -             -                 -        422,298                 -           422,298

Other comprehensive
   income,  net of tax
   of $199,900
  (unaudited)                      -             -                 -               -          (321,971)        (321,971)
                         --------------- ------------- ----------------- --------------- ----------------- ----------------

Balance at
  March 31, 1999
 (unaudited)                  $    -         $ 8,224        $6,167,777   $1,031,408          $(214,625)      $6,992,784
                         =============== ============= ================= =============== ================= ================


          See accompanying notes to consolidated financial statements.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             SIX MONTHS ENDED                     YEARS ENDED
                                                                MARCH 31,                        SEPTEMBER 30,
                                                          1999            1998               1998              1997
                                                      -------------  ----------------   --------------- -------------------
                                                      (Unaudited)
Cash flows from operating activities
Net income (loss)                                           $422,298           $342,055            $609,110         $(633,864)
Adjustments to reconcile net
income (loss) to net cash provided
by operating activities
Provision for loan losses                                     23,132             95,313             159,486            487,430
Provision for losses on foreclosed assets                     (5,972)             5,172               5,172            205,437
Depreciation and amortization                                172,138             57,736             133,099            116,242
Deferred income taxes                                        318,000                  -            (274,000)                 -
Unrealized loss (gain) on trading securities                  (5,750)            11,707               5,750                  -
Realized gain on sale of investments                          (2,130)                  -                   -                 -
Amortization of excess of purchase price
over net assets acquired                                           -             14,330              19,600                  -
Amortization of security premiums                            284,923             19,231             274,226              7,000
Amortization of deferred fees                                 26,688            (32,317)            (60,422)          (117,541)
Stock compensation                                                 -                  -                   -            423,136
Discount accretion net of premium
amortization                                                 (92,235)           (43,096)              7,171            (10,378)
Loss on disposal of fixed assets                                   -                  -               1,687                  -
Loss (gain) on sale of foreclosed real estate                  3,547                367                 756            (16,143)
Gain on sale of loans held for sale                       (4,395,835)        (2,609,426)         (5,774,281)        (3,261,349)
(Increase) decrease in assets:
  Disbursements for origination of loans                (186,528,196)      (130,383,098)       (252,602,776)      (138,202,824)
  Proceeds from sales of loans                           214,878,752        112,268,606         243,001,891        136,823,690
  Accrued interest and dividend                             (119,737)          (192,023)           (647,995)            38,979
     receivable
  Insurance recoveries on foreclosures                             -                  -                   -             44,152
  Prepaid expenses and other assets                         (500,307)          (367,185)           (468,831)          (211,152)
  Deferred loan fees collected, net of
  deferred costs incurred                                    (19,087)            41,498            (227,125)            50,045
Increase (decrease) in liabilities:
  Accrued expenses and other liabilities                    (270,253)           823,061           1,569,645            124,743
  Income taxes payable                                        47,737            212,000              85,869                  -
  Purchases of trading securities                                  -                  -            (247,000)                 -
  Proceeds from sale of trading securities                   243,120                  -                   -                  -
                                                  ------------------- ------------------   ----------------- ------------------
Net cash (used in) provided by operating
activities                                              $ 24,480,833      $ (19,736,069)      $ (14,428,968)      $ (4,132,397)
                                                  ------------------- ------------------   ----------------- ------------------

                                      F-8

 GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                              SIX MONTHS ENDED                      YEAR ENDED
                                                                  MARCH 31,                        SEPTEMBER 30,
                                                            1999             1998              1998              1997
                                                       --------------- ----------------- ----------------- -----------------
                                                                 (Unaudited)

Cash flow from investing activities
     Net (decrease) increase in loans                     $(5,986,403)       $(159,725)       $(6,402,285)       $ 1,767,967
     Purchases of premises and equipment                   (1,097,231)        (146,634)          (663,564)           (38,654)
     Proceeds from sales of foreclosed real estate             98,569                -             97,031             25,337
     Purchases of investment securities                   (43,736,887)     (17,501,134)       (55,971,612)                 -
     Proceeds from sale of investment securities            2,265,534                -                  -                  -
     Proceeds   from    repayments   of   investment       14,704,288        1,279,026          5,703,814                  -
     securities
     Purchases of FHLB stock                               (2,565,500)        (245,600)          (758,100)                 -
     Proceeds from sale of FHLB stock                       2,552,900                 -            72,500                  -
     Acquisition, net of cash acquired                               -      (2,367,517)        (2,367,517)                 -
                                                       --------------- ----------------- ------------------ ------------------
Net cash provided by (used in) investing activities       (33,764,730)     (19,141,584)       (60,289,733)         1,754,650
                                                       --------------- ----------------- ------------------ ------------------
Cash flow from  financing activities
     Net increase(decrease) in deposits                    35,780,886       32,145,616         47,931,522          5,006,040
     Issuance of common shares                                 75,001        5,850,000          6,101,000                 -
     Net advances (repayments) from FHLB                  (17,000,000)       1,816,000         20,750,000         (3,750,000)
     Increase (decrease) in advance payments by
          borrowers for taxes and insurance                    19,953          202,370            129,362              5,084
                                                       --------------- ----------------- ------------------ ------------------
Net cash (used in) provided by financing activities        18,875,840       40,013,986         74,911,884          1,261,124
                                                       --------------- ----------------- ------------------ ------------------
Increase (decrease) in cash and cash equivalents            9,591,943        1,136,333            193,183         (1,116,623)
                                                       --------------- ----------------- ------------------ ------------------
Cash and cash equivalents, at beginning of period             433,218          240,035            240,035          1,356,658
                                                       --------------- ----------------- ------------------ ------------------
Cash and cash equivalents, at end of period               $10,025,161      $ 1,376,368         $  433,218          $ 240,035
                                                       =============== ================= ================== ==================



          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

   Greater Atlantic Financial Corp. (GAFC, or the "Company") is a bank holding company whose principal activity is the ownership and management of Greater Atlantic Bank, (GAB or "the Bank"), and its wholly-owned subsidiary, Greater Atlantic Mortgage Corporation (GAMC). Effective October 1, 1997, GAFC acquired 100% of the outstanding shares of Greater Atlantic Savings Bank, F.S.B. from Greater Atlantic Corporation (the predecessor corporation) and changed the name to Greater Atlantic Bank, (See Note 2). The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Virginia, Washington, D.C. and Maryland. The Bank operates under a federal bank charter and provides full banking services.

   GAMC was incorporated as a separate entity on June 11, 1998 and began independent operations on September 1, 1998. GAMC is involved primarily in the origination and sale of single-family mortgage loans and, to a lesser extent, multi-family residential and second mortgage loans. GAMC also originates loans for the Bank's portfolio.

PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements included the accounts of GAFC and its wholly owned subsidiaries, GAB and GAMC. All significant intercompany accounts and transactions have been eliminated in consolidation.

INTERIM FINANCIAL INFORMATION

   The financial information as of March 31, 1999 and for the six months then ended is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recovering adjustments, necessary for a fair presentation of the results for such periods. Results for interim periods are not necessarily indicative of results to be expected for an entire year.

RISK AND UNCERTAINTIES

   In its normal course of business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company. The determination of the allowance for loan losses and the valuation of real estate are based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of March 31, 1999 and September 30, 1998, the allowance for loan losses and valuation of real estate are adequate based on information currently available. A worsening or protracted economic decline would increase the likelihood of losses due to credit and market risks and could create the need for substantial additional loan loss reserves. See discussion of regulatory matters in Note 13.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

CONCENTRATION OF CREDIT RISK

          The Company's primary business activity is with customers located in Maryland, Virginia and the District of Columbia. The Company primarily originates residential loans to customers throughout these areas, most of whom are residents local to the Company 's business locations. The Company has a diversified loan portfolio consisting of residential, commercial and consumer loans. Commercial and consumer loans generally provide for higher interest rates and shorter terms, however such loans have a higher degree of credit risk. Management monitors all loans, including, when possible, making inspections of the properties, maintaining current operating statements, and performing net realizable value calculations, with allowances for losses established as necessary to properly reflect the value of the properties. Management believes the current loss allowances are sufficient to cover the credit risk estimated to exist at March 31, 1999 and September 30, 1998.

INVESTMENT SECURITIES

     Investment securities which the Company has the intent and ability to hold to maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recorded on the level yield (interest) method, over the period from the date of purchase to maturity. When sales do occur, gains and losses are recognized at the time of sale and the determination of cost of securities sold is based upon the specific identification method. Investment securities which the Company intends to hold for indefinite periods of time, use for asset/liability management or that are to be sold in response to changes in interest rates, prepayment risk, the need to increase regulatory capital or other similar factors are classified as available-for-sale and carried at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. If a sale does occur, gains and losses are recognized as a component of earnings at the time of the sale. The amortization of premiums and accretion of discounts are recorded on the level yield method.

     Investment securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans receivable are stated at unpaid principal balances, net of unearned discounts resulting from add-on interest, participation or whole-loan interests owned by others, un-disbursed loans in process, deferred loan fees, and allowances for loan losses.


     Loans are placed on non-accrual status when the principal or interest is past due more than 90 days or when, in management's opinion, collection of principal and interest is not likely to be made in accordance with a loan's contractual terms.

     The allowance for loan losses provides for the risk of losses inherent in the lending process. The allowance for loan losses is based on periodic reviews and analyses of the loan portfolio which include consideration of such factors as the risk rating of individual credits, the size and diversity of the portfolio, economic conditions, prior loss experience and results of periodic credit reviews of the portfolio. The allowance for loan losses is increased by provisions for loan losses charged against income and reduced by charge-offs, net of recoveries. In management's judgment, the allowance for loan losses is considered adequate to absorb losses inherent in the loan portfolio.

     The Company uses a two-tier approach: (1) identification of impaired loans and the establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of the portfolio. The Company considers a loan to be impaired if it is probable that they will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement. When a loan is deemed impaired, the Company computes the present value of the loan's future cash flows, discounted at the effective interest rate. The effective rate used is the contractual rate adjusted for any deferred fees, deferred costs, premiums or discounts existing at origination. If the present value is less than the carrying value of the loan, a valuation allowance is recorded. For collateral dependent loans, the Company uses the fair value of the collateral, less estimated costs to sell, on a discounted basis, to measure impairment.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

     Mortgage loans originated and intended for sale are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

MORTGAGE LOAN INCOME, DISCOUNTS AND PREMIUMS

     Interest income on loans is recorded on the accrual method. Discounts and premiums relating to mortgage loans purchased are deferred and amortized against or accreted into income over the estimated lives of the loans using the level-yield method. Accrual of interest is discontinued and an allowance for uncollected interest is established and charged to interest income for the full amount of accrued interest receivable on loans which are delinquent for a period of 90 days or more.

LOAN ORIGINATION AND COMMITMENT FEES

   Loan origination and commitment fees and certain incremental direct loan origination costs are being deferred with the net amount being amortized as an adjustment of the related loan's yield. The Company is amortizing those amounts over the contractual life of the related loans as adjusted for anticipated prepayments using current and past payment trends.

MORTGAGE LOAN SALES AND SERVICING

     The Company originates and sells loans and participating interest in loans generally without retaining servicing rights. Loans are sold to provide the Company with additional funds and to generate gains from mortgage banking operations. Loans originated for sale are carried at the lower of cost or market. When a loan and the related servicing are sold the Company recognizes any gain or loss at the time of sale.

     When servicing is retained on a loan that is sold, the Company recognizes a gain or loss based on the present value of the difference between the average constant rate of interest it receives, adjusted for a normal servicing fee, and the yield it must pay to the purchaser of the loan over the estimated remaining life of the loan. Any resulting net premium is deferred and amortized over the estimated life of the loan using a method approximating the level-yield method. During the years ended September 30, 1998 and 1997, no loans were sold with servicing rights retained. Loans of $2,863,325 were sold with servicing rights retained as of March 31, 1999. The Company also sells participation interests in loans that it services.

PREMISES AND EQUIPMENT

     Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method over useful lives ranging from five to seven years. Leasehold improvements are capitalized and amortized using the straight-line method over the life of the related lease.

FORECLOSED REAL ESTATE

     Real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated selling costs. Subsequent to the date of foreclosure, valuation adjustments are made, if required, to the lower of cost or fair value less estimated selling costs. Costs related to holding the real estate, net of related income, are reflected in operations when incurred. Recognition of gains on sale of real estate is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

INCOME TAXES

   Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". ("SFAS 109") The net deferred tax asset is reduced, if necessary, by a valuation allowance for the amount of any tax benefits that, based on available evidence, are not expected to be realized. (See Note 11).

CASH AND CASH EQUIVALENTS

     The Company considers cash and interest bearing deposits in other banks as cash and cash equivalents for purposes of preparing the statement of cash flows.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

     Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), establishes standards for the reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997. The Company adopted SFAS 130 for the six months ended March 31, 1999 and has restated comparative information for earlier years presented.

STOCK-BASED COMPENSATION

   The Company records stock-based compensation under the provisions of SFAS 123, "Accounting for Stock-Based Compensation," which permits entities to recognize, as expense over the vesting period, the fair value of all stock-based awards on the date of grant.


   Alternatively, SFAS 123 also allows entities to continue to apply the provision of Accounting Principles Board (APB) Opinion 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion 25, which requires compensation expense be recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price, and provide the pro forma disclosure provisions of SFAS 123. See Note 14 of the notes to consolidated financial statements for the pro forma net income and pro forma earnings per share disclosures.


RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current method of presentation.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)



2.  ACQUISITION


     Effective October 1, 1997, Greater Atlantic Financial Corp. purchased 100% of the outstanding common and preferred shares of Greater Atlantic Savings Bank, F.S.B. from Greater Atlantic Corporation. The aggregate purchase price was approximately $2,028,000, excluding transaction expenses. The acquisition is being accounted for as a purchase, and accordingly, the financial statements include assets and liabilities acquired at fair value and results of operations from the date of acquisition. As a result of this transaction, goodwill of approximately $700,000 was recorded and was being amortized on a straight-line basis over 15 years. In accordance with SFAS 109, when the Company reduced the valuation allowance related to the deferred tax assets, it first reduced to zero the goodwill related to the acquisition. (See Notes 11 and 19).

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

3. INVESTMENTS      AVAILABLE-FOR-SALE, MARCH 31, 1999
                    ---------------------------------------------------------------------------------------------------
                                                                              GROSS          GROSS
                                                            AMORTIZED       UNREALIZED     UNREALIZED        MARKET
                                                               COST           GAINS          LOSSES          VALUE
                    ---------------------------------------------------------------------------------------------------
                    INVESTMENT SECURITIES
                    Equity securities                         $9,093,224         $    -      $(76,047)       $9,017,177
                    SBA Notes                                 31,464,727          3,630      (302,674)       31,165,683
                    FHLB Notes                                 1,000,000              -       (10,940)          989,060
                    CMO's                                      1,730,782          6,505              -        1,737,287
                    Corporate debt securities                  2,112,341         99,299        (2,750)        2,208,890
                    ---------------------------------------------------------------------------------------------------
                                                              45,401,074        109,434      (392,411)       45,118,097
                    ---------------------------------------------------------------------------------------------------
                    MORTGAGE-BACKED SECURITIES
                    FNMA notes                                21,287,118         18,867       (70,899)       21,235,086
                    GNMA notes                                 3,070,301          1,827       (19,489)        3,052,639
                    FHLMC notes                                5,181,879              -       (32,610)        5,149,269
                    REMICS                                     2,546,188         36,437              -        2,582,625
                    ---------------------------------------------------------------------------------------------------
                                                              32,085,486         57,131      (122,998)       32,019,619
                    ---------------------------------------------------------------------------------------------------
                                                             $77,486,560       $166,565     $(515,409)      $77,137,716
                    ===================================================================================================
                    AVAILABLE-FOR-SALE, SEPTEMBER 30, 1998
                    ---------------------------------------------------------------------------------------------------
                                                                              GROSS          GROSS
                                                            AMORTIZED       UNREALIZED     UNREALIZED        MARKET
                                                               COST           GAINS          LOSSES          VALUE
                    ---------------------------------------------------------------------------------------------------
                    INVESTMENT SECURITIES
                        SBA Notes                            $22,561,220       $109,458      $(32,339)      $22,638,339
                        FHLB Notes                             8,565,000          9,063              -        8,574,063
                        FHLMC Notes                            1,000,000              -              -        1,000,000
                    ---------------------------------------------------------------------------------------------------
                                                              32,126,220        118,521       (32,339)       32,212,402
                    ---------------------------------------------------------------------------------------------------
                    MORTGAGE-BACKED
                    SECURITIES
                        FNMA Notes                            11,027,100         94,873       (41,087)       11,080,886
                        GNMA Notes                             3,723,282          4,842       (11,763)        3,716,361
                        FHLMC Notes                            1,562,906            337        (2,238)        1,561,005
                        REMICS                                 2,558,900         41,881              -        2,600,781
                    ---------------------------------------------------------------------------------------------------
                                                              18,872,188        141,933       (55,088)       18,959,033
                    ---------------------------------------------------------------------------------------------------
                                                             $50,998,408       $260,454      $(87,427)      $51,171,435
                    ===================================================================================================


          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)


                    TRADING SECURITIES, SEPTEMBER 30, 1998
                    ---------------------------------------------------------------------------------------------------
                                                                              GROSS          GROSS
                                                            AMORTIZED       UNREALIZED     UNREALIZED        MARKET
                                                               COST           GAINS          LOSSES          VALUE
                    ---------------------------------------------------------------------------------------------------
                    INVESTMENT SECURITIES
                    Corporate Notes                             $247,000         $    -       $(5,750)         $241,250
                    ---------------------------------------------------------------------------------------------------
                                                                $247,000         $    -       $(5,750)         $241,250
                    ===================================================================================================
                    HELD -TO-MATURITY, SEPTEMBER 30, 1997
                    ---------------------------------------------------------------------------------------------------
                                                                            GROSS          GROSS
                                                          AMORTIZED      UNREALIZED     UNREALIZED        MARKET
                                                            COST            GAINS         LOSSES           VALUE
                  -----------------------------------------------------------------------------------------------------
                  Investment securities
                  FHLB Notes                               $1,004,836         $     -       $(6,398)         $998,438
                  -----------------------------------------------------------------------------------------------------
                                                           $1,004,836        $      -       $(6,398)         $998,438
                  =====================================================================================================


     The weighted average interest rate on investments was 7.28% for the six months ended March 31, 1999 and 7.57% and 4.72% for the years ended September 30, 1998 and 1997, respectively.


     Proceeds from available for sale securities were $2,265,534, $0 and $0 for the six months ended March 31, 1999 and the years ended September 30, 1998 and 1997, respectively. Gross realized gains were $6,010, $0 and $0 for the six months ended March 31, 1999 and the years ended September 30, 1998 and 1997, respectively.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

The amortized cost and estimated fair value of securities at September 30, 1998, by contractual maturity, are as follows:

                                                                                    AVAILABLE-FOR-SALE
                                                                           ---------------------------------------
                                                                              AMORTIZED              FAIR
                                                                                 COST               VALUE
                                  --------------------------------------------------------------------------------
                                  AMOUNTS MATURING IN:
                                  One year or less                                  $     -             $     -
                                  After one year through five years               6,523,001           6,537,857
                                  After five years through ten years              8,099,321           8,089,270
                                  After ten years                                20,062,798          20,186,057
                                  Mortgage-backed securities                     16,313,288          16,358,251
                                  --------------------------------------------------------------------------------
                                                                                $50,998,408         $51,171,435
                                  ================================================================================
                                                                                         TRADING
                                                                           -------------------------------------
                                                                              AMORTIZED              FAIR
                                                                                 COST               VALUE
                                  --------------------------------------------------------------------------------
                                  AMOUNTS MATURING IN:
                                  After ten years                                  $247,000            $241,250
                                  --------------------------------------------------------------------------------
                                                                                   $247,000            $241,250
                                  ================================================================================


     Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)



4. LOANS RECEIVABLE

Loans receivable consists of the following:

                                                                MARCH 31,                    SEPTEMBER 30,
                                                                  1999                1998                1997
                                                            ------------------ ------------------- -------------------
                      Mortgage loans:
                         Single-family                            $17,189,223         $17,198,151          $8,778,361
                         Multi-family                               1,050,335           1,189,000           1,653,000
                         Construction                               4,310,000           5,519,562           6,794,850
                         Commercial real estate                     3,908,378           2,246,457           2,554,591
                         Land loans                                   814,682             723,198           1,176,750
                      ------------------------------------------------------------------------------------------------
                      Total mortgage loans                         27,272,618          26,876,368          20,957,552
                      Commercial loans                              2,059,921             813,542             795,123
                      Consumer loans                                4,237,802             746,353             778,492
                      ------------------------------------------------------------------------------------------------
                      Total loans                                  33,570,341          28,436,263          22,531,167
                      ------------------------------------------------------------------------------------------------
                      Due borrowers on loans-in process            (1,636,302)         (2,276,168)         (2,750,676)
                      Deferred loan fees                               16,524             (37,310)            (54,714)
                      Allowance for loan losses                      (610,000)           (577,929)           (776,150)
                      Unearned premium (discounts)                     24,149             (34,988)            (95,103)
                      ------------------------------------------------------------------------------------------------
                                                                   (2,205,629)         (2,926,395)         (3,676,643)
                      ------------------------------------------------------------------------------------------------
                      LOANS RECEIVABLE, NET                       $31,364,712         $25,509,868         $18,854,524
                      ================================================================================================


Loans held for sale are all single-family mortgage loans.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

The activity in allowance for loan losses is summarized as follows:

                                                                        SIX MONTHS ENDED                  YEARS ENDED
                                                                            MARCH 31,                    SEPTEMBER 30,
                                                                      1999          1998            1998             1997
                                                                -------------- -------------- --------------- ----------------
                                Balance, beginning                  $577,929         $776,150       $776,150         $429,257
                                Provision for loan losses             23,132           95,313        159,486          487,430
                                Charge-offs                           (1,061)        (171,463)      (362,707)        (140,537)
                                Recoveries                            10,000                -          5,000                -
                                ----------------------------------------------------------------------------------------------
                                Balance, ending                     $610,000         $700,000       $577,929         $776,150
                                ==============================================================================================



     The amount of loans serviced for others totaled $4,039,997, $1,720,790 and $1,204,968 as of March 31, 1999, September 30, 1998 and September 30, 1997,
respectively.

     The allowance for uncollected interest, established for mortgage loans which are delinquent for a period of 90 days or more, amounted to $499, $13,762 and $38,542 as of March 31, 1999, September 30, 1998 and September 30, 1997, respectively. This is the entire amount of interest income that would have been recorded in these periods under the contractual terms of such loans. Principal balances of non-performing loans related to reserves for uncollected interest totaled $12,058, $230,320 and $665,408 as of March 31, 1999, September 30, 1998,
and September 30, 1997, respectively.

5. ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

Accrued interest and dividends receivable consists of the following:



                                                            MARCH 31,               SEPTEMBER 30,
                                                             1999              1998              1997
                                                        ----------------  ---------------  ------------------
                   Investments                                 $609,305         $583,642             $17,916
                   Loans receivable                             342,088          254,010             181,365
                   Accrued dividends on FHLB stock               23,111           17,115               7,491
                                                        ----------------  ---------------  ------------------
                                                               $974,504         $854,767            $206,772
                                                        ================  ===============  ==================


          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)



6. PREMISES AND EQUIPMENT

Premises and equipment consists of the following:

                                                          MARCH 31,               SEPTEMBER 30,
                                                            1999            1998               1997
                                                       ---------------  --------------  --------------------
Furniture, fixtures and equipment                          $1,693,021      $1,311,262             $ 827,101
Leasehold improvements                                      1,243,833         526,361               520,754
                                                      ----------------  --------------  --------------------
                                                            2,936,854       1,837,623             1,347,855
Less: Allowances for depreciation
         and amortization                                   1,253,969       1,079,831             1,118,841
                                                      ----------------  --------------  --------------------
                                                           $1,682,885        $757,792             $ 229,014
                                                      ================  ==============  ====================
7. FORECLOSED REAL ESTATE

Foreclosed real estate is summarized as follows:

                                                           MARCH 31,                 SEPTEMBER 30,
                                                             1999                1998              1997
                                                       ------------------   ---------------  -------------------
  Real estate acquired through
    settlement of loans                                       $  187,200         $  90,283           $ 201,692
                                                      ===================   ===============  ==================

     The cost of operations for foreclosed real estate in the statements of operations consists of the following:

                                                                SIX MONTHS ENDED                       YEARS ENDED
                                                                   MARCH 31,                          SEPTEMBER 30,
                                                            1999               1998              1998               1997
                                                       ----------------  ----------------- -----------------  -----------------
INCOME:
Gain on sale                                                   $     -             $    -           $     -           $ 16,143
                                                      -----------------  ----------------- -----------------  -----------------
EXPENSE:
Loss on sale                                                     3,547                  -               756                  -
Provision for (recovery of)
    loss                                                        (5,972)             5,172             5,172            205,437
Operating expenses                                              10,666             13,293            28,704             35,073
                                                      -----------------  ----------------- -----------------  -----------------
                                                                 8,241             18,465            34,632            240,510
                                                      -----------------  ----------------- -----------------  -----------------
LOSS                                                         $  (8,241)          $(18,465)         $(34,632)         $(224,367)
                                                      =================  ================= =================  =================

                                      F-20

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

     Activity in the provision for losses on foreclosed real estate is summarized as follows:

                                    ------------------------------------------------------------------------------
                                   Balance at September 30, 1996                                            $    -
                                   Provision charged to expense                                            205,437
                                                                                               --------------------
                                   Balance at September 30, 1997                                           205,437
                                   Provision charged to income                                              (5,172)
                                   Charge-offs, net of recoveries                                         (178,360)
                                                                                               --------------------
                                   Balance at September 30, 1998                                            21,905
                                   Provision (recovery) charged to income                                   (5,972)
                                   Charge-offs, net of recoveries                                          (11,133)
                                                                                               --------------------
                                   Balance at March 31, 1999                                               $ 4,800
                                                                                               ====================
8. DEPOSITS

Deposits are summarized as follows:

                                  March 31, 1999
                                  ---------------------------------------------------------------------------------
                                                                                     RANGES OF
                                                                                    CONTRACTUAL
                                                                     AMOUNT        INTEREST RATES         %
                                  ----------------------------------------------------------------------------------
                                  Savings accounts                    $  925,278            3.00%               0.8
                                  NOW/Money market accounts           17,632,938     0.00 - 5.00%              15.7
                                  Certificates of deposit             89,877,365     4.50 - 6.50%              80.2
                                  Non-interest bearing
                                     demand deposits                   3,655,842            0.00%               3.3
                                  ----------------------------------------------------------------------------------
                                                                    $112,091,423                              100.0
                                  ==================================================================================
                                  September 30, 1998
                                  ---------------------------------------------------------------------------------
                                                                                     RANGES OF
                                                                                    CONTRACTUAL
                                                                     AMOUNT        INTEREST RATES        %
                                  ------------------------------------------------------------------------------
                                  Savings accounts                    $  702,583            3.00%           0.9
                                  NOW/Money
                                     market accounts                   6,761,000     0.00 - 5.23%           8.9
                                  Certificates of deposit             55,422,137     4.50 - 6.50%          72.6
                                  Non-interest bearing
                                     demand deposits                  13,424,817            0.00%          17.6
                                  ------------------------------------------------------------------------------
                                                                     $76,310,537                         100.00
                                  ==============================================================================


          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

                               September 30, 1997
                               ------------------------------------------------------------------------------------
                                                                                     RANGES OF
                                                                                    CONTRACTUAL
                                                                     AMOUNT        INTEREST RATES        %
                               ---------------------------------------------------------------------------------
                               Savings accounts                        $ 678,165            3.00%           2.4
                               NOW/Money
                                  market accounts                      2,789,000     0.00 - 4.00%           9.8
                               Certificates of deposit                16,710,116     4.40 - 6.50%          58.9
                               Non-interest bearing
                                  demand deposits                      8,199,730            0.00%          28.9
                               ---------------------------------------------------------------------------------
                                                                     $28,377,011                         100.00
                               =================================================================================

Certificates of deposit as of September 30, 1998 mature as follows:

                               Years ending September 30,
                               ---------------------------------------------------------------------------------
                               1999                                                                 $49,357,833
                               2000                                                                   5,719,139
                               2001                                                                     127,310
                               2002                                                                      26,420
                               2003                                                                     191,435
                               ---------------------------------------------------------------------------------
                                                                                                    $55,422,137
                                                                                               =================
Interest expense on deposit accounts consists of the followings:

                                                             SIX MONTHS ENDED                 YEARS ENDED
                                                                 MARCH 31,                   SEPTEMBER 30,
                                                            1999           1998            1998           1997
                                                       --------------- -------------- --------------- -------------
NOW/Money market accounts                                   $ 292,635        $ 48,810      $ 168,301      $ 102,888
Savings accounts                                               13,162          13,440         29,516         27,950
Certificates of deposit                                     2,116,976         621,787      1,965,423      1,003,986
                                                       ---------------  -------------- -------------- --------------
                                                           $2,422,773        $684,037     $2,163,240     $1,134,824
                                                       ===============  ============== ============== ==============

     Deposits, including certificates of deposit, with balances in excess of $100,000 totaled $41,156,243, $34,515,472 and $9,442,598 at March 31, 1999,
September 30, 1998, and September, 30, 1997, respectively.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)


9. DEFERRED COMPENSATION PLAN

         On October 30, 1997, the Company adopted a deferred compensation plan. Under the deferred compensation plan, an employee may elect to participate by directing that all or part of his or her compensation be credited to a deferral account. The election must be made prior to the beginning of the calendar year. The deferral account bears interest at 6% per year. The amounts credited to the deferral account are payable in preferred stock or cash at the election of the Board of Directors on the date the Company announces a change in control or the date three years from the date the participant elects to participate in the deferred compensation plan. At March 31, 1999 and September 30, 1998, $500,000 was accrued as deferred compensation.

10. ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

         The Bank has $22,000,000 Credit availability as of September 30, 1998 from the Federal Home Loan Bank of Atlanta (FHLB), which it uses to fund loans originated by Greater Atlantic Mortgage Corporation. Any advances in excess of $10 million are required to be collateralized with eligible securities. The credit availability is at the discretion of the FHLB.

         The following table sets forth information regarding the Bank's borrowed funds:


                                                   AT OR FOR THE SIX MONTHS ENDED      AT OR FOR THE YEARS ENDED
                                                             MARCH 31,                       SEPTEMBER 30,
                                                       1999             1998             1998             1997
                                                  ---------------  ----------------  -------------   ------------------
FHLB Advances:
Average balance outstanding                          $13,664,500        $2,455,148     $5,358,094        $2,867,329
Maximum amount outstanding at any                      5,000,000                --     22,000,000         2,600,000
month-end during the period
Balance outstanding at end of period                   5,000,000                --     22,000,000         1,250,000
Weighted average interest rate                              4.76%             5.70%          5.34%             5.44%
during the period
Weighted average interest rate at end of period             3.98%               --           6.00%             6.55%
Reverse repurchase agreements:
Average balance outstanding                           $1,548,997         $ 993,165     $2,014,881             $  --
Maximum amount outstanding at any month-end                   --         3,071,500      3,971,000                --
during the period
Balance outstanding at end of period                          --         3,066,000             --                --
Weighted average interest rate during the                   5.68%             5.64%          5.66%               --
period
Weighted average interest rate at end of period               --              5.74%            --                --




     The  Bank  has  pledged  certain   investments   with  carrying  values  of
$26,573,656  at September  30, 1998,  to  collateralize  advances from the FHLB.

     First mortgage loans in the amount of $3,102,929 are pledged as collateral for the advances at September 30, 1998.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

11. INCOME TAXES


The following is a summary of the income tax provision:

                                                             SIX MONTHS ENDED                    YEARS ENDED
                                                                 MARCH 31,                      SEPTEMBER 30,
                                                            1999           1998              1998             1997
                                                       --------------- ----------------  -----------------  --------------
                   Current - Federal provision           $(48,000)          $170,000        $ 467,000         $     -
                   State provision                        (12,000)            42,000          119,000               -
                                                       --------------- ----------------  ---------------  --------------
                                                          (60,000)           212,000          586,000               -
                   Deferred - Federal and state           318,000                 -          (275,000)              -
                                                        ---------------  ----------------  ---------------  --------------
                                                         $258,000           $212,000        $ 311,000         $     -
                                                        ===============  ================  ===============  ==============



     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the following differences:

                                                       AT OR FOR THE SIX MONTHS ENDED     AT OR FOR THE YEARS ENDED
                                                                 MARCH 31,                    SEPTEMBER 30,
                                                            1999           1998            1998            1997
                                                       --------------- -------------- ---------------- --------------
Federal tax expense (benefit)                             $231,400      $188,400       $311,000        $(191,000)
State tax expense (benefit)                                 40,800        33,200         74,000          (54,000)
Increase (decrease) in taxes resulting from:
Change in the valuation allowance                                -             -         20,000          245,000
Permanent differences                                            -             -        (16,000)               -
Change in effective deferred tax rate                            -             -        (63,000)               -
Other                                                      (14,200)       (9,600)       (15,000)               -
                                                      --------------- ---------------- -------------- --------------
Income tax provision (benefit)                            $258,000      $212,000      $(311,000)           $   -
                                                       =============== ================ ============== ==============



          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                            MARCH 31,                    SEPTEMBER 30,
                                                               1999                  1998                   1997
                                                     ------------------   --------------------   -------------------
DEFERRED TAX ASSETS
   Net operating loss carryforwards                          $ 656,000              $ 679,000             $ 698,000
   Allowance for loan loss                                     240,000                227,000               238,000
   Loans held for sale                                           9,000                292,000                87,000
   Core deposit intangible                                      67,000                 67,000                65,000
   Deferred loan fees                                           44,000                 43,000                43,000
   Book over tax depreciation                                   66,000                 66,000                63,000
   Post foreclosure writedown on foreclosed assets                   -                  9,000                69,000
   Compensation payable                                        196,000                196,000                     -
   Net discounts (premiums) on second trusts                    47,000                 48,000                     -
   Miscellaneous items                                          55,000                 46,000                25,000
                                                     ------------------   --------------------   -------------------
Total deferred tax assets                                    1,380,000              1,673,000             1,288,000
                                                     ------------------   --------------------   -------------------
DEFERRED TAX LIABILITIES
   FHLB stock dividends                                         39,000                 39,000                38,000
   Deferred origination costs                                  114,000                 89,000                     -
                                                     ------------------   --------------------   -------------------
Total deferred tax liabilities                                 153,000                128,000                38,000
                                                     ------------------   --------------------   -------------------
Net deferred tax assets                                      1,227,000              1,545,000             1,250,000
Less:  Valuation allowance                                    (548,000)              (548,000)           (1,190,000)
                                                     ------------------   --------------------   -------------------
Total                                                        $ 679,000              $ 997,000             $  60,000
                                                     ==================   ====================   ===================

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

     Management has provided a valuation allowance for net deferred tax assets, as they believe that it is more likely than not that the entire amount of deferred tax assets will not be realized. During the year ended September 30, 1998 the Company increased its deferred tax asset by $662,000 by reducing goodwill associated with the acquisition of Greater Atlantic Savings Bank, F.S.B.

     At September 30, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $1,728,000, which are available to offset future federal taxable income, if any, through 2011. As a result of the change in ownership of the Bank, the amount of any tax loss carryforward usage is restricted to an annual limitation of approximately $114,000.


     During the six months ended March 31, 1999, the Company's estimated effective income tax rate is 38%, which was calculated based on the best information currently available.


12. COMMITMENTS AND CONTINGENCIES

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     At September 30, 1998, the Company had outstanding commitments to originate loans aggregating approximately $22,166,423. Fixed rate commitments are at market rates as of the commitment dates and generally expire within 60 days.

     In addition,  the Company was  contingently  liable under unfunded lines of
credit  for   approximately   $693,000   and  standby   letters  of  credit  for
approximately $103,000.

     Effective October 1, 1998, the Company renewed an employment agreement with the executive in charge of its mortgage division which calls for a base salary of $108,000 plus bonuses based on loan closings and net income levels. The term of this agreement is for one year and can be automatically extended.

     Effective November 1, 1997, the Company entered into a three year employment agreement with the President and Chief Executive Officer of the Bank. The agreement can be automatically extended and was extended for an additional year effective October 9, 1998. The agreement periods for a base salary of $120,000 per year.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

RENTAL COMMITMENTS

     The Company has entered into lease agreements for the rental of certain properties expiring on various dates through March 13, 2003. The future minimum rental commitments as of September 30, 1998, for all noncancellable lease agreements, are as follows:

                                  YEARS ENDING                 RENTAL            SUBLEASE             NET
                                  SEPTEMBER 30,             COMMITMENTS           INCOME          COMMITMENT
                                  ---------------------- -------------------  ----------------  ------------------
                                  1999                           $  731,467          $ 23,247        $  708,220
                                  2000                              593,893                 -           593,893
                                  2001                              592,389                 -           592,389
                                  2002                              610,193                 -           610,193
                                  2003                              563,404                 -           563,404
                                  Thereafter                      1,630,063                 -         1,630,063
                                  ---------------------- -------------------  ----------------  ------------------
                                  Total                          $4,721,409           $23,247       $ 4,698,162
                                  ====================== ===================  ================  ==================

     Net rent expense for the six months ended March 31, 1999 and March 31, 1998, was $409,048 and $175,876, respectively, and for the years ended September 30, 1998 and September 30, 1997 was $454,613 and $222,994, respectively.

     The Company has entered into sublease agreements with a tenant which occupies space in the Rockville branch office. The sublease terms for the Rockville branch office expire in January 1999. Rental income for the six months ended March 31, 1999 and March 30, 1998 was $25,647 and $39,670, respectively, and for the years ended September 30, 1998 and 1997 was $79,340 and $74,787, respectively.

13. REGULATORY MATTERS

     The Bank qualifies as a Tier 1 institution and may make capital distributions during a calendar year up to 100% of its net income to date plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year. Any distributions in excess of that amount require prior notice to the OTS, with the opportunity for the OTS to object to the distribution. A Tier 1 institution is defined as an institution that has, on a pro forma basis after the proposed distribution, capital equal to or greater than the OTS fully phased-in capital requirement and has not been deemed by the OTS to be "in need of more than normal supervision". The Bank is currently classified as a Tier 1 institution for these purposes. The Capital Distribution Regulation requires that the institution provide the applicable OTS District Director with a 30-day advance written notice of all proposed capital distributions whether or not advance approval is required by the regulation. The Bank did not pay any dividends during the periods ended March 31, 1999, September 30, 1998 and September 30, 1997.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)



     Effective December 19, 1992, the President signed into law the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA). The "Prompt Corrective Action" section of FDICIA created five categories of financial institutions based on the adequacy of their regulatory capital level: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under FDICIA, a well capitalized financial institution is one with Tier 1 leverage capital of 5%, Tier 1 risk-based capital of 6% and total risk-based capital of 10%. At March 31, 1999 and September 30, 1998, the Bank was classified as a well capitalized financial institution.

     As part of FDICIA, the minimum capital requirements that the Bank is subject to are as follows: 1) tangible capital equal to at least 1.5% of adjusted total assets, 2) core capital equal to at least 4% of adjusted total assets and 3) total risk-based capital equal to at least 8% of risk-based assets.

The following presents the Bank's capital position at March 31, 1999 and September 30, 1998:

                                                  REQUIRED    REQUIRED       ACTUAL      ACTUAL
                         AT MARCH 31, 1999        BALANCE      PERCENT      BALANCE      PERCENT      SURPLUS
                    ----------------------------------------------------------------------------------------------
                    Tangible                      $1,888,240       1.50%    $7,018,701       5.58%    $5,130,461
                    Core                          $5,035,306       4.00%    $7,018,701       5.58%    $1,983,395
                    Risk-based                    $2,965,625       8.00%    $7,628,701      12.86%    $4,663,076
                    ==============================================================================================
                                                  REQUIRED    REQUIRED       ACTUAL      ACTUAL
                       AT SEPTEMBER 30, 1998      BALANCE      PERCENT      BALANCE      PERCENT      SURPLUS
                    ----------------------------------------------------------------------------------------------
                    Tangible                      $1,602,717       1.50%    $6,277,002       5.87%    $4,674,285
                    Core                          $4,273,911       4.00%    $6,277,002       5.87%    $2,003,091
                    Risk-based                    $2,727,774       8.00%    $6,705,090      19.66%    $3,977,316
                    ==============================================================================================

The following is a reconciliation of the Bank's net worth as reported to the OTS to GAAP capital as presented in the accompanying financial statements.

                                            MARCH 31,                    SEPTEMBER 30,
                                              1999               1998                     1997
                                        ------------------ ------------------ ------------------------
GAAP CAPITAL                               $6,850,251         $6,384,348               $1,563,816
Less: Unrealized (gains) losses on
    available for sale securities             168,450          (107,346)                        -
                                        ------------------ ------------------ ------------------------
TANGIBLE CAPITAL                            7,018,701          6,277,002                1,563,816
CORE CAPITAL                                7,018,701          6,277,002                1,563,816
    Plus: Allowance for general loss
    reserves                                  610,000            428,088                  246,000
                                        ------------------ ------------------ ------------------------
RISK-BASED CAPITAL                         $7,628,701         $6,705,090               $1,809,816
                                        ================== ================== ========================


          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

     Failure to meet any of the three capital requirements after December 7, 1989 causes savings institutions to be subject to certain regulatory restrictions and limitations including a limit on asset growth, and the requirement to obtain regulatory approval before certain transactions or activities are entered into.

     On December 18, 1995, a new supervisory agreement became effective, replacing the previous written agreement. The new agreement required the Board of Directors to submit a business plan and a capital plan, to establish internal control and audit procedures, as necessary, and to provide for proper self classification of assets and adequate recordkeeping. During the year ended September 30, 1997 Bank implemented a plan and submitted quarterly reports to the OTS. The objectives of the plan were successfully met during these periods. In October 1997, the OTS removed the supervisory agreement upon approval of the stock purchase by the new shareholders (see Note 2).

     The FDIC proposed, and enacted into law on September 30, 1996, a one-time assessment on all SAIF-insured deposits of approximately .67 cents per $100 of domestic deposits held as of March 31, 1995. This one-time assessment is intended to recapitalize the SAIF to the required level of 1.25% of insured deposits. On November 8, 1996, the Bank received an exemption from paying the special assessment. However, the Bank was required to pay regular semi-annual assessments to the SAIF from the first semi-annual period of 1997 through the second semi-annual period of 1999 according to the schedule of rates in effect for SAIF members on June 30, 1995. As a result of the stock purchase and recapitalization of the Bank (see Note 2), the Bank has elected to pay the assessment through a one-time payment. Accordingly, for the year ended September 30, 1998 the Bank paid approximately $83,000 for the assessment.

14. STOCKHOLDERS' EQUITY

     On September 30, 1993, a group of individuals acquired 49% of the outstanding common stock of the Bank from the sole stockholder. Simultaneously with this purchase, both the new purchasers ("minority stockholders") and the existing stockholder ("majority stockholder"), exchanged their stock in the Bank for stock in a newly formed holding company. Additionally, the minority stockholders purchased 362,500 shares of noncumulative perpetual preferred stock in the amount of $1,450,000 from the Bank. Effective October 1, 1997, all shares of preferred and common stock were purchased as part of the business combination (see Note 2).

   Effective November 14, 1998, the Company established the 1997 Stock Option and Warrant Plan (the "Plan"). The Plan reserves options for 76,667 shares to employees and warrants for 94,685 shares to stockholders. The stock options and warrants vest immediately upon issuance and carry a maximum term of 10 years. The exercise price for the stock options and warrants is the fair market value at grant date. As of September 30, 1998, 94,685 warrants were issued.

     The following  summary  represents  the activity  under the Plan:

                                                NUMBER       EXERCISE        EXPIRATION
                                               OR SHARES      PRICE              DATE
                                               ---------     --------        ----------

At October  1, 1997                                 -
Options granted                                 16,667         $7.50          11-14-2007
                                               ---------     ---------        -----------
Balance outstanding at September 31, 1998       16,667
Options granted                                 41,667         $8.38          11-29-2008
                                                --------
Balance outstanding at March 31, 1999           58,334
                                                ========

     The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123"), but it continues to measure compensation cost for the stock options using the intrinsic value method prescribed by APB Opinion No. 25. As allowable under SFAS 123, the Company used the "Minimum Value" method to measure the compensation cost of stock options granted in 1998 with the following assumptions:

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)



risk-free interest rate of 5.45%, a dividend payout rate of zero, and an expected option life of five years, respectively. There were no adjustments made in calculating the fair value to account for non-transferability.

     Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   If the Company had elected to recognize compensation cost based on the value at the grant dates with the method prescribed by SFAS 123, net income would have been changed to the pro forma amounts indicated below:

                                                                YEAR ENDED
                                                            SEPTEMBER 30, 1998
                                                     ------------------------------------------
                                                                                  PRO
                                                         REPORTED                FORMA
                                                     ------------------   ---------------------
       Net income                                         $609,110                 $579,977
                                                     =================    =====================
       Basic and diluted earnings per share                 $  .77                   $  .74
                                                     =================    =====================



     Effective January 1, 1996 the Bank, with approval of the OTS, executed an employment agreement with the executive in charge of its Mortgage Division. The agreement allowed the executive the right to receive preferred shares if the bank were to merge with or into another entity or became the subject of a change in control as defined in the employment agreement. In accordance with APB No. 25, the Bank did not record compensation expense related to the preferred stock until it established a measurement date. A measurement date was established effective September 30, 1997 due to the change in control of the Bank (see Note
2). As a result, 103,284 additional shares of preferred stock were issued and compensation expense of $413,136 was recorded for this executive for the year ended September 30, 1997.

15. EARNINGS PER SHARE OF COMMON STOCK

       The Company reports earning per share in accordance with Statement of Financial Accounting Standards No. 128, (SFAS 128) "Earnings Per Share". SFAS 128 requires two presentations of earning per share - "basic" and "diluted." Basic earnings per share is computed by dividing income available to common stockholders (the numerator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

       The numerator in calculating both basic and diluted earnings per share for each period is reported net income. The denominator is based on the following weighted average number of common shares.




                                                          SIX MONTHS ENDED                     YEAR ENDED
                                                              MARCH 31,                      SEPTEMBER 30,
                                                       1999             1998              1998            1997
                                                  -------------  -----------------  ---------------  --------------
                          Basic                         817,264            780,005          787,075         330,000
                          Diluted                       819,014            780,005          787,075         330,000





          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

16.  RELATED PARTY TRANSACTIONS

   The Bank offers loans to its officers, directors, employees and related parties of such persons for the financing of their homes, consumer and commercial loans. These loans are made in the ordinary course of business and, in the opinion of management, do not involve more than the normal risk of collectibility, or present other unfavorable features. Such loans are made on the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The aggregate balance of loans to directors, officers and other related parties is $430,275, $268,559 and $150,000 as of March 31,1999, September 30, 1998 and September 30, 1997, respectively.

17. MARKET VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     The fair value information for financial instruments, which is provided below, is based on the requirements of Financial Accounting Standard Board Statement of Financial Accounting Standards No. 107 and does not represent the aggregate net fair value of the Bank.

     Much of the information used to determine fair value is subjective and judgmental in nature; therefore, fair value estimates, especially for less marketable securities, may vary. The amounts actually realized or paid upon settlement or maturity could be significantly different.

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is reasonable to estimate that value:

A. Cash and interest-bearing deposits - Fair value is estimated to be carrying value.

B. Investment securities - Fair value is estimated using quoted market prices or market estimates.

C. Loans receivable - For residential mortgage loans, fair value is estimated by discounting future cash flows using the current rate for similar loans.

D. Deposits - For passbook savings, checking and money market accounts, fair value is estimated at carrying value. For fixed maturity certificates of deposit, fair value is estimated by discounting future cash flows at the currently offered rates for deposits of similar remaining maturities.

E. Advances from the FHLB of Atlanta and Reverse Repurchase agreements - Fair value is estimated by discounting future cash flows at the currently offered rates for advances of similar remaining maturities.

F. Off-Balance Sheet Instruments - The fair value of commitments is determined by discounting future cash flows using the current rate for similar loans. Commitments to extend credit for other types of loans and standby letters of credit were determined by discounting future cashflows using current rates.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)


The carrying value and estimated fair value of financial instruments is summarized as follows:

                                                      SEPTEMBER 30, 1998          SEPTEMBER 30, 1997
                                                   ---------------------------- -------------------------
                                                     CARRYING      ESTIMATED     CARRYING     ESTIMATED
                                                      VALUE       FAIR VALUE       VALUE     FAIR VALUE

                                                   ------------- -------------- ------------ ------------
                          Assets:
                          Cash and interest-
                              bearing deposits         $ 433,218     $ 433,218     $240,035    $ 240,035
                          Investment
                              securities              51,171,435    51,171,435    1,004,836    1,004,836
                          Loans receivable            50,831,410    51,716,537   28,800,901   28,892,603
                          -------------------------------------------------------------------------------
                          Liabilities:
                              Deposits                76,310,537    76,612,024   28,377,011   28,391,647
                              Borrowings              22,000,000    22,010,000    1,250,000    1,250,000
                          -------------------------------------------------------------------------------
                          Off-balance sheet
                              Instruments:
                              Commitments to
                                  extend credit                -       882,000            -      782,000
                          Loans in process                     -        19,000            -            -
                          ================================================================================


18. EMPLOYEE BENEFIT PLANS

     The Company operates a 401(k) Profit Sharing Plan covering all full-time employees meeting the minimum age and service requirements. Contributions to the Profit Sharing Plan are at the discretion of the Company. The Company made no contributions for the six months ended March 31, 1999 and 1998, and the years ended September 30, 1998 and 1997.

19. SUPPLEMENTAL CASH FLOW INFORMATION


                                                          SIX MONTHS ENDED                  YEAR ENDED
                                                             MARCH 31,                    SEPTEMBER 30,
                                                        1999            1998           1998            1997
                                                   ---------------   ------------  --------------  --------------
Cash paid during period for
    interest on deposits and borrowings             $1,146,444       $249,898      $2,429,000       $1,306,800
------------------------------------------------------------------------------------------------------------------
Transfer of loans for foreclosed assets             $        -       $      -      $   89,000       $  451,000
------------------------------------------------------------------------------------------------------------------



                                      F-32

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

     Following is a reconciliation of goodwill recorded in conjunction with the acquisition discussed in Note 2:

                                                                                YEAR ENDED
         ACQUISITION                                                        SEPTEMBER 30, 1998
                                                                      -------------------------------
         Total cash paid for acquisition                                          $2,367,000
         Fair market value of assets acquired                                      1,667,000
         --------------------------------------------------------------------------------------------
         Goodwill, October 1, 1997                                                   700,000
         Amortization                                                                (19,000)
         Other                                                                       (19,000)
         Reduction from recording deferred tax  asset                               (662,000)
         --------------------------------------------------------------------------------------------
         Goodwill, September 30, 1998                                                $    -
         --------------------------------------------------------------------------------------------

20. RECENT ACCOUNTING STANDARDS


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosure about Segments of a Business Enterprise ("SFAS 131"). SFAS 131 establishes standards for the way that public enterprises report information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of an enterprise about which separate financial information is available and that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company will be required to adopt SFAS 131 by September 30, 1999 and expects to disclose two operating segments which include the Bank and the mortgage operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair market value. Under certain circumstances, a portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into income when the transaction affects earnings. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. The Company will be required to adopt SFAS 133 by October 1, 2000. Presently, the Company does not use derivative instruments either in hedging activities or as investments. Accordingly, the Company believes that adoption of SFAS 133 will have no material impact on its financial position or results of operation.

     In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage Backed Securities Retained After the Securitization of Mortgage Loans Held For Sale By A Mortgage Banking Enterprise" ("SFAS 134"). SFAS 134 establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. This statement requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The Company will be required to adopt SFAS 134 during the quarter ended December 31,1999. Presently, the Company's mortgage banking company does not securitize mortgage loans held for sale. Accordingly, the Company believes that adoption of SFAS 134 will have no material impact on its financial position or results of operations.

          GREATER ATLANTIC FINANCIAL CORP. AND PREDECESSOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF MARCH 31, 1999 AND FOR
                    THE SIX MONTHS THEN ENDED IS UNAUDITED.)

21. SUBSEQUENT EVENTS

     Effective January 28, 1999, the Company's Board of Directors amended its articles of incorporation to increase the number of authorized shares of common and preferred stock from 5,000,000 and 1,000,000, respectively, to 10,000,000 and 2,500,000, respectively.

     Effective April 12, 1999, the Company's Board of Directors authorized and the stockholders approved a two for three reverse stock split for stockholders of record on April 8, 1999. All references in the consolidated financial statements to the number of authorized shares, the weighted average number of shares, and the calculation of basic and diluted earnings per share have been adjusted to reflect the split.

         You should rely only on the information contained in this prospectus. Neither Greater Atlantic Financial Corp. nor the bank has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of Greater Atlantic Financial Corp. or the bank since any of the dates as of which information is furnished in this prospectus or since the date printed below.



                   [Logo for Greater Atlantic Financial Corp.]







                        2,000,000 Shares of Common Stock


                                ------------------

                                   PROSPECTUS

                               ------------------




                             LEGG MASON WOOD WALKER
                                  INCORPORATED



                               ____________, 1999

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with the General and Business Corporations Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Statutes), Article 10 of the Registrant's Certificate of Incorporation provides as follows:

                                     TENTH:
                                     ------

          A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss
     (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

         D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

         E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Securities and Exchange Commission registration fee.........................................      $   6,300
     NASD filing fee.............................................................................          3,000
     Nasdaq National Market Listing fee..........................................................         90,000
     Printing expenses...........................................................................        105,000
     Accounting fees and expenses................................................................         75,000
     Legal fees and expenses.....................................................................        200,000
     Fees and expenses (including legal fees) for qualifications under state securities laws.....         10,000
     Financial advisor fee.......................................................................         50,000
     Transfer agent's fees and expenses..........................................................         10,000
     Miscellaneous, postage, mailing, delivery, etc..............................................         75,700
                                                                                                     -----------
     TOTAL        ...............................................................................      $ 625,000
                                                                                                       =========

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES.


         On July 10, 1997, eight investors capitalized Greater Atlantic Financial Corp. through the purchase of 1,150,000 shares of (766,667 shares as adjusted for the reverse stock split) the common stock of Greater Atlantic Financial Corp. at a price of $5.00 per share. Each of the eight investors is an "accredited investor" as that term is used in Rule 501 (a)(5). There was no underwriter and the shares were sold for cash and were not offered publicly. The shares were offered only to the eight investors who purchased the shares. Exemption is claimed under Rule 506(b).

          On November 3, 1997, a single investor who is an "accredited investor" as that term is used in Rule 501 (a)(5) purchased 20,000 shares (13,333 shares as adjusted for the reverse stock split) of common stock of Greater Atlantic Financial Corp. at a price of $5.00 per share. There was no underwriter and the shares were sold for cash and were not offered publicly. The shares were offered only to the single investor who purchased the shares. Exemption is claimed under Rule 506(b).

         On May 29, 1998, a single investor who is an "accredited investor" as that term is used in Rule 501 (a)(5) and a director of Greater Atlantic Financial Corp. purchased 20,000 shares (13,333 shares as adjusted for the reverse stock split) of common stock of Greater Atlantic Financial Corp. at a price of $5.00 per share. There was no underwriter and the shares were sold for cash and were not offered publicly. The shares were offered only to the single investor who purchased the shares. Exemption is claimed under Rule 506(b).

         On June 19, 1998, a director of Greater Atlantic Financial Corp. purchased 200 shares (134 shares as adjusted for the reverse stock split) of common stock of Greater Atlantic Financial Corp. at a price of $5.00 per share. There was no underwriter and the shares were sold for cash and were not offered publicly. The shares were offered only to the director who purchased the shares. Exemption is claimed under Rule 506(b).

          On August 17, 1998, a single investor who is an "accredited investor" as that term is used in Rule 501 (a)(5) purchased 30,000 shares (20,000 shares adjusted for the reverse stock split) of common stock of Greater Atlantic Financial Corp. at a price of $5.00 per share. There was no underwriter and the shares were sold for cash and were not offered publicly. The shares were offered only to the single investor who purchased the shares. Exemption is claimed under Rule 506(b).

         On January 14, 1999, two investors, each of whom is an "accredited investor" as that term is used in Rule 501 (a)(5) purchased 4,480 shares and 8,961 shares (for an aggregate of 8,961 shares as adjusted for the reverse stock split) of common stock of Greater Atlantic Financial Corp. at a price of $5.58 per share. There was no underwriter and the shares were sold for cash and were not offered publicly. The shares were offered only to the two investors who purchased the shares. Exemption is claimed under Rule 506(b).

ITEM 27.  EXHIBITS.

The exhibits filed as a part of this Registration Statement are as follows:



(a)      List of Exhibits (filed herewith unless otherwise noted)

 1.1     Engagement Letter between Greater Atlantic Financial Corp. and Legg Mason Wood Walker,
         Incorporated*

 1.2     Form of Underwriting Agreement*

 3.1     Certificate of Incorporation of Greater Atlantic Financial Corp. and amendment thereto*
 3.2     Bylaws of Greater Atlantic Financial Corp.*
 4.0     Specimen Stock Certificate of Greater Atlantic Financial Corp.*
 5.0     Opinion of Muldoon, Murphy & Faucette LLP re: legality
10.1     Employment Agreement with Carroll E. Amos*
10.2     Employment Agreement of T. Mark Stamm with Greater Atlantic Mortgage Corporation*
10.3     Greater Atlantic Financial Corp. Deferred Compensation Plan*
10.4     Greater Atlantic Financial Corp. 1997 Stock Option and Warrant Plan*
11.0     Statement re: Computation of Per Share Earnings*
21.0     Subsidiaries of Greater Atlantic Financial Corp.*
23.1     Consent of Muldoon, Murphy & Faucette LLP
23.2     Consent of BDO Seidman, LLP
23.3     Consent of Person Chosen to be Director
24.1     Powers of Attorney*
27.0     Financial Data Schedule*

* Previously Filed

ITEM 28.  UNDERTAKINGS.

(1) Greater Atlantic Financial Corp. will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)     (a)       Insofar as indemnification  for liabilities  arising under the
                  Securities  Act  of  1933  (the  "Act")  may be  permitted  to
                  directors,   officers  and  controlling   persons  of  Greater
                  Atlantic Financial Corp. pursuant to the foregoing provisions, or otherwise, Greater Atlantic Financial Corp. has been advised that in the opinion of the Securities and Exchange
                  Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        (b) In the event that a claim for indemnification against such liabilities (other than the payment by Greater Atlantic Financial Corp. of expenses incurred or paid by a director, officer or controlling person of Greater Atlantic Financial Corp. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Greater Atlantic Financial Corp. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3)     The Greater Atlantic Financial Corp. will:

        (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (ss.ss.230.424(b)(1), (4) or 230.497(h)) as
                  part of this Registration Statement as of the time the Commission declared it effective.

        (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

CONFORMED

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Reston, Virginia, on June 2, 1999.


Greater Atlantic Financial Corp.


By:      /s/ Carroll E. Amos
         ----------------------------------
         Carroll E. Amos
         President, Chief Executive Officer
         and Director
         (duly authorized representative)



         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


      Name                                     Title                                          Date
      ----                                     -----                                          ----



/s/ Carroll E. Amos                            President, Chief Executive
-------------------
Carroll E. Amos                                Officer and Director                     June 2, 1999
                                               (principal executive
                                               officer)


/s/ David E. Ritter                            Chief Financial Officer                  June 2, 1999
--------------------                           (principal accounting and
David E. Ritter                                financial officer)


       *                                       Director and Chairman
--------------------                           of the Board of Directors
William Calomiris                              Director
       *
--------------------
Paul J. Cinquegrana

       *                                       Director
--------------------
Jeffrey M. Gitelman

       *                                       Director
--------------------
Lynnette Dobbins Taylor

       *                                       Director
--------------------
James B. Vito



---------
* Pursuant to a Power of Attorney dated April 7, 1999 and filed as Exhibit 24.1 to the Registration Statement on Form SB-2 of Greater Atlantic Financial Corp. on April 13, 1999.


/s/ Carroll E. Amos                            President, Chief Executive               June 2, 1999
-------------------                            Officer and Director
Carroll E. Amos


                                TABLE OF CONTENTS

LIST OF EXHIBITS (FILED HEREWITH UNLESS OTHERWISE NOTED)

The exhibits filed as a part of this Registration Statement are as follows:

(a)      List of Exhibits (filed herewith unless otherwise noted)


 1.1     Engagement Letter between Greater Atlantic Financial Corp. and Legg Mason Wood Walker,
         Incorporated*

 1.2     Form of Underwriting Agreement*

 3.1     Certificate of Incorporation of Greater Atlantic Financial Corp. and amendment thereto*
 3.2     Bylaws of Greater Atlantic Financial Corp.*
 4.0     Specimen Stock Certificate of Greater Atlantic Financial Corp.*
 5.0     Opinion of Muldoon, Murphy & Faucette LLP re: legality

10.1     Employment Agreement with Carroll E. Amos*

10.2     Employment Agreement of T. Mark Stamm with Greater Atlantic Mortgage Corporation*
10.3     Greater Atlantic Financial Corp. Deferred Compensation Plan*
10.4     Greater Atlantic Financial Corp. 1997 Stock Option and Warrant Plan*
11.0     Statement re: Computation of Per Share Earnings*
21.0     Subsidiaries of Greater Atlantic Financial Corp.*
23.1     Consent of Muldoon, Murphy & Faucette LLP
23.2     Consent of BDO Seidman, LLP
23.3     Consent of Person Chosen to be Director
24.1     Powers of Attorney*
27.0     Financial Data Schedule*

* Previously Filed
